     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998
--------------------------------------------------------------------------------
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
   Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                            ------------------------
                                  HI/FN, INC.
             (Exact Name of Registrant as Specified in its Charter)

                  DELAWARE                                      33-0732700
  (State of Incorporation or Organization)         (I.R.S. Employer Identification No.)

                        2105 HAMILTON AVENUE, SUITE 230
                               SAN JOSE, CA 95125
         (Address, Including Zip Code, of Principal Executive Offices)

                                 (408) 558-8066
              (Registrant's Telephone Number, Including Area Code)

                            ------------------------

     Securities to be registered pursuant to Section 12(b) of the Act: None

       Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $.001 per share
                                (Title of Class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

ITEM
NO.                   ITEM CAPTION                           LOCATION IN INFORMATION STATEMENT
----                  ------------                           ---------------------------------
  1.  Business.....................................  "SUMMARY"; "THE DISTRIBUTION -- Background and
                                                     Reasons for the Distribution"; "MANAGEMENT'S
                                                     DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                     AND RESULTS OF OPERATIONS"; "THE COMPANY" and
                                                     "BUSINESS."
  2.  Financial Information........................  "SUMMARY"; "RISK FACTORS"; "SELECTED HISTORICAL
                                                     FINANCIAL DATA"; "MANAGEMENT'S DISCUSSION AND
                                                     ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                                     OPERATIONS" and "FINANCIAL STATEMENTS."
  3.  Properties...................................  "BUSINESS."
  4.  Security Ownership of Certain Beneficial
      Owners and Management........................  "MANAGEMENT" and "SECURITIES OWNERSHIP OF CERTAIN
                                                     BENEFICIAL OWNERS AND MANAGEMENT."
  5.  Directors and Executive Officers.............  "SUMMARY"; "RISK FACTORS" and "MANAGEMENT."
  6.  Executive Compensation.......................  "MANAGEMENT -- Executive Compensation."
  7.  Certain Relationships and Related
      Transactions.................................  "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."
  8.  Legal Proceedings............................  "BUSINESS -- Legal Proceedings."
  9.  Market Price of and Dividends on the
      Registrant's Common Equity and Related
      Stockholder Matters..........................  "SUMMARY"; "RISK FACTORS -- Dividend Policy" and
                                                     "THE DISTRIBUTION -- Quotation and Trading of
                                                     Company Common Stock; Dividend Policy."
 10.  Recent Sales of Unregistered Securities......  "THE COMPANY" and "CERTAIN RELATIONSHIPS AND
                                                     RELATED TRANSACTIONS."
 11.  Description of Registrant's Securities to be
      Registered...................................  "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK."
 12.  Indemnification of Directors and Officers....  "MANAGEMENT -- Indemnification Agreements" and
                                                     "HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS."
 13.  Financial Statements and Supplementary
      Data.........................................  "SUMMARY"; "SELECTED HISTORICAL FINANCIAL DATA";
                                                     "MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                     FINANCIAL CONDITION AND RESULTS OF OPERATIONS"
                                                     and "FINANCIAL STATEMENTS."

ITEM
NO.                   ITEM CAPTION                           LOCATION IN INFORMATION STATEMENT
----                  ------------                           ---------------------------------
 14.  Changes in and Disagreements with Accountants
      on Accounting and Financial Disclosure.......  None.
 15.  Financial Statements and Exhibits............
      (a) Financial Statements and Schedules
      (1) Financial Statements:                      "FINANCIAL STATEMENTS" and Schedule II.
      (b) Exhibits:

EXHIBIT
 NUMBER                           DESCRIPTION
-------                           -----------
 3.1(2)   Form of Third Amended and Restated Certificate of
          Incorporation of Hi/fn, Inc. (included as Annex I to the
          Information Statement).
 3.2(2)   Form of Amended and Restated Bylaws of Hi/fn, Inc. (included as Annex II to the Information Statement).
 4.1(2)   Form of Common Stock Certificate.
10.1(2)   Amended and Restated 1996 Equity Incentive Plan of Hi/fn,
          Inc. (included as Annex III to the Information Statement).
10.2(2)   Assignment, Assumption and License Agreement dated as of
          November 21, 1996 between Stac, Inc. and Hi/fn, Inc.
10.3(2)   Cross License Agreement dated as of November 21, 1996
          between Stac, Inc. and Hi/fn, Inc.
10.4(2)   Form of Distribution Agreement.
10.5(2)   [Form of Employee Benefits Allocation Agreement.]
10.6(2)   Form of Tax Sharing Agreement.
10.7(2)   Form of Transitional Services Agreement.
10.8(2)   Form of Indemnification Agreement.
10.9(2)   Agreement dated as of April 1, 1994 between International
          Business Machines Corporation and Stac Electronics (Program
          Patent License Agreement).
10.10(2)  Agreement dated as of April 1, 1994 between International
          Business Machines Corporation and Stac Electronics (Cross
          License Agreement).
10.11(2)  License Agreement dated as of June 20, 1994 between Stac
          Electronics and Microsoft Corporation.
10.12(2)  License Agreement dated as of February 16, 1996 between
          Microsoft Corporation and Stac, Inc.
10.13(2)  License Agreement dated as of December 15, 1995 between
          Motorola, Inc. and Stac, Inc.
10.14(2)  Agreement dated as of November 13, 1997 between 750
          University, LLC and Hi/fn, Inc.
27.1(1)   Financial Data Schedule.

---------------
(1) Filed herewith.

(2) To be filed by amendment.

                               [STAC LETTERHEAD]

                               November   , 1998

Dear Stockholder:

     The Board of Directors of Stac, Inc. ("Stac") has approved the distribution (the "Distribution") to holders of Stac common stock, through a special dividend, of all of the common stock of hi/fn, inc. ("Hi/fn") owned by Stac. Hi/fn was organized in August 1996 to own and operate the semiconductor business previously operated as a division of Stac. Stac transferred the semiconductor business (along with the associated technology, assets and liabilities) to Hi/fn on November 21, 1996.

     The Board of Directors of Stac believes that the Distribution is in the best interests of Stac stockholders. The completion of the Distribution will permit each of Hi/fn and Stac to concentrate on its core business. The Board of Directors of Stac believes that the Distribution also will allow financial markets to better understand and recognize the merits of the two businesses and enhance their abilities to raise equity capital. The common stock of Stac will continue to be listed on The Nasdaq Stock Market's Nasdaq National Market (the "Nasdaq National Market"). Hi/fn intends to apply to have the shares of Hi/fn common stock approved for quotation and trading on the Nasdaq National Market under the symbol "HIFN."

     If you are a holder of Stac common stock of record at the close of business on October 15, 1998, you will receive as a dividend one share of Hi/fn common stock for every [4.0029] shares of Stac common stock you hold. It is a condition for the completion of the Distribution that Stac obtain a ruling from the Internal Revenue Service or a favorable opinion from PricewaterhouseCoopers LLP that the Distribution will not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Internal Revenue Code of 1986, as amended, although the Stac Board of Directors may waive receipt of the ruling or opinion as a condition to consummation of the Distribution. The Distribution is scheduled to occur on or about November 19, 1998. We expect to mail the Hi/fn common stock certificates shortly thereafter. Stockholders of Stac on the record date must retain their Stac stock certificates which will continue to represent shares of Stac common stock.

     The enclosed Information Statement contains information about the Distribution and about Hi/fn. We urge you to read it carefully. Holders of Stac common stock are not required to take any action to participate in the Distribution. A stockholder vote is not required in connection with this matter and, accordingly, your proxy is not being sought.

     We are optimistic about the prospects for Stac and Hi/fn and appreciate your continued support.

                                          Sincerely,

                                          Gary W. Clow
                                          Chairman of the Board and Chief
                                          Executive Officer
                                          Stac, Inc.

                             INFORMATION STATEMENT

                                  HI/FN, INC.
                                  COMMON STOCK

     This Information Statement ("Information Statement") is being furnished in connection with the distribution (the "Distribution") to holders of common stock, par value $.001 per share ("Stac Common Stock"), of Stac, Inc., a Delaware corporation ("Stac"), of the shares of common stock, par value $.001 per share ("Company Common Stock"), of hi/fn, inc., a Delaware corporation ("Hi/fn" or the "Company"), that are currently outstanding and owned by Stac, pursuant to the terms of a Distribution Agreement to be entered into between Stac and Hi/fn (the "Distribution Agreement"). Hi/fn was organized in August 1996 to own and operate Stac's semiconductor business, which previously was operated as a division of Stac. Stac transferred the semiconductor business (along with the associated technology, assets and liabilities) to Hi/fn on November 21, 1996. See "RISK FACTORS"; "THE COMPANY" and "BUSINESS."

     The shares of Company Common Stock held by Stac immediately prior to the Distribution will be distributed to holders of record of Stac Common Stock as of the close of business on October 15, 1998 (the "Record Date"). As of the Record Date, there were issued and outstanding [482,906] shares of Company Common Stock, held by 21 stockholders of record including Stac, and 6,000,000 shares of the Company's Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), all of which were held by Stac. Immediately prior to the Distribution, Stac will convert all shares of Series A Preferred Stock into Company Common Stock, resulting in Stac's owning 6,000,100 shares of Company Common Stock. Stac will distribute approximately one share of Company Common Stock for every four shares of Stac Common Stock held by Stac stockholders on the Record Date (the "Distribution Ratio") and will not retain any shares of Company Common Stock following the Distribution. The Distribution Ratio is determined by dividing, as of the Record Date, the number of shares of Stac Common Stock outstanding by the number of shares of Company Common Stock (on an as-converted basis) held by Stac. As of the Record Date, [858,395] shares of Company Common Stock were issuable upon exercise of options granted under the 1996 Equity Incentive Plan of Hi/fn, Inc., as amended (the "1996 Plan").

     It is a condition for the completion of the Distribution that Stac obtain a ruling from the Internal Revenue Service ("IRS") or a favorable opinion from PricewaterhouseCoopers LLP that the Distribution will not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), although the Stac Board of Directors may waive receipt of the ruling or opinion as a condition to consummation of the Distribution. See "THE DISTRIBUTION -- Material Federal Income Tax Consequences of the Distribution." The date of the Distribution (the "Distribution Date") is scheduled to be on or about November 19, 1998. No consideration will be paid by holders of Stac Common Stock for shares of Company Common Stock. See "THE DISTRIBUTION -- Manner of Effecting the Distribution."

     There is no current trading market for the Company Common Stock, although a "when issued" market may develop prior to the Distribution Date. The Company intends to apply to have the shares of Company Common Stock approved for quotation and trading on The Nasdaq Stock Market's Nasdaq National Market (the "Nasdaq National Market") under the symbol "HIFN." See "THE
DISTRIBUTION -- Quotation and Trading of Company Common Stock; Dividend Policy."
                            ------------------------

 NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT. WE ARE NOT
                  ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
              ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.
                            ------------------------

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
                            ------------------------

     Stockholders of Stac with inquiries related to the Distribution should contact John R. Witzel, Vice President of Finance, Chief Financial Officer and Secretary, Stac, Inc., 12636 High Bluff Drive, 4th Floor, San Diego, California 92130, telephone: (619) 794-4300; or Stac's stock transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. American Stock Transfer also is acting as distribution agent for the Distribution.

          THE DATE OF THIS INFORMATION STATEMENT IS NOVEMBER   , 1998.

                             INFORMATION STATEMENT

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
AVAILABLE INFORMATION.......................................       2
SUMMARY.....................................................       3
RISK FACTORS................................................       9
THE DISTRIBUTION............................................      23
  Background and Reasons for the Distribution...............      23
  Fairness Opinion..........................................      24
  Distribution Agent........................................      26
  Manner of Effecting the Distribution......................      26
  Results of the Distribution...............................      27
  Material Federal Income Tax Consequences of the
     Distribution...........................................      27
  Quotation and Trading of Company Common Stock; Dividend
     Policy.................................................      28
  Conditions; Termination...................................      29
  Reasons for Furnishing the Information Statement..........      30
RELATIONSHIP BETWEEN HI/FN AND STAC AFTER THE
  DISTRIBUTION..............................................      31
REGULATORY APPROVALS........................................      32
SELECTED HISTORICAL FINANCIAL DATA..........................      33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................      34
THE COMPANY.................................................      40
BUSINESS....................................................      41
MANAGEMENT..................................................      54
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............      59
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      62
HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS...............      63
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK..................      64
FINANCIAL STATEMENTS........................................     F-1
GLOSSARY....................................................     G-1
ANNEX I -- THIRD AMENDED AND RESTATED CERTIFICATE OF
           INCORPORATION OF HI/FN...........................     I-1
ANNEX II -- AMENDED AND RESTATED BYLAWS OF HI/FN............    II-1
ANNEX III -- AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN
  OF HI/FN..................................................   III-1
ANNEX IV -- OPINION OF WARBURG DILLON READ LLC..............    IV-1

                             AVAILABLE INFORMATION

     Hi/fn has filed a Registration Statement on Form 10 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Company Common Stock. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement and such exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of this material also should be available through the Internet by using the SEC EDGAR Archive, the address of which is http://www.sec.gov.

     Following the Distribution, the Company will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. The Company also will be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.

     NO PERSON IS AUTHORIZED BY STAC OR THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Stac, Hi/fn, Replica and LZS are registered trademarks of Stac, Inc. or Hi/fn, inc. All other product names are trademarks of their respective owners.

                                    SUMMARY

     This Summary is qualified by the more detailed information and financial statements set forth elsewhere in this Information Statement. Capitalized terms used but not defined in this Summary are defined elsewhere in this Information Statement. Unless the context otherwise requires, references to the Company or Hi/fn prior to November 21, 1996 include the assets, liabilities and results of operations of Stac's semiconductor division and references in this Information Statement to Stac include its consolidated subsidiaries other than Hi/fn.

                                THE DISTRIBUTION

Distributing Company..........   Stac, Inc., a Delaware corporation ("Stac").

Distributed Company...........   hi/fn, inc., a Delaware corporation ("Hi/fn" or
                                 the "Company"). Hi/fn was organized in August
                                 1996 to own and operate Stac's semiconductor business, which previously was operated as a division of Stac. Stac transferred the semiconductor business (along with the associated technology, assets and liabilities) to the Company on November 21, 1996. See "RISK
                                 FACTORS"; "THE COMPANY" and "BUSINESS."

The Distribution and
Distribution Ratio............   As of the Record Date, there were issued and
                                 outstanding [482,906] shares of the Company's common stock, $.001 par value per share (the
                                 "Company Common Stock"), held by 21
                                 stockholders of record including Stac, and 6,000,000 shares of the Company's Series A
                                 Preferred Stock, $.001 par value per share, (the "Series A Preferred Stock"), all of which were held by Stac. Immediately prior to the Distribution, Stac will convert all shares of Series A Preferred Stock into Company Common
                                 Stock, resulting in Stac's owning 6,000,100 shares of Company Common Stock. Stac will distribute one share of Company Common Stock for every [4.0029] shares of Stac Common Stock held by Stac stockholders on the Record Date
                                 (the "Distribution Ratio"). Stac will not retain any shares of Company Common Stock following the Distribution.

Fractional Share Interests....   Fractional shares of Company Common Stock will
                                 not be distributed. Fractional shares of Company Common Stock will be aggregated and sold in the public market by the Distribution
                                 Agent and the aggregate net cash proceeds will be distributed ratably to those stockholders entitled to fractional interests. See "THE
                                 DISTRIBUTION -- Manner of Effecting the
                                 Distribution."

Shares to be Outstanding
Following the Distribution....   Based on [482,906] shares of Company Common
                                 Stock and 6,000,000 shares of Series A
                                 Preferred Stock outstanding on the Record Date, approximately [6,482,906] shares of Company
                                 Common Stock.

Record Date...................   October 15, 1998 (5:00 p.m. Eastern Standard
                                 Time).

Distribution Date.............   On or about November 19, 1998.

Mailing Date..................   Certificates representing the shares of Company
                                 Common Stock to be distributed pursuant to the Distribution will be delivered to the Distribution Agent on the Distribution Date.
                                 The Distribution Agent will mail certificates representing the shares of Company

                                 Common Stock to holders of Stac Common Stock as soon as practicable thereafter. Holders of Stac Common Stock should not send stock certificates to Stac, the Company or the Distribution Agent. See "THE DISTRIBUTION -- Manner of Effecting the Distribution."

Conditions to the
Distribution..................   The Distribution is conditioned upon, among
                                 other things, declaration of the special dividend by the Board of Directors of Stac (the
                                 "Stac Board") and receipt of a ruling from the Internal Revenue Service ("IRS") or a favorable opinion from PricewaterhouseCoopers LLP that the Distribution will not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Internal
                                 Revenue Code of 1986, as amended (the "Code").
                                 The Stac Board has reserved the right to waive any conditions to the Distribution or, even if the conditions to the Distribution are satisfied, to abandon, defer or modify the Distribution at any time prior to the Distribution Date. See "THE
                                 DISTRIBUTION -- Conditions; Termination."

Reasons for the
Distribution..................   The Distribution is designed to separate the
                                 semiconductor business of Hi/fn from the software business of Stac. The Distribution will result in the formation of two publicly traded companies, each of which will pursue an independent strategic path. The Stac Board believes the separation will offer both new entities the opportunity to pursue strategic objectives appropriate to different business objectives, offer each entity the financial flexibility to raise capital on a more cost-effective basis and create targeted incentives for each company's management and key employees.

Fairness Opinion..............   In connection with its approval of the
                                 Distribution, the Stac Board received an opinion from Warburg Dillon Read LLC ("WDR") to the effect that as of the date of the WDR opinion, and based on and subject to the assumptions, limitations and qualifications set forth therein, from a financial point of view, the Distribution is fair to the stockholders of Stac. See "THE DISTRIBUTION -- Fairness
                                 Opinion." The opinion of WDR is set forth in full in Annex IV hereto.

Business Strategy of the
Company.......................   See "BUSINESS -- Business Strategy."

Federal Income Tax
Consequences to Stac and Stac
  Stockholders................   Stac has requested a letter ruling from the IRS
                                 confirming that, among other things, the Distribution will not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Code
                                 (except to the extent of cash received in lieu of fractional shares). The Distribution is conditioned upon receipt of a ruling or a favorable opinion of PricewaterhouseCoopers LLP as to the tax-free treatment of the Distribution prior to the Distribution Date, although the Stac Board may waive receipt of the ruling or opinion as a condition to consummation of the Distribution. See "THE
                                 DISTRIBUTION -- Material Federal Income Tax
                                 Consequences of the Distribution."

Trading Market................   There is currently no public market for the
                                 Company Common Stock. The Company intends to apply to have the Company Common Stock approved for quotation and trading on the Nasdaq

                                 National Market under the symbol "HIFN." See
                                 "THE DISTRIBUTION -- Quotation and Trading of the Company Common Stock; Dividend Policy" and "RISK FACTORS -- Absence of Prior Trading Market for Company Common Stock; Potential Volatility."

Distribution Agent and
Transfer Agent and Registrar
  for the Company Common
  Stock.......................   American Stock Transfer & Trust Company.

Dividends.....................   The Company's dividend policy will be
                                 established by the Board of Directors of the Company (the "Company Board") from time to time based on the financial condition and results of operations of the Company and such other business considerations as the Company Board considers relevant. The Company presently intends to retain future earnings to finance the growth and development of its business;
                                 therefore, the Company does not currently anticipate paying any cash dividends. Any future determination relating to dividend policy will be made at the discretion of the Company Board. See "RISK FACTORS -- Dividend
                                 Policy" and "THE DISTRIBUTION -- Quotation and
                                 Trading of Company Common Stock; Dividend
                                 Policy."

Antitakeover Provisions.......   The Third Amended and Restated Certificate of
                                 Incorporation of the Company (the "Company
                                 Certificate") and the Amended and Restated
                                 Bylaws of the Company (the "Company Bylaws") to be adopted by the Company prior to the Distribution, as well as Delaware statutory law, contain provisions that may have the effect of discouraging an acquisition of control of the Company not approved by the Company Board. Such provisions include Article
                                 Fourth of the Company Certificate which
                                 authorizes the Company Board to issue shares of preferred stock of the Company ("Company
                                 Preferred Stock"), in one or more series, without further action by Company stockholders, and to establish the rights and preferences
                                 (including the convertibility of such shares of Company Preferred Stock into Company Common
                                 Stock) of any series of Company Preferred Stock so issued. These provisions have been designed to enable the Company to develop its business and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by the Company Board to be in the best interests of the Company and its stockholders. Such provisions also may have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Company Board. See "RISK
                                 FACTORS -- Effect of Antitakeover Provisions";
                                 "HI/FN CERTIFICATE OF INCORPORATION AND
                                 BYLAWS"; "DESCRIPTION OF THE COMPANY'S CAPITAL
                                 STOCK" and Annexes I and II.

Risk Factors..................   See "RISK FACTORS" for a discussion of factors
                                 that should be considered in connection with the Company Common Stock re-ceived in the Distribution. Such factors include: limited operating history as independent company, no assurance of future profitability; fluctuations in operating results; termination of subsidiary relationship with Stac; dependence upon development of the market for packet processors; risks associated with new and evolving markets; new product development and evolving industry standards, technological change; competition; dependence on growth in demand for network and storage equipment; absence of future funding commitments, need for future capital; customer concentration; product concentration; lengthy sales cycle; erosion of average selling prices;
                                 risks associated with independent manufacturers and sole-source supply; product complexity;
                                 order and shipment uncertainties; protection and enforcement of intellectual property;
                                 dependence on key personnel and hiring of additional personnel; management of growth;
                                 risks associated with expansion of
                                 international business activities; export restrictions on encryption algorithms; risks associated with potential acquisitions;
                                 cyclicality of semiconductor industry; year
                                 2000 compliance; tax risks of the Distribution;
                                 possible conflicts with Stac after the
                                 Distribution; control by executive officers and directors; absence of prior trading market for Company Common Stock, potential volatility;
                                 effect of antitakeover provisions; shares eligible for future sale; dividend policy;
                                 dilution; and potential adverse effects of the Distribution on Stac Common Stock.

Relationship with Stac after
the Distribution..............   Stac will have no stock ownership in the
                                 Company upon consummation of the Distribution.
                                 For purposes of governing the ongoing
                                 relationship between the Company and Stac after the Distribution and to provide for an orderly transition, the Company and Stac have entered into or will enter into certain agreements.
                                 Such agreements include: (i) the Distribution
                                 Agreement providing for, among other things, the Distribution and certain indemnification obligations of each company to the other; (ii) a Tax Sharing Agreement pursuant to which the Company and Stac will agree to allocate tax liabilities that relate to periods prior to the Distribution Date; and (iii) a Transitional
                                 Services Agreement pursuant to which Stac and Hi/fn will provide certain services to each other on a transitional basis. See
                                 "RELATIONSHIP BETWEEN HI/FN AND STAC AFTER THE
                                 DISTRIBUTION."

Policies and Procedures for
Addressing Conflicts..........   The Company and Stac intend to pursue separate
                                 and distinct business strategies to minimize potential conflicts of interest between the two companies. Nonetheless, the ongoing relationship between the Company and Stac may present conflict situations for certain directors. Certain persons will serve as directors of both the Company and Stac, and also will own (or have options or other rights to acquire) a significant number of shares of common stock in both companies. The Company and Stac will adopt appropriate policies and procedures on or prior to the Distribution Date to be followed by the Board of Directors of each company to address potential conflicts.
                                 Such procedures include requiring the persons serving as directors of both companies to abstain from voting as directors with respect to matters that present a significant conflict of interest between the companies. See "RISK FACTORS -- Possible
                                 Conflicts with Stac after the Distribution";
                                 "RELATIONSHIP BETWEEN HI/FN AND STAC AFTER THE
                                 DISTRIBUTION -- Policies and Procedures for
                                 Addressing Conflicts."

Interests of Certain Persons
in the Distribution...........   Based on their ownership of Stac Common Stock,
                                 Company Common Stock and options to acquire
                                 Company Common Stock as of the Record Date, the
                                 executive officers and directors of the Company
                                 will beneficially own an aggregate of
                                           shares, or approximately      %, of
                                 the outstanding Company Common Stock
                                 immediately following the Distribution. See
                                 "RISK FACTORS -- Control by Executive Officers and Directors" and "SECURITIES OWNERSHIP OF
                                 CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The summary financial data of the Company has been prepared from the audited financial statements of the Company as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997 and the unaudited financial statements as of June 30, 1998 and for the nine months ended June 30, 1997 and 1998 included herein. Financial information as of September 30, 1993 and 1994 and for each of the two years in the period ended September 30, 1994 has been prepared from unaudited financial statements not included herein. The financial information may not reflect the Company's future performance or the future financial position or results of operations of the Company, nor does it provide or reflect data as if the Company had actually operated as a separate, stand-alone entity during the periods covered. The summary financial data should be read in conjunction with the financial statements and related notes and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," included elsewhere in this Information Statement. In the opinion of the Company's and Stac's management, the unaudited financial statements as of September 30, 1993 and 1994, as of June 30, 1998, for the years ended September 30, 1993 and 1994 and for the nine months ended June 30, 1997 and 1998 contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial condition and results of operations for these periods.

                                                                                       NINE MONTHS
                                                                                          ENDED
                                                YEAR ENDED SEPTEMBER 30,                 JUNE 30,
                                      --------------------------------------------   ----------------
                                       1993     1994     1995     1996      1997      1997     1998
                                      ------   ------   ------   -------   -------   ------   -------
STATEMENT OF OPERATIONS DATA:
Revenues............................  $5,472   $5,666   $7,342   $12,894   $14,226   $8,991   $16,513
Cost of revenues....................   2,116    2,302    2,841     5,095     4,762    2,955     5,142
                                      ------   ------   ------   -------   -------   ------   -------
Gross margin........................   3,356    3,364    4,501     7,799     9,464    6,036    11,371
Operating expenses:
Research and development............   1,008      564      551     1,641     2,985    1,873     4,066
Sales and marketing.................   1,222      813    1,097     1,677     2,224    1,585     2,438
General and administrative..........     447      379      492       889     1,203      851     1,737
                                      ------   ------   ------   -------   -------   ------   -------
Operating income....................     679    1,608    2,361     3,592     3,052    1,727     3,130
Interest income.....................                                            16        7        14
                                      ------   ------   ------   -------   -------   ------   -------
Provision for income taxes..........     275      661      947     1,441     1,235      699     1,292
                                      ------   ------   ------   -------   -------   ------   -------
Net income..........................  $  404   $  947   $1,414   $ 2,151   $ 1,833   $1,035   $ 1,852
                                      ======   ======   ======   =======   =======   ======   =======
Net income per share, basic(1)......  $ 0.07   $ 0.16   $ 0.24   $  0.36   $  0.30   $ 0.17   $  0.29
Net income per share, diluted.......  $ 0.07   $ 0.16   $ 0.24   $  0.36   $  0.30   $ 0.17   $  0.27
Weighted average shares outstanding,
  basic.............................   6,000    6,000    6,000     6,000     6,100    6,075     6,282
Weighted average shares outstanding,
  diluted...........................   6,000    6,000    6,000     6,000     6,174    6,075     6,782
BALANCE SHEET DATA:
At September 30,
Cash................................  $   --   $   --   $   --   $    --   $   480            $    69
Total assets........................   1,172    1,583    2,254     2,611     5,898              8,773
Working capital (deficit)...........    (143)    (193)    (223)     (383)    3,520              4,770
Total stockholders' equity(2).......      --       --       --        --     4,622              6,682

---------------
(1) Since the Company's Series A Preferred Stock represents a primary equity security, it is included in the calculation of basic net income per share.

(2) The balance sheets prior to September 30, 1997 reflect Hi/fn's structure prior to its formation as a subsidiary. Periods subsequent to September 30, 1996 reflect the net assets contributed by Stac in establishing the Hi/fn subsidiary. The transfer was recorded at the historical net book value of the transferred assets and liabilities. In exchange for the net assets contributed to Hi/fn, Stac received 6,000,000 shares of Series A Preferred Stock and 100 shares of Company Common Stock.

                                  RISK FACTORS

     This Information Statement contains forward-looking statements within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Discussions containing such forward-looking statements may be found throughout this Information Statement, including without limitation in the materials set forth under "SUMMARY"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"; "THE COMPANY" and "BUSINESS." Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation the risk factors set forth below and the matters set forth in this Information Statement generally.

LIMITED OPERATING HISTORY AS INDEPENDENT COMPANY; NO ASSURANCE OF FUTURE PROFITABILITY

     On August 14, 1996, the Company was incorporated by Stac, which transferred the semiconductor business (along with the associated technology, assets and liabilities) to the Company on November 21, 1996 in exchange for 6,000,000 shares of the Series A Preferred Stock and 100 shares of Company Common Stock. The Company is a recently-formed entity with a limited operating history. There can be no assurance that the Company will not encounter financial, managerial or other difficulties as a result of its lack of operating history. In addition, due to the anticipated increases in the Company's operating expenses, the Company's operating results will be adversely affected if the Company's revenues and gross margins do not increase in tandem with its increased expenses. The Company's prospects must be considered in light of the risks, challenges and difficulties frequently encountered by companies in their early stage of development, particularly companies in rapidly evolving markets such as the networking and semiconductor industries. To address these risks, the Company must, among other things, successfully increase the scope of its operations, respond to competitive developments, continue to attract, retain and motivate qualified personnel and continue to commercialize products incorporating innovative technologies. There can be no assurance that the Company will be successful in addressing these risks and challenges.

FLUCTUATIONS IN OPERATING RESULTS

     Fluctuations in the Company's operating results have occurred in the past and are likely to occur in the future due to a variety of factors, any of which may have a material adverse effect on the Company's operating results. In particular, the Company's quarterly results of operations may vary significantly due to general business conditions in the network, storage and semiconductor industries, changes in demand for the network and storage equipment products of the Company's customers, the timing and amount of orders from the Company's customers, changes in customer mix, cancellations or delays of customer product orders, new product introductions by the Company or its competitors, cancellations, changes or delays of deliveries of products to the Company by its suppliers, increases in the costs of products from the Company's suppliers, fluctuations in product life cycles, price erosion, competition, changes in the mix of products sold by the Company, availability of semiconductor foundry capacity, variances in the timing and amount of nonrecurring engineering fees and operating expenses, seasonal fluctuations in demand, intellectual property disputes and general economic conditions. See "-- Customer Concentration." All of the above factors are difficult for the Company to forecast, and these and other factors could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has at times recognized a substantial portion of its revenues in the last month of a quarter. Since a large portion of the Company's operating expenses, including rent, salaries and capital lease expenses, is fixed and difficult to reduce or modify if the Company's revenue does not meet the Company's expectations, the adverse effect of any revenue shortfall will be magnified by the fixed nature of these operating expenses. In addition, the Company's lengthy sales cycle limits its ability to forecast accurately its future financial performance. As a result of all of the foregoing, there can be no assurance that the Company will be able to sustain profitability on a quarterly or an annual basis. Moreover, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indicative of future operating results. The Company's operating results in a future quarter or quarters are likely to fall below the expectations of public market analysts or investors. In such event, the price of the Company's Common Stock will likely be materially adversely affected.

TERMINATION OF SUBSIDIARY RELATIONSHIP WITH STAC

     As a subsidiary of Stac, the Company has been able to benefit from Stac's financial strength and extensive network of business relationships with companies. The Company has drawn on this resource in developing its own contacts and relationships. After completion of the Distribution, Hi/fn will be a stand-alone company and thus will no longer be able to benefit from Stac's relationships to the same extent that it could as a majority-owned subsidiary of Stac. Although Stac and the Company will enter into certain intercompany agreements in connection with the Distribution pursuant to which Stac will continue to provide certain services to the Company, such agreements will be of short duration (generally one year) and will require the Company to begin promptly to replace services currently being provided by Stac. There can be no assurance that the Company will be able to replace such services on terms at least as favorable as those negotiated with Stac or that the termination of Stac's relationship with the Company will not adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE UPON DEVELOPMENT OF THE MARKET FOR PACKET PROCESSORS

     The Company's future prospects are dependent upon the acceptance of packet processors as an alternative to the Application Specific Integrated Circuit ("ASIC") components, software and general purpose microprocessors traditionally utilized by network and storage equipment vendors. The Company's future prospects are also dependent upon acceptance by the Company's customers of third-party sourcing for packet processors as an alternative to in-house development of such technology. Many of the Company's current and potential customers have substantial technological capabilities and financial resources and currently develop internally the ASIC components and program the general purpose microprocessors utilized in their products. These customers may in the future continue to utilize internally-developed ASIC components and general purpose microprocessors or may determine to develop or acquire components, technologies or packet processors that are similar to, or that may be substituted for, the Company's products. The Company must anticipate market trends and the price, performance and functionality requirements of such network and storage equipment vendors and must successfully develop and manufacture products that meet these requirements. In addition, the Company must make products available to such customers on a timely basis and at competitive prices. If the Company's customers fail to accept packet processors as an alternative, if they develop or acquire the technology to develop such components internally rather than purchase the Company's products, or if the Company is otherwise unable to develop strong relationships with network and storage equipment vendors, the Company's business, financial condition and results of operations would be materially and adversely affected.

RISKS ASSOCIATED WITH NEW AND EVOLVING MARKETS

     The Company seeks to be a leading supplier of packet processors that implement the network security protocols necessary to support the deployment of Virtual Private Networks ("VPNs"). The market for networking products designed to support VPNs is still emerging, and there can be no assurance that it will continue to grow, or that even if the market grows, the Company's products that address this market will be successful. The Company's success in generating significant revenue in this evolving market will depend upon, among other things, its ability to demonstrate the benefits of its technology to potential distributors, original equipment manufacturers ("OEMs") and end users. The success of the Company's products designed to support VPNs will rely, to a large degree, on the increased use of the Internet by businesses as replacements for, or enhancements to, their private networks. There can be no assurance that businesses will develop sufficient confidence in the Internet to deploy products incorporating the Company's packet processors. The inability of the Company to penetrate the VPN market or the failure of the current VPN market to grow or new markets to develop and be receptive to the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations. The emergence of the VPN market for the Company's products will be affected by a number of factors beyond the Company's control. For example, the Company's products are designed to conform to certain standards-based network security protocols. There can be no assurance that these protocols will be widely adopted or that competing protocols will not emerge that will be preferred by the Company's customers.

NEW PRODUCT DEVELOPMENT AND EVOLVING INDUSTRY STANDARDS; TECHNOLOGICAL CHANGE

     The networking, storage and semiconductor industries are characterized by rapidly changing technology, frequent product introductions and evolving industry standards. Accordingly, the Company's future performance depends on a number of factors, including the Company's ability to: properly identify emerging target markets; identify emerging technological trends within such markets; develop and maintain competitive products; enhance its products by adding innovative features that differentiate its products from those of competitors; bring products to market on a timely basis at competitive prices and respond effectively to new technological changes or new product announcements by others. The Company's past success has been dependent in part upon its ability to develop products that have been selected for design into new products ("design wins") of leading equipment manufacturers. The development of the Company's packet processors, however, is highly complex, and from time to time the Company has experienced delays in completing the development and introduction of new products. No assurance can be given that the Company's design and introduction schedules for any additions and enhancements to its existing and future products will be met, that these products will achieve market acceptance, that the Company will be able to sell these products at average selling prices ("ASPs") that are favorable to the Company or that the Company will achieve future design wins.

     In evaluating new product decisions, the Company must anticipate well in advance future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, competitive product offerings and industry standards. For instance, in response to the emergence of VPNs as an alternative, cost-effective network architecture, the Company has made a substantial investment in products that support the IP Security protocol (the "IPSec protocol"). The IPSec protocol is a networking protocol developed by the Internet Engineering Task Force (the "IETF") that provides data integrity and confidentiality for data transmitted over the Internet. The failure of the IPSec protocol to become an industry standard, or the emergence or evolution of new industry standards, through either adoption by official standards committees or widespread use by network equipment vendors, could require the Company to redesign its products, resulting in delays in the introduction of such products.

     The Company must also continue to make significant investments in research and development in order to continue to enhance the performance and functionality of its products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for the Company to remain competitive are inherently complex and require long development cycles. Such innovations must be completed before developments in networking and storage technologies or standards render them obsolete and must be sufficiently compelling to induce network and storage equipment vendors to favor them over alternative technologies. The rapid development of new competing technologies and standards increases the risk that current or new competitors could develop products that would reduce the competitiveness of the Company's products. Moreover, the Company generally must incur substantial research and development costs before the technical feasibility and commercial viability of a product line can be ascertained. There can be no assurance that the introduction of future products or product enhancements will be timely, that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements, or that the Company will be able to secure the financial resources necessary to fund future development. Market acceptance of new technologies or the failure of the Company to develop and introduce new products or enhancements directed at new industry standards could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The networking and storage markets into which the Company sells its products are intensely competitive and are subject to frequent product introductions with improved price-performance characteristics, rapid technological change, unit price erosion and the continued emergence of new industry standards. The semiconductor industry is also intensely competitive and is characterized by rapid technological change, product obsolescence and unit price erosion. The Company's products compete with products from companies such as International Business Machines Corporation ("IBM"), VLSI Technology, Inc. ("VLSI"), Rainbow

Technologies, Inc. ("Rainbow"), Information Resource Engineering Inc. ("IRE") and Analog Devices, Inc. ("Analog Devices"). In 1994, Stac entered into two license agreements with IBM pursuant to which Stac granted IBM the right to implement, but not sublicense, the Company's patented compression technology in IBM hardware and software products. Stac also entered into a license agreement with Microsoft Corporation ("Microsoft") in 1994 pursuant to which Stac granted Microsoft the right to create software implementations of the Company's patented compression technology in Microsoft's software products. The Company also competes against software solutions that use general purpose microprocessors to run encryption algorithms and the Company's software compression libraries. The Company expects significant future competition from major domestic and international semiconductor suppliers. Several established electronics and semiconductor suppliers have recently entered or indicated an intent to enter the network equipment market. The Company also may face competition from suppliers of products based on new or emerging technologies. Furthermore, many of the Company's existing and potential customers internally develop ASICs, general purpose microprocessors and other devices which attempt to perform all or a portion of the functions performed by the Company's products.

     A key element of the Company's packet processor architecture is the encryption algorithms embedded in its semiconductor and software products. These products are subject to export control restrictions administered by the U.S. Department of Commerce, which permit the Company's network equipment customers to export products incorporating encryption technology only with the appropriate export license. As a result of these restrictions, foreign competitors facing less stringent controls on their encryption products could inhibit the sale of the Company's encryption/compression processors to network equipment customers in the global market.

     Many of the Company's current and prospective competitors offer broader product lines and have significantly greater financial, technical, manufacturing and marketing resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than the Company. In particular, companies such as Texas Instruments Incorporated ("Texas Instruments"), National Semiconductor Corporation ("National Semiconductor"), Lucent Technologies Inc. ("Lucent"), Intel Corporation ("Intel") and Motorola, Inc. ("Motorola") have proprietary semiconductor manufacturing ability, preferred vendor status with many of the Company's customers, extensive marketing power and name recognition, greater financial resources than the Company and other significant advantages over the Company. In addition, current and potential competitors may determine, for strategic reasons, to consolidate, to lower the prices of their products or to bundle their products with other products. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations.

     The Company believes that important competitive factors in its markets are performance, price, length of development cycle, design wins with major network and storage equipment vendors, support for new network and storage standards, features and functionality, adaptability of products to specific applications, support of product differentiation, reliability, technical service and support and protection of products by effective utilization of intellectual property laws. The failure of the Company to successfully develop and market products that compete successfully with those of other suppliers in the market would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company must compete for the services of qualified distributors and sales representatives. To the extent that the Company's competitors offer such distributors or sales representatives more favorable terms or a higher volume of business, such distributors or sales representatives may decline to carry, or discontinue carrying, the Company's products. The Company's business, financial condition and results of operations could be adversely affected by any failure to maintain and expand its distribution network. See "BUSINESS -- Competition."

DEPENDENCE ON GROWTH IN DEMAND FOR NETWORK AND STORAGE EQUIPMENT

     The Company's future success is in large measure dependent on continued growth in the market for network security equipment, in particular the markets for remote access concentrators, firewalls and server network interface cards which are manufactured and sold by the Company's customers. In addition, the Company's success also depends upon storage equipment vendors incorporating the Company's packet processors into tape back-up systems. The market for these products has in the past and may in the future fluctuate significantly based upon numerous factors, including the lack of industry standards, adoption of alternative technologies, capital spending levels and general economic conditions. There can be no assurance with respect to the rate or extent to which the networking or storage equipment markets will grow, if at all, nor can there be any assurance that the Company will not experience a decline in demand for its products. Any decrease in the growth of the network or storage equipment markets or decline in demand for the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

ABSENCE OF FUTURE FUNDING COMMITMENTS; NEED FOR FUTURE CAPITAL

     The success of the Company's business strategy is dependent upon being able to access equity capital markets and to obtain proceeds from borrowings on terms financially advantageous to the Company. Currently the Company has no external source of financing and the Company has not received any commitment with respect to any funds needed in the future. Following the Distribution, the Company intends to access equity capital markets and may seek other financing; nevertheless, there can be no assurance that it will be able to do so at all or in amounts or on terms acceptable to the Company. Failure to obtain additional capital on acceptable terms could result in the delay or abandonment of some or all of the Company's plans and could have a material adverse effect on the Company. In the absence of such additional capital, there can be no assurance that the Company will have sufficient working capital to finance future acquisitions, to pursue business opportunities and to ensure customer, supplier and employee credibility. Stac is not obligated to provide any additional funds to the Company or to assist it in obtaining additional financing.

CUSTOMER CONCENTRATION

     The Company's customer base is highly concentrated. A relatively small number of customers has accounted for a significant portion of the Company's revenues to date, and the Company expects that this trend will continue for the foreseeable future. The Company has been, and continues to be, substantially dependent upon sales to Quantum Corporation ("Quantum"). For example, in fiscal 1997, sales to Quantum accounted for 70% of the Company's revenues. Quantum is not under any binding obligation to order products from the Company, and a decline in sales to that customer would have a material adverse effect on the Company's business, financial condition and results of operations. In fiscal 1996, two customers, Quantum and Ascend Communications, Inc., accounted for 43% and 14% of the Company's revenues, respectively. In fiscal 1995, two customers, Quantum and Exabyte Corporation, accounted for 35% and 19% of the Company's revenues, respectively. For the nine months ended June 30, 1998, Quantum accounted for 64% of revenues. The Company expects that its most significant customers in future periods could be different from its largest customers in prior periods due to a variety of factors, including customers' deployment schedules and budget considerations. As a result, the Company expects to experience significant fluctuations in its results of operations on a quarterly and an annual basis. Because limited numbers of network and storage equipment vendors account for a majority of packet processor purchases in their respective markets, the Company's future success will depend upon its ability to establish and maintain relationships with these companies. Many of the Company's current and potential customers currently develop internally the ASIC components and program the general purpose microprocessors utilized in their products as an alternative to using the Company's packet processors. There can be no assurance that current customers will continue to purchase products from the Company as opposed to developing such products internally or that the Company will be able to obtain orders from new customers. The Company's future success will depend in significant part upon the decision of the Company's current and prospective customers to continue to purchase products from the Company. If orders from current customers are cancelled, decreased or delayed, or the Company fails to obtain significant orders from new customers, or any significant customer delays payment or fails to pay, the Company's business, financial condition and results of operations could be materially and adversely affected.

     The market for network equipment that would include the Company's packet processors, such as routers, remote access concentrators and firewalls, currently is dominated by a few large vendors, including Cisco Systems, Inc., Ascend Communications, Inc., 3Com Corporation and Bay Networks, Inc. The failure of such network equipment vendors to incorporate the Company's packet processors into their products could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT CONCENTRATION

     The Company derives substantially all of its revenue from sales of its compression processor products that, together, accounted for 87%, 88%, 89% and 75% of revenue in the nine months ended June 30, 1998 and fiscal 1997, 1996 and 1995, respectively. The Company expects that its compression processor products will continue to account for a significant portion of the Company's revenue for the foreseeable future. There can be no assurance that the Company will continue to derive revenue from its compression processor products, and a decline in revenue from such products would have a material adverse effect on the Company's business, financial condition and results of operation. Moreover, the Company believes that the emergence of VPNs provides a market opportunity for the Company's packet processor products. The Company intends to leverage its expertise in the compression processor market to provide network equipment products that include both compression and encryption capability. There can be no assurance that the Company will be successful in leveraging its core compression technologies to gain market share in the network security market. The Company's future financial performance will depend in significant part on the successful development, introduction and customer acceptance of new products. See "-- New Product Development and Evolving Industry Standards; Technological Change."

LENGTHY SALES CYCLE

     The Company sells its products to network and storage equipment vendors. The Company's sales cycle involves test and evaluation of its products by the potential customer, design of the customer's equipment to incorporate the Company's products and the customer's own sales cycle. The sales cycle for the test and evaluation of the Company's products can range from 3 to 6 months or more with an additional 9 to 18 months or more before a customer commences volume production of equipment which incorporates the Company's products. Because of such lengthy sales cycle, the Company may experience a delay between increasing expenses for research and development and sales and marketing efforts and the generation of higher revenues, if any, from such expenditures. In addition, the delays inherent in such lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans, which could result in the loss of anticipated sales by the Company. Achieving a design win with a network or storage equipment vendor provides no assurance that such network or storage equipment vendor will ultimately ship products incorporating the Company's packet processors. The Company's business, financial condition and results of operations could be materially adversely affected if customers curtail, reduce or delay orders during the Company's sales cycle or choose not to release products employing the Company's packet processors.

EROSION OF AVERAGE SELLING PRICES

     The networking, storage and semiconductor industries have experienced rapid erosion of ASPs due to a number of factors, including rapid technological change, price-performance enhancements and product obsolescence. The Company may experience substantial period-to-period fluctuations in future operating results due to ASP erosion. The Company anticipates that ASPs will decrease in the future in response to product introductions by competitors of the Company or other factors, including price pressures from significant customers. Therefore, the Company must continue to develop and introduce on a timely basis new products that incorporate features that can be sold at higher ASPs. Failure to achieve any or all of the foregoing could cause the Company's revenues and gross margins to decline, which would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH INDEPENDENT MANUFACTURERS AND SOLE-SOURCE SUPPLY

     The Company subcontracts all manufacturing, assembly and test of its packet processors. The Company's suppliers currently deliver fully assembled and tested products on a turnkey basis. The semiconductor industry is highly cyclical and, in the past, foundry capacity has been very limited at times and may become limited in the future. Currently, each of the Company's products is manufactured by only one supplier. The Company depends on its suppliers to deliver sufficient quantities of finished product to the Company in a timely manner. Since the Company places its orders on a purchase order basis and does not have a long-term volume purchase agreement with any of its existing suppliers, these suppliers may allocate, and in the past have allocated, capacity to the production of other products while reducing deliveries to the Company on short notice. The Company has recently experienced delays in obtaining an adequate supply of certain of its products from one supplier, as well as certain problems regarding the quality of the products delivered by that supplier, and as a result has begun obtaining such products from an alternative supplier. There can be no assurance that the Company will not have similar or more protracted problems in the future with existing or new suppliers. In addition, certain of the Company's suppliers are located in Asia. To date, the Company has not experienced any negative impact as a result of the financial and stock market dislocations that have occurred in the Asian financial markets. There can be no assurance, however, that present or future dislocations or other international business risks, such as currency exchange fluctuations or recessionary conditions, will not force the Company to seek new suppliers of its products. In the event of a loss of, or a decision by the Company to change, a key supplier or foundry, qualifying a new supplier or foundry and commencing volume production could involve delay and expense, resulting in lost revenues, reduced operating margins and possible detriment to customer relationships.

     The Company must place orders approximately 12 to 14 weeks in advance of expected delivery. As a result, the Company has only a limited ability to react to fluctuations in demand for its products, which could cause the Company to have an excess or a shortage of inventory of a particular product. Moreover, any failure of global semiconductor manufacturing capacity to increase in line with demand could cause foundries to allocate available capacity to larger customers or customers with long-term supply contracts. The inability of the Company to obtain adequate foundry capacity at acceptable prices, or any delay or interruption in supply, could reduce the Company's product revenues or increase the Company's cost of revenues and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company continuously evaluates the benefits, on a product-by-product basis, of migrating to a smaller semiconductor geometry process in order to reduce costs, and has commenced migration of certain products to smaller geometries. The Company believes that transitioning its products to increasingly smaller geometries will be important for the Company to remain competitive. No assurance can be given that future process migration will be achieved or achieved without difficulty.

     In the future, the Company may change its supply arrangements to assume more of the product manufacturing responsibilities. Such changes could include contracting for wafer manufacturing and subcontracting for assembly and test rather than purchasing finished product. The assumption of greater manufacturing responsibilities involves additional risks that include not only the risks discussed above, but also risks associated with variances in production yields, obtaining adequate test and assembly capacity at reasonable cost and other general risks associated with the manufacture of semiconductors. In addition, the Company also expects that it may enter into volume purchase agreements pursuant to which the Company must commit to minimum levels of purchases and which may require up-front investments. The inability of the Company to effectively assume greater manufacturing responsibilities or manage volume purchase arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. See
"BUSINESS -- Manufacturing."

PRODUCT COMPLEXITY

     Products as complex as those offered by the Company frequently contain errors, defects and bugs when first introduced or as new versions are released. The Company has in the past experienced such errors, defects and bugs. Delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such products, which could damage the Company's reputation and adversely affect the Company's ability to retain its existing customers and to attract new customers. Moreover, such errors, defects or bugs could cause problems, interruptions, delays or a cessation of sales to the Company's customers. Alleviating such problems may require significant expenditures of capital and resources by the Company. There can be no assurance that, despite testing by the Company, its suppliers or its customers, errors, defects or bugs will not be found in new products after commencement of commercial production, resulting in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from the Company's other development efforts, claims by the Company's customers or others against the Company, or the loss of credibility with the Company's current and prospective customers. Any such event would have a material adverse effect on the Company's business, financial condition and results of operations.

ORDER AND SHIPMENT UNCERTAINTIES

     The Company's sales generally are made pursuant to individual purchase orders that may be canceled or deferred by customers on short notice without significant penalty. Cancellation or deferral of product orders could result in the Company holding excess inventory, which could have a material adverse effect on the Company's profit margins and restrict its ability to fund its operations. The Company recognizes revenue upon shipment of products to the customer, net of an allowance for estimated returns. Should the Company encounter an unanticipated level of returns, this could have a material adverse effect on the Company's business, financial condition and results of operations.

PROTECTION AND ENFORCEMENT OF INTELLECTUAL PROPERTY

     The Company's future success and ability to compete are dependent, in part, upon its proprietary technology. The Company relies in part on patent, trade secret, trademark, maskwork and copyright law to protect its intellectual property. The Company owns 12 United States patents and 4 foreign patents. The Company also has 2 pending patent applications in Japan. The issued patents and patent applications primarily cover various aspects of the Company's compression technology and have expiration dates ranging from 2006 to 2013. There can be no assurance that any patents will issue pursuant to the Company's current or future patent applications or that the patents issued pursuant to such patent applications will not be invalidated, circumvented or challenged, nor can there be any assurance that infringement claims will not be made by third parties in the future. Moreover, there can be no assurance that such claims, if made, will not result in costly litigation or that the Company would prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms, if at all. Litigation, regardless of the outcome, is likely to result in substantial cost and diversion of resources to the Company. Any infringement claim or other litigation against or by the Company could materially adversely affect the Company's business, financial condition and results of operations.

     There can be no assurance that any patents issued to the Company will be adequate to safeguard and maintain the Company's proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying the Company's technology, designing around the patents owned by the Company or otherwise obtaining and using the Company's products, designs or other information. In addition, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology.

     Moreover, the Company claims copyright protection for certain proprietary software and documentation. The Company attempts to protect its trade secrets and other proprietary information through agreements with its customers, suppliers, employees and consultants, and through other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful. Furthermore, the laws of certain countries in which the Company's products are or may be manufactured or sold may not protect the Company's products and intellectual property. See "BUSINESS -- Protection and Enforcement of Intellectual Property."

DEPENDENCE ON KEY PERSONNEL AND HIRING OF ADDITIONAL PERSONNEL

     The Company's success depends to a significant degree upon the continued contributions of its key management and other personnel, many of whom would be difficult to replace. The Company does not have employment contracts with any of its key personnel and does not maintain any key man life insurance on any of its personnel. In addition, the Company believes that its success depends to a significant extent on the ability of its directors and officers to operate effectively, both individually and as a group. Several members of the Company's management team have joined the Company in the last 12 months. The Company currently is conducting a search for a new Chief Executive Officer, and expects one to take office prior to the Distribution. The Company may experience difficulty in integrating members of its management team, and there can be no assurance that the new executives will succeed in their roles in a timely and efficient manner. The Company also must attract and retain highly skilled managerial and other personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of any key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, companies in technology industries whose employees accept positions with competitive companies have in the past claimed that their competitors have engaged in unfair hiring practices. There can be no assurance that the Company will not receive such claims in the future as it seeks to hire qualified personnel or that such claims will not result in material litigation involving the Company. The Company could incur substantial costs in defending itself against any such claims, regardless of their merits.

MANAGEMENT OF GROWTH

     The Company has experienced a period of rapid growth and expansion which has placed, and continues to place, a significant strain on its resources. To accommodate this growth, the Company will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of the accounting and other internal management systems currently provided by Stac, all of which may require substantial management effort. There can be no assurance that such efforts can be accomplished successfully. In addition, this growth as well as the Company's product development activities have necessitated an increase in the number of the Company's employees, resulting in increased responsibilities for the Company's management. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations. Any failure to improve the Company's operational, financial and management information systems, or to hire, train, motivate or manage its employees could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH EXPANSION OF INTERNATIONAL BUSINESS ACTIVITIES

     Substantially all of the Company's sales to date have been to customers located in the United States, including sales to U.S.-based affiliates of non-U.S. network equipment vendors. If the Company's international sales increase, the Company will be subject to additional risks inherent in international operations. All of the Company's international sales to date are U.S. dollar-denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products less competitive in international markets. In addition, the Company procures a portion of its manufacturing, assembly and test services from suppliers located outside the United States. International business activities may be limited or disrupted by the imposition of governmental controls, export license requirements, restrictions on the export of encryption technology, currency exchange fluctuations, political instability, financial and stock market dislocations, trade restrictions and changes in tariffs. Demand for the Company's products also could be adversely affected by seasonality of international sales and economic conditions in the Company's primary overseas markets. These international factors could have a material adverse effect on future sales of the Company's products to international customers and, consequently, on the Company's business, financial condition and results of operations.

EXPORT RESTRICTIONS ON ENCRYPTION ALGORITHMS

     A key element of the Company's packet processor architecture is the encryption algorithms embedded in its semiconductor and software products. These products are subject to export control restrictions administered by the U.S. Department of Commerce, which permit the Company's network equipment customers to export products incorporating encryption technology only with the appropriate export license. In addition, these U.S. export laws prohibit the export of encryption products to a number of countries deemed hostile by the U.S. government. U.S. export regulations regarding the export of encryption technology require either a transactional export license or the granting of Department of Commerce Commodity jurisdiction. As a result of these restrictions, foreign competitors facing less stringent controls on their products may be able to compete more effectively than the Company's network equipment customers in the global market. There can be no assurance that the U.S. government will approve any pending or future export license requests. Further, there can be no assurance that the list of products and countries for which export approval is required, or the regulatory policies with respect thereto, will not be revised from time to time, or that laws limiting the domestic use of encryption will not be enacted. Failure of the Company's network equipment customers to obtain the required licenses or the costs of compliance could inhibit the sale of the Company's packet processors.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

     As part of its business strategy, the Company has in the past and expects to continue to review acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities, or that may otherwise offer growth opportunities. While the Company has no current agreements or negotiations underway with respect to any such acquisitions, the Company may make acquisitions of businesses, products or technologies in the future. Future acquisitions by the Company, which may be effected without stockholder approval, could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's operating results and/or the price of the Company Common Stock. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

CYCLICALITY OF SEMICONDUCTOR INDUSTRY

     The semiconductor industry has historically been characterized by significant downturns and wide fluctuations in supply and demand. From time to time, the industry has also experienced significant fluctuations in anticipation of changes in general economic conditions. This cyclicality has been characterized by significant variances in product demand, production capacity and accelerated erosion of unit ASPs. Industry-wide fluctuations in the future could have a material adverse effect on the Company's business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll modules), customer services, networks and telecommunications equipment and end products. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, both domestic and international, for accurate exchange of data. Even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected by disruptions in the operation of the enterprises with which the Company interacts or year 2000 disruptions that affect the Company's customers. Despite the Company's efforts to address the year 2000 impact on its internal systems and business operations, there can be no assurance that such impact will not result in a material disruption of its business or have a material adverse effect on the Company's business, financial condition and results of operations.

TAX RISKS OF THE DISTRIBUTION

     The declaration of the Distribution dividend by the Stac Board is conditioned upon, among other things, the receipt of a ruling from the IRS or a favorable opinion from PricewaterhouseCoopers LLP as to the tax-free nature of the Distribution, although the Stac Board may waive receipt of the ruling or the opinion as a condition to consummation of the Distribution. See "THE DISTRIBUTION -- Material Federal Income Tax Consequences of the Distribution" and "-- Conditions; Termination." While a ruling has been requested, the IRS has not yet issued a ruling and there can be no assurance that the IRS will issue a ruling prior to the Distribution or at all.

     A tax ruling, while generally binding upon the IRS, is subject to certain factual representations and assumptions. A tax opinion, in addition to being subject to the accuracy of the same representations and assumptions as a tax ruling, is not binding on the IRS and merely reflects the best judgment of the author. If such factual representations and assumptions were incorrect in a material respect, the rights of taxpayers to rely on a tax ruling or Stac's ability to rely on the tax opinion would be jeopardized. Stac is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue.

     If the Distribution were not to constitute a tax-free spin-off, then Stac would be treated as recognizing a taxable gain equal to the difference between
(i) the fair market value of the distributed Company Common Stock on the Distribution Date and (ii) Stac's adjusted basis of such Company Common Stock. In addition, under the consolidated tax return rules of the Code, each member of Stac's consolidated group (including Hi/fn) would be severally liable for such tax liability. This resulting tax liability would have a material adverse effect on the cash flows, business, financial condition and results of operations of Stac and possibly Hi/fn.

     Furthermore, if the Distribution were not to qualify under Section 355 of the Code, each stockholder of Stac who receives shares of Company Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of Company Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Stac's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in such holder's shares of Stac Common Stock to the extent that the amount received exceeds such stockholder's share of earnings and profits and (iii) a gain from the deemed sale or exchange of such shares of Stac Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such shares of Stac Common Stock. See "THE
DISTRIBUTION -- Material Federal Income Tax Aspects of the Distribution."

POSSIBLE CONFLICTS WITH STAC AFTER THE DISTRIBUTION

     Conflicts of interest may arise between Stac and Hi/fn in a number of areas relating to their past and ongoing relationships, including potential competitive business activities, tax and employee benefit matters, indemnity arrangements and the existence of certain dual management capacities of directors who continue to serve both companies. See "RELATIONSHIP BETWEEN STAC AND HI/FN AFTER THE DISTRIBUTION -- Policies and Procedures for Addressing Conflicts." Currently, two individuals are members of the Board of Directors of both Stac and Hi/fn. Directors of Stac who are also directors of Hi/fn may have conflicts of interest with respect to matters potentially or actually involving or affecting Stac and Hi/fn. There can be no assurance that conflicts will be resolved without detriment to the interests of one company or the other. Further, although neither Stac nor Hi/fn presently intends to engage in the businesses presently conducted by the other, neither company is contractually obligated not to do so, except for the provision in the Cross License Agreement between Stac and Hi/fn prohibiting Stac from creating any hardware implementa-tions of the technology subject to the license or selling the software subject to the license as a stand-alone product for a period of ten years from the date of the Cross License Agreement. See "RELATIONSHIP BETWEEN STAC AND HI/FN AFTER THE DISTRIBUTION -- Policies and Procedures for Addressing Conflicts."

CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS

     Based solely on their ownership of Stac Common Stock, Company Common Stock and options to acquire Company Common Stock as of the Record Date, the executive officers and directors of the Company will beneficially own an aggregate of
          shares, or approximately      %, of the outstanding Company Common
Stock immediately following the Distribution. See "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Such persons will have substantial influence over the Company and on the outcome of matters submitted to the Company's stockholders for approval. In addition, such ownership could discourage acquisition of Company Common Stock by potential investors, and could have an antitakeover effect, possibly depressing the trading price of the Company Common Stock.

ABSENCE OF PRIOR TRADING MARKET FOR COMPANY COMMON STOCK; POTENTIAL VOLATILITY

     There is no existing market for the Company Common Stock. Although the Company has applied for quotation and trading of the Company Common Stock on the Nasdaq National Market, no assurance can be given that an active trading market for the Company Common Stock will develop following the Distribution or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate his investment in the Company. Prices at which the Company Common Stock may trade cannot be predicted. Nothing herein should be construed to suggest that the trading price of Stac Common Stock at any point in time may be used as a substitute for the trading price of Company Common Stock. The prices at which the Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the success of the Company's business, the depth and liquidity of the market for the Company Common Stock, investor perception of the Company and its assets, the Company's dividend policy, and general economic and market conditions. The depth and liquidity of the market for the Company Common Stock may be affected by the aggregate beneficial ownership by executive officers and directors of the Company of approximately
     % of the Company Common Stock immediately following the Distribution. See "-- Control by Executive Officers and Directors." The prices at which the Company Common Stock trades also may be affected by certain provisions of the Company Certificate and the Company Bylaws, as each will be in effect following the Distribution, which may have an antitakeover effect. See "-- Effect of Antitakeover Provisions."

     In addition, in recent years the stock market in general, and the market for shares of high technology, networking, storage and semiconductor companies in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. The trading price of the Company Common Stock is expected to be subject to extreme fluctuations in response to both business-related issues, such as quarterly variations in operating results, announcements of new products by the Company or its competitors, the gain or loss of significant network or storage equipment vendor customers, and stock market-related influences, such as changes in analysts' estimates, the presence or absence of short-selling of the Company Common Stock and events affecting other companies that the market deems to be comparable to the Company. Moreover, technology stocks have from time to time experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company Common Stock. Moreover, the trading prices of many high technology, networking, storage and semiconductor stocks are at or near their historical highs and reflect price/earnings ratios substantially above historical norms.

EFFECT OF ANTITAKEOVER PROVISIONS

     Certain provisions of the Company Certificate and Company Bylaws, as each will be in effect following the Distribution, and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Company Common Stock. Such provisions may also inhibit increases in the market price of the Company Common Stock that could result from takeover attempts. The Company Certificate authorizes 10,000,000 shares of undesignated Company Preferred Stock. The Company Board, without further stockholder approval, may issue this Company Preferred Stock with such terms as the Board of Directors may determine, which could have the effect of delaying or preventing a change in control of the Company. The issuance of Company Preferred Stock could also adversely affect the voting power of the holders of Company Common Stock, including the loss of voting control to others. Such Company Preferred Stock could be utilized to implement, without stockholder approval, a stockholders' rights plan that could be triggered by certain change in control transactions, which could delay or prevent a change in control of the Company or could impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. The Company has no current plans to issue shares of Company Preferred Stock. The Company Bylaws and indemnification agreements provide that the Company will indemnify officers and directors against losses that they may incur in legal proceedings resulting from their service to the Company. In addition, the Company's charter documents provide for a classified Board of Directors and eliminate the right of stockholders to call special meetings of stockholders and to take action by written consent. Moreover, Section 203 of the Delaware General Corporation Law restricts certain business combinations with "interested stockholders" as defined by that statute. The provisions of the Company Certificate and of Delaware law are intended to encourage potential acquirors to negotiate with the Company and allow the Board the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, such provisions may also have the effect of discouraging acquisition proposals or delaying or preventing a change in control of the Company, which in turn may have an adverse effect on the market price of the Company Common Stock. See "HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS."

SHARES ELIGIBLE FOR FUTURE SALE

     The approximately 6,000,100 shares of Company Common Stock distributed to Stac stockholders in the Distribution will be freely transferable, except for the shares distributed to persons who may be deemed to be "affiliates" of the Company under the Securities Act. Such affiliates will be permitted to sell their shares of Company Common Stock pursuant to Rule 144 under the Securities Act immediately following the Distribution, subject to certain volume limitations, manner of sale limitations, notice requirements and the availability of current public information about the Company. In addition, immediately following the Distribution, options to purchase 858,395 shares of Company Common Stock will be outstanding under the 1996 Plan. See
"MANAGEMENT -- Hi/fn Equity Plan." The Company intends to file a Registration Statement on Form S-8 with respect to such shares following the Distribution. Consequently, shares issued pursuant to the exercise of options granted under the 1996 Plan will be freely transferable without restriction, subject, in the case of sales by affiliates, to compliance with Rule 144.

     The Company is unable to estimate the number of shares that may be sold in the future by its stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Company Common Stock prevailing from time to time. Sales of substantial amounts of Company Common Stock, or the prospect of such sales, could adversely affect the market price of the Company Common Stock.

DIVIDEND POLICY

     The future payment of dividends by the Company will depend on decisions that will be made by the Company Board from time to time based on the results of operations and financial condition of the Company and such other business considerations as the Company Board considers relevant. The Company presently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future. See "THE DISTRIBUTION -- Quotation and Trading of Company Common Stock; Dividend Policy."

DILUTION

     Following the Distribution, the Company intends to access the capital markets and may seek other financing through the issuance and sale of equity securities See "-- Absence of Future Funding Commitments; Need for Further Capital." Moreover, the Company has authorized options to purchase 1,949,900 shares of Company Common Stock under the 1996 Plan, 482,806 of which have been issued to date upon exercise of options and 858,395 of which were subject to options outstanding on the Record Date. Any such issuances, including the exercise of any outstanding options, may significantly dilute the interests of the existing holders of Company securities, including the Company Common Stock.

POTENTIAL ADVERSE EFFECTS OF DISTRIBUTION ON STAC COMMON STOCK

     After the Distribution, the Stac Common Stock will continue to be traded on the Nasdaq National Market. As a result of the Distribution, the trading price of Stac Common Stock is expected to be lower than the trading price of Stac Common Stock prior to the Distribution to reflect the value of the Company Common Stock distributed to holders of Stac Common Stock as of the record date. The combined trading prices of Stac Common Stock and Company Common Stock after the Distribution may be less than, equal to or greater than the trading prices of Stac Common Stock prior to the Distribution. In addition, until the market has fully analyzed the operations of Stac without the Company's assets, the price at which the Stac Common Stock trades may fluctuate significantly.

                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

     The Distribution is designed to separate the semiconductor business of Hi/fn from the software business of Stac. The Distribution will result in the formation of two publicly traded companies, each of which will pursue an independent strategic path. The Stac Board believes the separation will offer both new entities the opportunity to pursue strategic objectives appropriate to different business objectives, offer each entity the financial flexibility to raise capital on a more cost-effective basis and create targeted incentives for each company's management and key employees. The Stac Board considered the following in making its decision to approve the Distribution:

  Business and Market Rationale

     The Distribution will enable two companies with distinct strategic, financial and operating goals to adopt strategies and pursue objectives appropriate to their respective core businesses. The Distribution will allow each entity to pursue its corporate objectives independent of the operations and policies of the other. Following the Distribution, Stac will continue to focus on its software business. The Company, in turn, will focus on its semiconductor business.

  Access to Equity Capital

     The Company intends to engage in a public offering of Company Common Stock as soon as possible following the Distribution, assuming business and market conditions support such an offering. Stac also may elect to raise additional capital after the Distribution. The Stac Board believes that, as independent publicly traded entities, Stac and the Company will each have greater flexibility in their ability to raise equity capital and will be able to more efficiently pursue their respective capital raising strategies in both the private and public markets.

     In the near term, the Company will have substantial cash needs for (i) working capital, (ii) funding the continued expansion of its business and (iii) maintaining sufficient cash reserves to ensure customer, supplier and employee credibility. In order to compete with its larger, direct competitors, the Company will need to raise additional capital to fund its growing inventory and accounts receivable balances, fund increased technology research and development, fund technology acquisitions and fund an increased marketing and sales infrastructure. Stac's existing cash is not available to the Company, except for limited debt or equity financing prior to the Distribution. Stac intends to utilize its cash to fund its continued development, marketing and sales efforts with respect to its Replica product line. Further, Stac anticipates that with increasing advances in technology, it will need to fund acquisitions of technology to be able to successfully compete in the marketplace.

     The Stac Board believes that the Company's ability to raise capital will be enhanced to the extent that the investment community can evaluate the Company on a stand-alone basis. Market analysts are increasingly focusing their coverage on specific types of businesses, such as semiconductor or software. As a result of this tendency for analysts to specialize, there are few analysts that have the industry expertise to value both the semiconductor and software components of Stac and the Company as a combined entity. Accordingly, representative analyst coverage for Stac has been extremely low compared to other software and semiconductor companies. The Stac Board believes this lack of sufficient and reliable analyst coverage significantly impairs Stac's and the Company's abilities to raise capital efficiently and effectively.

  Management Focus and Employee Incentives

     The Distribution will enable both companies to focus on their respective businesses. Stac's software business and the Company's semiconductor business are sufficiently distinct in terms of technology, stage of product development and commercialization, market focus and other factors such that it is more advantageous for both to operate and be managed as separate entities. The Distribution is expected to allow management and employees of each company to focus on their respective paths of innovation in product development and marketing, thereby enhancing the ability of each to optimize productivity and growth. In addition, the Distribution is intended to allow each company to provide both management and employees with targeted equity compensation arrangements thereby optimizing the economic incentives each entity will be able to provide its employees.

  Attraction and Retention of Key Employees

     The Company competes for talented managers and skilled employees in California's Silicon Valley against other large, established semiconductor companies and against venture capital-funded technology start-ups that traditionally provide significant stock options to key employees. Given this competition, the Stac Board believes it is critical to provide a structure that will be attractive to employees and provide them with opportunities similar to those offered to them by other companies in Silicon Valley. The Stac Board believes that to attract talented and skilled employees, a company must provide equity-based compensation in a stand-alone entity to provide opportunities for employees and management to maximize the value of their equity interests through their actions.

     To date, Stac has attempted to achieve such goals with limited success. As an interim solution, Stac created the Company as a separate legal entity and established the 1996 Plan. This approach established a direct link between employee compensation and the semiconductor division's operations. However, the Company's status as a subsidiary of Stac has limited the flexibility and perceived independence of the Company's management to operate the Company and its ability to maximize the value of the Company's equity. In addition, the absence of a market for the Company's shares limits liquidity for option holders. Without registered shares and a ready market, Company employees face the prospect of having to pay substantial withholding tax upon exercise of options without a ready means of obtaining cash to pay such tax.

     The Stac Board believes that for Stac and the Company to succeed in two highly competitive and rapidly changing areas, they must be able to hire and retain experts in the software and semiconductor fields. In order to do this, they must be able to offer those employees the types of positions and compensation incentives that stand-alone public companies can offer candidates. Specifically, Stac and the Company must be able to offer compensation that (i) is linked directly to the separate performance of the software and semiconductor businesses, (ii) provides maximum liquidity to the employees and (iii) provides operational freedom and incentive to grow the two businesses independently.

FAIRNESS OPINION

     Warburg Dillon Read LLC ("WDR") has served as financial advisor to Stac in connection with the Distribution and delivered a written opinion (the "WDR Opinion") to the Stac Board dated July 17, 1998, to the effect that, as of the date of the WDR Opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, from a financial point of view, the Distribution is fair to the stockholders of Stac.

     THE FULL TEXT OF THE WDR OPINION IS ATTACHED AS ANNEX IV TO THIS INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. REFERENCE SHOULD BE MADE TO THE WDR OPINION FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND OTHER MATTERS CONSIDERED BY WDR. THE SUMMARY OF THE WDR OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WDR OPINION.

     No limitations were imposed by Stac on the scope of WDR's investigation or the procedures to be followed by WDR in rendering its opinion. In arriving at its opinion, WDR did not ascribe a specific range of values to Stac, but rather made its determination as to the fairness of the Distribution to the Stac stockholders, from a financial point of view, on the basis of the financial and comparative analyses described below. The WDR Opinion is for the use and benefit of the Stac Board and was rendered to the Stac Board in connection with its consideration of the Distribution. WDR was not requested to opine as to, and its opinion does not address, Stac's underlying business decision to proceed with or effect the Distribution.

     In arriving at its opinion, WDR reviewed and analyzed: (i) the terms of the Distribution, (ii) Stac's annual report on Form 10-K for the year ended September 30, 1997 and such other publicly available information concerning Stac that WDR believed to be relevant to its analysis, (iii) financial and operating information with respect to the business, operations and prospects of Stac and the Company, furnished to WDR by Stac and the Company, (iv) a trading history of Stac Common Stock and a comparison of that trading history with those of other companies that WDR deemed relevant, (v) a comparison of the historical financial results and present financial condition of Stac with those of other companies that WDR deemed relevant and (vi) a comparison of the historical financial results and present financial condition of the Company with those of other companies that WDR deemed relevant. In addition, WDR had discussions with the management of both Stac and the Company concerning the businesses, operations, assets, financial conditions and prospects of Stac and the Company (including on a pro forma basis) and undertook such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, WDR assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of Stac that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Stac and the Company following the Distribution, upon advice of Stac, WDR assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Stac and the Company as to the future financial performance of Stac and the Company and that Stac and the Company will perform substantially in accordance with such projections. In arriving at its opinion, WDR did not make or obtain any evaluations or appraisals of the assets or liabilities of Stac or the Company. WDR has assumed that the Distribution will be a tax-free transaction to the stockholders of Stac. The WDR Opinion necessarily is based upon forecast financial information provided by Stac and the Company to WDR as well as market, economic and other conditions as they exist on, and can be evaluated as of, the date of the WDR Opinion.

     The process by which securities trading markets establish a market price for any security is complex, involving the interaction of numerous factors, and market prices will fluctuate with changes of, among other factors, the financial condition, business and prospects of the issuer and comparable companies and economic and financial market conditions. In addition, trading in shares of the Company Common Stock will likely be characterized by a period of redistribution among stockholders of Stac who receive such shares in the Distribution, which may temporarily depress the market price of such shares during such period. Accordingly, WDR expresses no opinion as to the prices at which shares of Stac Common Stock or Company Common Stock actually will trade following the consummation of the Distribution. The WDR Opinion should not be viewed as providing any assurances that the combined market value of the shares of Stac Common Stock after consummation of the Distribution and the shares of Company Common Stock to be received by a stockholder of Stac pursuant to the Distribution will be in excess of the market value of the shares of Stac Common Stock owned by such stockholder at any time prior to announcement of consummation of the Distribution.

     The following is a summary of certain financial and comparative analyses performed by WDR and presented to the Stac Board.

     WDR compiled financial and stock market statistics for a number of comparable software and semiconductor companies for both Stac and the Company. For Stac, these companies were divided into: (i) back-up and disaster recovery software companies, such as Veritas Software Corporation, Legato Systems, Inc. and Computer Associates International, Inc. and (ii) remote control software companies, such as Symantec Corporation. No single company or group of companies is directly comparable to Stac's business. Based on publicly available information and various assumptions and estimates as published by securities analysts, WDR calculated various arithmetic and statistical comparisons, including market values and price to earnings ratios.

     A separate comparable company analysis was developed for the Company. These comparable companies consisted of semiconductor companies that supply integrated circuits and other related products, but not necessarily products that compete with those of the Company, to the networking equipment industry. These companies included MMC Networks, Inc., Level One Communications, Inc., Broadcom Corporation, Galileo Technology Ltd., VLSI, Altera Corporation and Xilinx Corporation. Based on publicly available information and various assumptions and estimates as published by securities analysts, WDR calculated various arithmetic and statistical comparisons, including market values and a comparison of technology platforms.

     WDR also analyzed Stac's historical stock price performance on an absolute basis and compared to its comparable companies. The analysis indicated that the market price of Stac Common Stock has underperformed the equally weighted index of the common stocks of the comparable companies relative to most of the ratios and comparisons analyzed.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, WDR did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, WDR believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, WDR made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Stac or the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     WDR is an internationally recognized investment banking and financial advisory firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Stac Board selected WDR because of its expertise, reputation and familiarity with Stac in particular and the software and semiconductor industries in general and because its investment banking professionals have substantial experience in transactions similar to the Distribution.

     As compensation for its services in connection with the Distribution, WDR has a signed engagement letter from Stac which includes a fee of $750,000 payable upon the consummation of the Distribution. In addition, Stac has agreed to reimburse WDR for its reasonable expenses incurred in connection with its engagement and to indemnify WDR and certain related persons for certain liabilities that may arise out of its engagement by Stac and the rendering of the WDR Opinion.

     In the ordinary course of its business, WDR may actively trade in the equity securities of Stac for its own account and for the accounts of WDR's customers and, accordingly, may at any time hold a long or short position in such securities.

DISTRIBUTION AGENT

     The Distribution Agent is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

MANNER OF EFFECTING THE DISTRIBUTION

     The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement that will be executed on or prior to the Distribution Date between Stac and the Company.

     As of the Record Date, the Company had [471,007] shares of Company Common Stock outstanding, held by 21 stockholders of record including Stac. The Company also had 6,000,000 shares of Series A Preferred Stock outstanding, all of which were held by Stac. Immediately prior to the Distribution, Stac will convert all shares of Series A Preferred Stock into Company Common Stock, resulting in Stac's owning 6,000,100 shares of Company Common Stock. All of such shares will be distributed to Stac stockholders. Stac will distribute one share of Company Common Stock for every [4.0029] shares of Stac Common Stock held by Stac stockholders on the Record Date (the "Distribution Ratio"). Stac will effect the Distribution on the Distribution Date by delivering all of the outstanding shares of Company Common Stock held by Stac to the Distribution Agent on behalf of, and for distribution to, the holders of record of Stac Common Stock as of the close of business on the Record Date. The shares of Company Common Stock will be fully paid and nonassessable, and the holders thereof will not be entitled to preemptive rights. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK." It is expected that certificates representing shares of the Company Common Stock will be mailed to holders of Stac Common Stock as soon as practicable after the Distribution Date.

     HOLDERS OF STAC COMMON STOCK SHOULD NOT SEND CERTIFICATES TO THE COMPANY, STAC OR THE DISTRIBUTION AGENT. THE DISTRIBUTION AGENT WILL MAIL THE STOCK CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK AS SOON AS PRACTICABLE AFTER THE DISTRIBUTION DATE. STAC STOCK CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF STAC COMMON STOCK AFTER THE DISTRIBUTION IN THE SAME AMOUNT SHOWN ON THE CERTIFICATES.

     No certificates or scrip representing fractional interests in shares of the Company Common Stock will be issued to holders of Stac Common Stock as part of the Distribution. The Distribution Agent, acting as agent for holders of Stac Common Stock otherwise entitled to receive in the Distribution certificates representing fractional shares, will aggregate and sell in the open market all fractional shares at then prevailing prices and distribute the net proceeds to the stockholders entitled thereto. Stac will pay the fees and expenses of the Distribution Agent in connection with such sales.

     No holder of Stac Common Stock will be required to pay any cash or other consideration for the shares of Company Common Stock to be received in the Distribution or to surrender or exchange shares of Stac Common Stock or to take any other action in order to receive the Company Common Stock pursuant to the Distribution.

RESULTS OF THE DISTRIBUTION

     After the Distribution, the Company will be a separate public company which will continue to operate its semiconductor business. See "THE COMPANY" and "BUSINESS." The number and identity of the holders of Company Common Stock immediately after the Distribution will be substantially the same as the number and identity of the holders of Company Common Stock (other than Stac) prior to the Distribution plus the number and identity of the holders of Stac Common Stock on the Record Date. Immediately after the Distribution, the Company expects to have approximately 450 holders of record of the Company Common Stock and approximately 6,471,007 shares of the Company Common Stock outstanding based on the number of shares of Company Common Stock and Series A Preferred Stock outstanding on the Record Date.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The declaration of the Distribution dividend by the Stac Board is conditioned upon, among other things, the receipt of a ruling from the IRS or a favorable opinion from PricewaterhouseCoopers LLP as to the tax-free nature of the Distribution, although the Stac Board may waive receipt of the ruling or the opinion as a condition to consummation of the Distribution. See "-- Conditions; Termination." The IRS has not issued a ruling letter and there can be no assurance that the IRS will issue a ruling prior to the Distribution.

     On April 16, 1998, Stac requested a private ruling from the IRS that the Distribution will qualify as a tax free spin-off under Section 355 of the Code, and that, for federal income tax purposes:

          (1) No gain or loss will be recognized by Stac upon the Distribution of all the outstanding stock of Hi/fn then held by Stac to the Stac stockholders.

          (2) No gain or loss will be recognized by (and no amount will be included in the income of) the stockholders of Stac upon receipt of the Company Common Stock distributed to them in the Distribution.

          (3) The aggregate basis of the stock of Stac and Hi/fn in the hands of each Stac stockholder after the Distribution will, in each instance, equal the aggregate basis of the Stac Common Stock held by such stockholder immediately before the Distribution, allocated in proportion to the fair market value of each.

          (4) The holding period of the Company Common Stock which each Stac stockholder receives will include the holding period of the Stac Common Stock with respect to which the Distribution will be made, provided the Stac Common Stock is held as a capital asset by such stockholder.

          (5) Where cash is received by a Stac stockholder in lieu of fractional share interests of Company Common Stock, such fractional share interests will be treated as having been received and disposed of by such stockholder in a taxable sale in which gain (or loss) will be treated as capital gain (or loss), provided such stock is held as a capital asset by the selling Stac stockholder.

          (6) Earnings and profits will be properly allocated between Stac and Hi/fn.

     As of the date hereof, the IRS has not issued a ruling letter, and there can be no assurance that the IRS will issue a favorable ruling in response to Stac's request. Moreover, even if such a ruling is obtained, it should be noted that private letter rulings, while generally binding on the IRS, are subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in any material respect, the ability to rely on such a ruling would be jeopardized. However, Stac is not aware of any facts or circumstances that would cause such representations and assumptions to be untrue.

     If a timely ruling is not issued by the IRS, the Stac Board may decide to effect the Distribution in reliance on a favorable opinion of PricewaterhouseCoopers LLP or to delay the Distribution until the IRS has granted the requested ruling. A tax opinion, in addition to being subject to certain factual representations and assumptions (as in the case of a ruling), is not binding on the IRS and merely reflects the best judgment of the author.

     If the Distribution were not to constitute a tax-free spin-off, then Stac would be treated as recognizing a taxable gain equal to the difference between
(i) the fair market value of the distributed Company Common Stock on the Distribution Date and (ii) Stac's adjusted basis of such Company Common Stock. In addition, under the consolidated tax return rules of the Code, each member of Stac's consolidated group (including Hi/fn) would be severally liable for such tax liability. This resulting tax liability would have a material adverse effect on the cash flows, business, financial condition and results of operations of Stac and possibly Hi/fn.

     Furthermore, if the Distribution were not to qualify under Section 355 of the Code, each stockholder of Stac who receives shares of Company Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of Company Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Stac's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in such holder's shares of Stac Common Stock to the extent that the amount received exceeds such stockholder's share of earnings and profits and (iii) a gain from the deemed sale or exchange of such shares of Stac Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such shares of Stac Common Stock. See "RISK
FACTORS -- Tax Risks of the Distribution."

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE DOES NOT PURPORT TO COVER ALL FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO ALL CATEGORIES OF STOCKHOLDERS. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDERS.

QUOTATION AND TRADING OF COMPANY COMMON STOCK; DIVIDEND POLICY

     There currently is not a public market for the Company Common Stock. Prices at which the Company Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until the Company Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the success of the Company's business, the depth and liquidity of the market for the Company Common Stock, investor perception of the Company and its assets, the Company's dividend policy, and general economic and market conditions. Such prices also may be affected by certain provisions of the Company Certificate and the Company Bylaws, as each will be in effect following the Distribution, which may have an antitakeover effect. See "RISK FACTORS -- Absence of Prior Trading Market for Company Common Stock; Potential Volatility" and "HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS."

     The Company intends to apply to have the Company Common Stock approved for quotation and trading on the Nasdaq National Market. Immediately after the Distribution, the Company expects to have approximately 450 stockholders of record based upon the number of stockholders of record of the Company (other than Stac) and the number of stockholders of record of Stac on the Record Date. For certain information regarding options to purchase the Company Common Stock that will be outstanding after the Distribution, see "MANAGEMENT -- Hi/fn Equity Plan."

     Nothing herein should be construed to suggest that the trading price of Stac Common Stock at any point in time may be used as a substitute for the trading price of Company Common Stock. No assurance can be given that the Company Common Stock will trade at a price per share reflecting the earnings per share or other multiple, or other attributes, of Stac. See "RISK
FACTORS -- Absence of Prior Trading Market for Company Common Stock; Potential Volatility."

     It is the Company's belief that the Company Common Stock distributed to Stac's stockholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Stac within the meaning of Rule 144 under the Securities Act, in which case such persons may not publicly offer or sell the Company Common Stock received in connection with the Distribution except pursuant to a registration statement under the Securities Act or pursuant to Rule 144. There can be no assurance that the Commission will not take a contrary view, and no ruling from the Commission has been or will be sought. See "RISK FACTORS -- Shares Eligible for Future Sale."

     The Company presently intends to retain future earnings to finance the growth and development of its business; and, therefore, the Company does not currently anticipate paying any cash dividends. Any future determination relating to dividend policy will be made at the discretion of the Company Board. Such determinations will depend on a number of factors, including the future earnings, capital requirements, financial condition and prospects of the Company, possible loan or financing covenant restrictions and such other factors as the Company Board may deem relevant. See "RISK FACTORS -- Dividend Policy."

CONDITIONS; TERMINATION

     The Stac Board has conditioned the Distribution upon, among other things,
(i) the Company Board having been elected by the stockholders of the Company, and the Company Certificate and the Company Bylaws, as each will be in effect after the Distribution, having been adopted and being in effect; (ii) receipt by Stac of an IRS ruling or a favorable opinion of PricewaterhouseCoopers LLP that, for U.S. federal income tax purposes, the Distribution will not result in recognition of taxable income or loss by Stac or its stockholders; (iii) the Registration Statement on Form 10 with respect to the Company Common Stock held by Stac immediately prior to the Distribution having become effective under the Exchange Act; (iv) receipt of any necessary consents to the Distribution from third parties, except for those the failure of which to obtain would not have a material adverse effect on the Company or Stac; (v) no pending order, injunction or decree preventing the consummation of the Distribution; and (vi) no event having occurred that, in the judgment of the Stac Board, would result in the Distribution having a material adverse effect on Stac or its stockholders. The Company believes that there are no third-party consents which if not obtained would have a material adverse effect on the Company, Stac or the Distribution. Any of the conditions to the Distribution may be waived in the discretion of the Stac Board. Even if all of the above conditions are satisfied, the Stac Board has reserved the right to abandon, defer or modify the Distribution or the other elements of the Distribution at any time prior to the Distribution Date; however, the Stac Board will not waive any of the conditions to the Distribution or make any changes in the terms of the Distribution unless the Stac Board determines that such changes would not be materially adverse to the Stac stockholders. See "RELATIONSHIP BETWEEN HI/FN AND STAC AFTER THE DISTRIBUTION -- Distribution Agreement."

REASONS FOR FURNISHING THE INFORMATION STATEMENT

     This Information Statement is being furnished by Stac solely to provide information to Stac stockholders who will receive Company Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Stac or the Company. The information contained in this Information Statement is believed by Stac and the Company to be accurate as of the date set forth on the cover of this Information Statement. Changes may occur after that date, and neither the Company nor Stac will update the information except in the normal course of their respective public disclosure practices.

                      RELATIONSHIP BETWEEN HI/FN AND STAC
                             AFTER THE DISTRIBUTION

     For the purpose of governing certain of the ongoing relationships between the Company and Stac after the Distribution and to provide mechanisms for an orderly transition, the Company and Stac have entered or will enter into various agreements, and will adopt policies, as described in this section.

DISTRIBUTION AGREEMENT

     Prior to the Distribution Date, the Company and Stac will enter into the Distribution Agreement, which provides for, among other things, the Distribution and certain other agreements governing the relationship between the Company and Stac following the Distribution. Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to the Company, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with the Hi/fn business. Other agreements to be executed in connection with the Distribution Agreement set forth certain specific allocations of liabilities between the Company and Stac. See "-- Employee Benefits Allocation Agreement" "-- Tax Sharing Agreement" and "-- Transitional Services Agreement."

     The Distribution Agreement also provides that by the Distribution Date, the Company Certificate and the Company Bylaws shall be in the forms attached hereto as Annex I and II, respectively, and that the Company and Stac will take all actions which may be required to elect or otherwise appoint, as directors of the Company, the persons indicated herein. See "MANAGEMENT -- Board of Directors" and "HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS."

     The Distribution Agreement also provides that each of the Company and Stac will be granted access to certain records and information in the possession of the other, and requires the retention by each of the Company and Stac for a period of ten years following the Distribution of all such information in its possession, and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of the Company and Stac to obtain the consent of the other prior to waiving any shared privilege.

     The Distribution Agreement provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses incurred in connection with the Distribution will be charged to the party for whose benefit the expenses are incurred, with any expenses that cannot be allocated on such basis to be split equally between the parties.

EMPLOYEE BENEFITS ALLOCATION AGREEMENT

     The Distribution Agreement calls for Stac and the Company to enter into an Employee Benefits Allocation Agreement containing a number of provisions relating to employees of Stac and Hi/fn. The Employee Benefits Allocation Agreement generally contemplates that the Company will assume and retain all obligations and liabilities with respect to Hi/fn employee plans and benefits and that Stac will retain all obligations and liabilities with respect to Stac employee plans and benefits.

     Pursuant to the Employee Benefits Allocation Agreement, and consistent with the terms of The Stac Electronics 1992 Stock Option Plan, as amended (the "Stac Stock Option Plan"), and Stac, Inc. 1992 Non-Employee Directors' Stock Option Plan (the "Stac Directors Plan"), vested and unvested options held by employees, officers and directors of Stac who will remain with Stac will be equitably adjusted for the effects of the Distribution on such options. The Stac Board intends to make an adjustment to such options within 30 days after the Distribution based on, among other factors, the trading prices of Stac and Hi/fn after the Distribution. No adjustments will be made to options outstanding under the 1996 Plan.

     The Company retains, with respect to Hi/fn employees, all responsibility for liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans. Stac will retain, with respect to Stac employees, all responsibilities for all liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans.

TAX SHARING AGREEMENT

     Prior to the Distribution Date, Stac and the Company will enter into a Tax Sharing Agreement defining the parties' rights and obligations with respect to tax returns and tax liabilities, including, in particular, federal and state income tax returns and liabilities, for taxable years and other taxable periods ending on or before the Distribution Date. In general, Stac will be responsible for (i) filing all federal and state income tax returns of Stac, the Company and any of their subsidiaries for all taxable years ending on or before the Distribution Date, and (ii) paying the taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities). For post-Distribution periods, Stac and the Company will each be responsible for filing its own returns and paying its own taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities). Stac and the Company will cooperate with each other and share information in preparing income tax returns and in dealing with other tax matters.

TRANSITIONAL SERVICES AGREEMENT

     Prior to the Distribution Date, the Company and Stac will enter into a Transitional Services Agreement (the "Transitional Services Agreement") pursuant to which Stac will provide certain accounting services to Hi/fn, and each of Stac and Hi/fn will provide certain other services to the other, on a transitional basis after the Distribution. The fees for such transitional services will be based on rates designed to reflect the actual costs (including indirect costs) of providing such services. The Company will be free to procure such services from outside vendors or to develop in-house capabilities in order to provide such services internally. The Transitional Services Agreement will terminate on December 31, 1999 unless extended in writing by the parties.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

     The Company and Stac intend to pursue separate and distinct business strategies to minimize potential conflicts of interest between the two companies. Nonetheless, the ongoing relationships between the Company and Stac may present conflict situations for certain directors. Certain persons will serve as directors of both the Company and Stac, and also will own (or have options or other rights to acquire) a significant number of shares of common stock in both companies. The Company and Stac will adopt appropriate policies and procedures on or prior to the Distribution Date to be followed by the Board of Directors of each company to address potential conflicts. Such procedures include requiring the persons serving as directors of both companies to abstain from voting as directors with respect to matters that present a significant conflict of interest between the companies.

                              REGULATORY APPROVALS

     The Company does not believe that any material federal or state regulatory approvals will be necessary in connection with the Distribution.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The selected historical financial data of the Company has been prepared from the audited financial statements of the Company as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997 and the unaudited financial statements as of June 30, 1998 and for the nine months ended June 30, 1997 and 1998 included herein. Financial information as of September 30, 1993 and 1994 and for each of the two years in the period ended September 30, 1994 has been prepared from unaudited financial statements not included herein. The financial information may not reflect the Company's future performance or the future financial position or results of operations of the Company, nor does it provide or reflect data as if the Company had actually operated as a separate, stand-alone entity during the periods covered. The summary financial data should be read in conjunction with the financial statements and related notes and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," included elsewhere in this Information Statement. In the opinion of the Company's and Stac's management, the unaudited financial statements as of September 30, 1993 and 1994, as of June 30, 1998, for the years ended September 30, 1993 and 1994 and for the nine months ended June 30, 1997 and 1998 contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial condition and results of operations for these periods.

                                                                                       NINE MONTHS
                                                                                          ENDED
                                                YEAR ENDED SEPTEMBER 30,                 JUNE 30,
                                      --------------------------------------------   ----------------
                                       1993     1994     1995     1996      1997      1997     1998
                                      ------   ------   ------   -------   -------   ------   -------
STATEMENT OF OPERATIONS DATA:
Revenues............................  $5,472   $5,666   $7,342   $12,894   $14,226   $8,991   $16,513
Cost of revenues....................   2,116    2,302    2,841     5,095     4,762    2,955     5,142
                                      ------   ------   ------   -------   -------   ------   -------
Gross margin........................   3,356    3,364    4,501     7,799     9,464    6,036    11,371
Operating expenses:
Research and development............   1,008      564      551     1,641     2,985    1,873     4,066
Sales and marketing.................   1,222      813    1,097     1,677     2,224    1,585     2,438
General and administrative..........     447      379      492       889     1,203      851     1,737
                                      ------   ------   ------   -------   -------   ------   -------
Operating income....................     679    1,608    2,361     3,592     3,052    1,727     3,130
Interest income.....................                                            16        7        14
                                      ------   ------   ------   -------   -------   ------   -------
Provision for income taxes..........     275      661      947     1,441     1,235      699     1,292
                                      ------   ------   ------   -------   -------   ------   -------
Net income..........................  $  404   $  947   $1,414   $ 2,151   $ 1,833   $1,035   $ 1,852
                                      ======   ======   ======   =======   =======   ======   =======
Net income per share, basic(1)......  $ 0.07   $ 0.16   $ 0.24   $  0.36   $  0.30   $ 0.17   $  0.29
Net income per share, diluted.......  $ 0.07   $ 0.16   $ 0.24   $  0.36   $  0.30   $ 0.17   $  0.27
Weighted average shares outstanding,
  basic.............................   6,000    6,000    6,000     6,000     6,100    6,075     6,282
Weighted average shares outstanding,
  diluted...........................   6,000    6,000    6,000     6,000     6,174    6,075     6,782
BALANCE SHEET DATA:
At September 30,
Cash................................  $   --   $   --   $   --   $    --   $   480            $    69
Total assets........................   1,172    1,583    2,254     2,611     5,898              8,773
Working capital (deficit)...........    (143)    (193)    (223)     (383)    3,520              4,770
Total stockholders' equity(2).......      --       --       --        --     4,622              6,682

---------------
(1) Since the Company's Series A Preferred Stock represents a primary equity security, it is included in the calculation of basic net income per share.

(2) The balance sheets prior to September 30, 1997 reflect Hi/fn's structure prior to its formation as a subsidiary. Periods subsequent to September 30, 1996 reflect the net assets contributed by Stac in establishing the Hi/fn subsidiary. The transfer was recorded at the historical net book value of the transferred assets and liabilities. In exchange for the net assets contributed to Hi/fn, Stac received 6,000,000 shares of Series A Preferred Stock and 100 shares of Company Common Stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risk and uncertainties. The Company's future results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the Company's operating results, continued new product introductions by the Company, market acceptance of the Company's new product introductions, new product introductions by competitors, OEM and distributor inventory levels and customer demand for the products incorporating Hi/fn packet processors, customer concentration, technological changes in the personal computer and communications industries, uncertainties regarding intellectual property rights and the other factors referred to herein including, but not limited to, the factors discussed below under "Revenues," "Quarterly Trends and Channel Inventories," and the "Risk Factors" discussed beginning on Page 9 of this document.

     Hi/fn designs, develops and markets high-performance multi-protocol packet processors -- semiconductor devices that enable secure, high-bandwidth network connectivity and efficient storage of business information. The Company's packet processor products perform the computation-intensive tasks of compression and encryption/compression, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. The Company's products are used in a variety of networking and storage equipment such as routers, remote access concentrators, firewalls and back-up storage devices.

     The Company's encryption/compression packet processors allow network equipment vendors to add bandwidth enhancement and security capabilities to their products. The Company's encryption/compression products provide high-performance implementations of key algorithms used in the implementation of Virtual Private Networks ("VPNs"), which enable businesses to reduce wide area networking costs by replacing dedicated leased lines with lower cost IP-based networks such as the Internet. Using VPNs, businesses also can provide trading partners and other constituents with secure, authenticated access to the corporate network, increasing productivity through improved communications. Storage equipment vendors use the Company's products to improve the performance and capacity of mid- to high-end tape back-up systems.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship of certain items to the Company's revenues during the periods shown. Unless otherwise indicated, references to years are to fiscal years which ended September 30.

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                     YEAR ENDED SEPTEMBER 30,         JUNE 30,
                                                     ------------------------      --------------
                                                     1995      1996      1997      1997      1998
                                                     ----      ----      ----      ----      ----
                                                                                    (UNAUDITED)
Revenues...........................................  100%      100%      100%      100%      100%
Cost of revenues...................................   39        39        33        33        31
                                                     ---       ---       ---       ---       ---
Gross margin.......................................   61        61        67        67        69
                                                     ---       ---       ---       ---       ---
Research and development...........................    7        13        21        21        25
Sales and marketing................................   15        13        16        18        15
General and administrative.........................    7         7         8         9        10
                                                     ---       ---       ---       ---       ---
Total operating expenses...........................   29        33        45        48        50
                                                     ---       ---       ---       ---       ---
Operating income...................................   32        28        22        19        19
Interest income....................................   --        --        --        --        --
                                                     ---       ---       ---       ---       ---
Income before income taxes.........................   32        28        22        19        19
Provision for income taxes.........................   13        11         9         8         8
                                                     ---       ---       ---       ---       ---
Net income.........................................   19        17        13        11        11
                                                     ===       ===       ===       ===       ===

  Comparison of Results of Operations -- Nine Months Ended June 30, 1997 and
1998

     Revenues. Revenues from sales of semiconductors and licenses of software libraries increased 84% from $9.0 million for the nine months ended June 30, 1997 to $16.5 million for the same period of 1998. The increase in revenues from 1997 to 1998 was due primarily to increased sales of the Company's data compression processors to Quantum, an OEM provider of digital linear tape ("DLT") tape drives, and manufacturers of high-speed network equipment. The majority of semiconductor sales during the nine-month periods ended June 30, 1997 and 1998 were from shipments of data compression processors to Quantum.

     Gross Margin. Cost of revenues consists primarily of the costs of purchasing completed semiconductors manufactured by third party foundries to the Company's specifications for resale by the Company. Gross margins were 67% for the nine months ended June 30, 1997 and 69% for the same period of 1998. The increase in gross margin percent from 1997 to that of 1998 was due to shipments of higher speed data compression processors in the 1998 period that carry higher gross margins than the processors shipped in the 1997 period, and an increase in licenses of the Company's software libraries which carry a relatively high gross margin.

     Research and Development. The costs of research and development consist primarily of salaries, employee benefits, overhead, outside contractors and non-recurring engineering fees related to design and development of new semiconductor products and maintenance of the Company's software libraries. Such expenses increased 117% from $1.9 million for the nine months ended June 30, 1997 to $4.1 million for the same period of 1998. The increase in research and development costs was due to the Company's adding personnel and retaining outside contractors to develop new products that combine data compression and data encryption for the network security markets and to develop additional products for the storage market.

     The Company expects its investments in research and development to increase in coming periods as it continues to develop products targeted at meeting market needs. However, there can be no assurance that product development programs invested in by the Company will be successful or timely, or that products resulting from such programs will achieve market acceptance.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and benefits paid to sales and marketing personnel, and of consulting, market communications and overhead expenses. Such expenses increased by 54% from $1.6 million for the nine months ended June 30, 1997 to

$2.4 million for the same period of 1998. The increase in marketing and sales expense from 1997 to 1998 was the result of the addition of marketing and sales personnel and program costs intended to increase customer awareness of the Company's products.

     General and Administrative. General and administrative expenses consist primarily of salaries for administrative and corporate services personnel, as well as legal and other professional fees. Such expenses increased by 104% from $0.9 million for the nine months ended June 30, 1997 to $1.7 million for the same period of 1998. The increase in general and administrative expenses from 1997 to 1998 was due primarily to the addition of executive management personnel and increased legal and accounting costs.

  Comparison of Results of Operations -- Years Ended September 30, 1995, 1996 and 1997

     Revenues. Revenues from sales of semiconductors and licenses of software libraries increased 10% to $14.2 million in 1997 compared to 1996 revenues, and increased 76% to $12.9 million in 1996 from revenues of $7.3 million in 1995. The increase in revenues in each of 1997 and 1996 compared to the prior year was due primarily to increased sales of the Company's data compression processors to OEM providers of storage devices and manufacturers of high speed networking equipment. Semiconductor sales to Quantum Corporation, an OEM producer of high performance tape storage devices, comprised 70%, 43% and 35% of revenues in each of 1997, 1996 and 1995 respectively.

     Gross Margin. Gross margins were 67% in 1997, 61% in 1996 and 61% in 1995. The increase in gross margins in 1997 from those of 1996 was due to shipments of higher speed data compression processors in 1997 that carry higher gross margins than the processors shipped in 1996 and an increase in licenses of the Company's software libraries which carry a relatively high gross margin.

     Research and Development. Research and development expenses were $3.0 million for 1997, $1.6 million for 1996 and $0.6 million for 1995, an increase of 82% in 1997 from 1996 and an increase of 198% in 1996 from 1995. The increase in research and development costs in each successive period was due to the Company's adding personnel and retaining outside contractors used to develop new products which combine data compression and data encryption for the network security markets and to develop additional products for the storage market.

     The Company expects its investments in research and development to increase in coming periods as it continues to develop products targeted at meeting market needs. However, there can be no assurance that product development programs invested in by the Company will be successful or timely, or that products resulting from such programs will achieve market acceptance.

     Sales and Marketing. Sales and marketing expenses were $2.2 million in 1997, $1.7 million in 1996 and $1.1 million in 1995. The increases in marketing and sales expenses in 1997 over those of 1996 and in 1996 expense over those of 1995 were the result of the addition of marketing and sales personnel and program costs intended to increase customer awareness of the Company's products.

     General and Administrative. General and administrative expenses were $1.2 million in 1997, $0.9 million in 1996 and $0.5 million in 1995. The increase in 1997 expenses over those of 1996 and in 1996 expenses over those of 1995 were primarily due to the addition of executive management personnel and increased legal and accounting costs.

INCOME TAXES

     For all periods presented, deferred income taxes and related tax expense have been allocated to the Company by applying the asset and liability approach as if Hi/fn were a separate taxpayer. Under this approach, a deferred income tax liability or asset, net of valuation allowance, is established for the expected future consequences resulting from the differences between the financial reporting and income tax bases of assets and liabilities and from net operating loss and credit carryforwards. Deferred income tax expense or benefit represents the net change during the year in the deferred income tax liability or asset.

     Income taxes currently payable are deemed to have been remitted by Stac on behalf of the Company in the period that the liability arose. Income taxes currently receivable are deemed to have been received by Stac in the period that a refund could have been recognized by the Company, had the Company been a separate taxpayer. Amounts due to or from the Company and Stac for income tax payments and refunds are included in the related party receivable and payable components of the balance sheet.

QUARTERLY TRENDS AND CHANNEL INVENTORIES

     Hi/fn's customers order semiconductor products to meet production schedules based on forecasts of demand for their products. Additionally, OEMs contract with third party manufacturers to build their products in large lot sizes to achieve manufacturing efficiencies. As a result of these practices, OEM semiconductor and finished product inventories can vary significantly depending on actual sales, the continuation of sales trends, and the timing of contractor manufacturing cycles with the result that demand for the Company's semiconductor products may have cyclical increases and decreases.

SELECTED QUARTERLY FINANCIAL DATA

     The following table sets forth certain unaudited quarterly condensed statement of operations data for each of the quarters during the year ended September 30, 1997 and the nine months ended June 30, 1998. In the opinion of management, this information has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this Information Statement, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results. The quarterly data should be read in conjunction with the Company's audited Financial Statements appearing elsewhere in this Information Statement. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                 (IN THOUSANDS)

                                DECEMBER 31,    MARCH 31,    JUNE 30,
                                    1997          1998         1998
                                ------------    ---------    --------
Revenues......................     6,265          5,236       5,012
Gross margin..................     4,163          3,674       3,534
Operating income..............     1,551          1,051         528
Net income....................       931            630         291

                                DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                    1996          1997         1997          1997
                                ------------    ---------    --------    -------------
Revenues......................     2,067          3,017       3,908          5,234
Gross margin..................     1,343          1,975       2,719          3,427
Operating income..............       199            605         923          1,325
Net income....................       118            361         555            799

     The sequential decline in revenues, gross margin, operating income and net income in the quarters ended March 31, 1998 and June 30, 1998 is primarily due to a decline in sales to the Company's most significant customer, Quantum, and other non-networking customers. During late 1997 and early 1998, Quantum accumulated inventories of compression devices that Quantum used during the quarters ended March 31, 1998 and June 30, 1998. The Company does not believe that Quantum has purchased components from alternative sources. Although there can be no assurance as to Quantum's future purchase levels from the Company or as to the time that Quantum will have reduced its inventories of compression components to a level sufficient to cause Quantum to issue renewed purchase orders to the Company, the Company has no current reason to believe Quantum will obtain an alternative or second source for such components. See "RISK
FACTORS -- Customer Concentration."

     During the quarters ended March 31, 1998 and June 30, 1998, the Company's sales to network equipment companies increased, partially offsetting the decline in sales to Quantum. The growth of these sales reflects initial production volumes of encryption/compression processors from selected network equipment customers.

There can be no assurances that growth of sales to network equipment companies will continue. See "RISK FACTORS -- Risks Associated with New and Evolving Markets."

LIQUIDITY AND CAPITAL RESOURCES

     From inception, the Company has depended upon Stac for financing its operations and capital requirements. For the fiscal years ended September 30, 1995 and 1996, the Company's net cash provided by operating activities was $1,372,000 and $3,761,000, respectively. During the same respective periods, $63,000 and $223,000 were used for the purchase of property and equipment and $1,394,000 and $1,996,000 were remitted to Stac as dividends.

     In November 1996, the Company and Stac entered into an Assignment, Assumption and Licensing Agreement which provided for the transfer of certain assets, the assumption of certain liabilities and a cross licensing agreement of certain intellectual properties. See "THE COMPANY -- Assignment Agreement." The results of this agreement are reflected in the Company's financial statements. For the fiscal year ending September 30, 1997, the Company's net cash provided by operating activities was $2,000,000. The issuance of Company Common Stock provided $169,000, and $901,000 was used for the purchase of property and equipment.

     For the nine months ended June 30, 1998, the Company's net cash provided by operating activities was $2,573,000. The issuance of Company Common Stock provided $208,000, and $484,000 was used for the purchase of property and equipment.

     The Company uses a number of independent suppliers to manufacture substantially all of its products. As a result, the Company relies on these suppliers to allocate to the Company a sufficient portion of foundry capacity to meet the Company's needs and deliver sufficient quantities of the Company's products on a timely basis. These arrangements allow the Company to avoid utilizing its capital resources for manufacturing facilities and work-in-process inventory and to focus substantially all of its resources on the design, development and marketing of its products. See "RISK FACTORS -- Risks Associated with Independent Manufacturers and Sole-Source Supply."

     The Company requires substantial working capital to fund its business, particularly to finance accounts receivable and inventory, and for investments in property and equipment. The Company's need to raise capital in the future will depend on many factors including the rate of sales growth, market acceptance of the Company's existing and new products, the amount and timing of research and development expenditures, the timing and size of acquisitions of businesses or technologies, the timing of the introduction of new products and the expansion of sales and marketing efforts. After the Distribution, the Company intends to access equity capital markets and may enter into a revolving bank credit facility and a term loan. In addition, the Company may enter into a lease line for certain capital spending needs. There can be no assurance that additional equity or debt financing will be available on terms satisfactory to the Company, if at all.

YEAR 2000 COMPLIANCE

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll modules), customer services, networks and telecommunications equipment and end products. Because a large portion of the Company's software is obtained from its vendors on a non-custom basis, the Company believes that upgrades for its commercial programs are currently available. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, both domestic and international, for accurate exchange of data. Even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected by disruptions in the operation of the enterprises with which the Company interacts or year 2000 disruptions that affect the Company's customers. The Company is in the process of completing a thorough assessment of the impact that these matters might have on the Company, and expects to complete its assessment prior to the end of calendar 1998. Once the Company has completed its assessment, management expects to develop its plans (including contingency plans) and budgets to perform remediation actions, if any are required. Despite the Company's efforts to address the year 2000 impact on its internal systems and business operations, there can be no assurance that such efforts will be successful. If such efforts were unsuccessful, then these matters might result in a material disruption of its business or have a material adverse effect on the Company's business, financial condition and results of operations.

NEW PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income," and Financial Accounting Standard (FAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," which will be required to be adopted by the Company in fiscal 1999. Adoption of these statements is not expected to have a significant impact on the Company's consolidated financial position, results of operations or cash flows.

                                  THE COMPANY

GENERAL

     Stac incorporated Hi/fn as a wholly owned subsidiary of Stac on August 14, 1996. On November 21, 1996, Stac transferred its semiconductor business (along with the associated technology, assets and liabilities) to Hi/fn in exchange for 6,000,000 shares of Series A Preferred Stock and 100 shares of Company Common Stock pursuant to a Stock Purchase Agreement.

ASSIGNMENT AGREEMENT

     Stac effected the transfer of the semiconductor business to Hi/fn pursuant to an Assignment, Assumption and License Agreement dated as of November 21, 1996 (the "Assignment Agreement"). The assets transferred to the Company pursuant to the Assignment Agreement included, without limitation, $1,000,000 of available cash, the accounts receivable and inventory of the semiconductor business, Stac's rights under certain sales and license agreements and the fixed assets, trademarks, patents and proprietary technology specified on schedules attached to the Assignment Agreement. The Assignment Agreement also provided for the assignment by Stac and the assumption by Hi/fn of the accounts payable relating to the semiconductor business, the obligations under the sales and license agreements assigned to Hi/fn, and current and unpaid payroll and related benefits expenses related to former employees of Stac who became employees of Hi/fn.

CROSS LICENSE AGREEMENT

     At the time of the transfer of the semiconductor business to Hi/fn, Stac and Hi/fn entered into a Cross License Agreement pursuant to which Hi/fn granted to Stac a limited, worldwide, perpetual, non-exclusive, non-transferable, royalty-free license to the patents previously transferred by Stac to Hi/fn pursuant to the Assignment Agreement. The Cross License Agreement permits Stac, among other things, to use, modify, create derivative works, reproduce, license and sublicense the technology to end users of Stac's products that incorporate the technology licensed to Stac by Hi/fn. Stac, however, may not create hardware implementations of the technology subject to the Cross License Agreement or license or sell any of the software subject to the Cross License Agreement as a stand-alone product for a period of ten years after the date of the Cross License Agreement. Under the Cross License Agreement, Stac also sublicensed or assigned to Hi/fn certain third-party licenses held by Stac. The parties further agreed that for a ten-year period (i) Stac would transfer ownership to Hi/fn of any derivative works created by Stac from the licensed technology and (ii) Hi/fn would transfer ownership to Stac of all future commercial releases of software implementations of the licensed technology developed by the Company.

                                    BUSINESS

OVERVIEW

     Hi/fn designs, develops and markets high-performance, multi-protocol packet processors -- semiconductor devices that enable secure, high-bandwidth network connectivity and efficient storage of business information. The Company's packet processor products perform the computation-intensive tasks of compression and encryption/compression, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. The Company's products are used in a variety of networking and storage equipment such as routers, remote access concentrators, firewalls and back-up storage devices.

     The Company's encryption/compression packet processors allow network equipment vendors to add bandwidth enhancement and security capabilities to their products. The Company's encryption/compression products provide high-performance implementations of key algorithms used in the implementation of Virtual Private Networks ("VPNs"), which enable businesses to reduce wide area networking costs by replacing dedicated leased lines with lower cost IP-based networks such as the Internet. Using VPNs, businesses also can provide trading partners and other constituents with secure, authenticated access to the corporate network, increasing productivity through improved communications. Storage equipment vendors use the Company's products to improve the performance and capacity of mid- to high-end tape back-up systems.

INDUSTRY BACKGROUND

     The dramatic growth in corporations' use of Internet technology has resulted in the ability to make information available to anyone, from anywhere and at any time. An increasingly mobile workforce, increased telecommuting and the need to connect branch offices, customers, suppliers and other trading partners to the corporate network, have stressed the capabilities of existing network and storage infrastructures. To deliver on the economic promise of Internet technology as a business tool, the Company believes that corporations require two critical capabilities: secure, high-bandwidth network connectivity among geographically dispersed constituents and efficient storage of business information.

  The Need for Enhanced Bandwidth and Security in Corporate Networks

     Data traffic over local and wide area networks ("LANs" and "WANs") is growing at an unprecedented pace, forcing corporate network managers to upgrade their network architectures to meet these demands. Traditional network architectures deployed by corporations to meet these needs include leased line connections to branch/remote offices and dial-up (e.g., analog modem and ISDN) connections to support mobile workers and telecommuters.

     Private Networks -- Traditional Network Architectures. Data traffic over corporate networks often is facilitated by the use of leased line connections, which enable the interconnection of LANs. Typically, routers are used at each end of such leased line connections. These interconnections often take the form of point-to-point links, which are fully managed by the corporate network management staff. The advantage to this approach is that the bandwidth of the link is known, and the corporation can use up to the maximum bandwidth of the link because it is not shared by other users. In addition, because the line is not shared, security is assured without encryption. The primary disadvantage of leased-line connections is the high cost of dedicated bandwidth. The cost is also based on the distance separating the two end points of the link. For large networks involving dedicated connections from corporate headquarters to each remote site, such networks carry significant operating costs.

     With respect to the corporate data networking traffic via dial-up connections, the remote user or telecommuter "dials" to connect his or her workstation to the corporate network over analog modem or digital (e.g., ISDN) lines. The costs associated with these connections are also based on the bandwidth and the distance of the link. Moreover, corporate support for dial-up users requires significant equipment and service because the network manager must accommodate the appropriate number of service lines needed to support the remote user population. Like most networking equipment, the equipment needed to provide these services is often complex and demands careful monitoring and management. As a result, the service and management costs associated with supporting a large dial-up user population can be significant.

     As traditional private network architectures have been broadly adopted, corporate network managers began to demand that network equipment be easier to deploy and more cost-effective to operate. Network equipment vendors responded to these requirements by adopting standards-based, interoperable networking protocols and implementing compression technology that allowed data to be reduced in size prior to transmission without losing any of the data upon receipt ("lossless compression").

     Prior to the emergence of standard networking protocols, equipment used at each of the two terminating points of leased line and dial-up connections was provided by the same vendor due to the proprietary nature of the data networking protocols employed. As network equipment vendors implemented standards-based, interoperable networking protocols, corporate customers could purchase products from a variety of vendors, thereby increasing competition among vendors and reducing equipment costs for the customer. One of the primary networking protocol standards deployed to support leased line connections is the Point-to-Point Protocol ("PPP"), developed by the Internet Engineering Task Force (the "IETF"), the organization responsible for development of network protocols for the Internet. PPP, which is implemented at layer two of the network protocol model, is a widely deployed standard and is embedded in most of today's routers, remote access concentrators and personal computers.

     Bandwidth enhancement, through the use of lossless compression, allows corporations to reduce the costs of leased line and dial-up connections. Lossless compression is a feature of several standard networking protocols, including PPP. The use of lossless compression provides the effect of an approximate doubling of network bandwidth, thereby reducing the cost of transmission by about half.

     While traditional private network architectures have become more cost-effective over time, the ubiquity of the Internet and its standard protocols is ushering in a new era of more cost-effective and productive access to corporate information resources.

     Virtual Private Networks -- Emerging Cost-Effective Network
Architectures. Substantial economic benefits can be achieved by substituting dedicated leased lines and long distance dial-up lines, commonly used for connecting branch offices and mobile/remote users to the corporate network, with "local" connections (i.e., low-toll or no-toll) to the Internet. For leased lines, use of local Internet connections provides savings because of shorter distance links. For dial-up lines, remote users can make local phone calls to connect to the Internet and subsequently connect to the corporate network. The corporate savings on dial-up access by remote users comes from two sources: the avoidance of long distance toll charges and the "outsourcing" to Internet service providers of the purchase, installation and management of the network equipment. The use of the Internet also facilitates access to corporate information resources by the users of broadband access technologies such as cable modems and digital subscriber line services, which typically are connected directly to the Internet.

     The use of Internet connections also permits companies to greatly expand the number and types of people who can access their networks. Internet connections can be used to connect suppliers, customers and other constituents to the corporate network in ways that are not practical using leased lines or dial-up links. However, when corporations use the Internet in place of leased lines and dial-up links, the corporation must use network security protocols incorporating encryption technology to maintain the privacy of data transmitted over the network. Corporate networks implemented using network security protocols are known as VPNs because they are implemented using a shared network such as the Internet, but achieve their status as "private" through the use of encryption technology.

     One example of a VPN is the Automotive Network Exchange ("ANX") project. The ANX is being developed by the Automotive Industry Action Group, a trade association of North American vehicle manufacturers and suppliers. The goal of the project is to establish a VPN to improve business communications among the North American vehicle manufacturers and their suppliers and trading partners. The ANX network is expected to provide a dramatic reduction in the costs of doing business among participating trading partners.

     Broad implementation of VPNs requires that standards-based network security protocols be deployed in a wide variety of networking products, including routers, remote access concentrators, switches, broadband access equipment, network interface cards, security gateways and firewalls. The IETF has developed a networking protocol called IP Security (the "IPSec protocol"), which is implemented at layer three in the network protocol model. The IPSec protocol provides bandwidth enhancement through the use of compression and data integrity and confidentiality through the use of encryption. Encryption makes data appear random by removing any detectable patterns. Compression searches data for patterns and replaces them with shorter representations of the information. Accordingly, compression must occur prior to encryption. Thus, the use of encryption at layer three in the network model has the effect of rendering PPP (layer two) compression ineffective. The IPSec protocol is more scalable and has more robust security capabilities than other network security protocols, such as the Point-to-Point Tunneling Protocol ("PPTP") developed by Microsoft. The Company believes that the IPSec protocol, which can be deployed in both LAN and WAN equipment, will become the most widely used protocol for the implementation of VPNs.

     Implementation of network security protocols, however, places great processing demands on networking equipment architectures. When compared to processing of unsecured data packets, where only a small portion of the data packet requires processing, each byte of a secure packet must be processed using computation-intensive algorithms, stealing processing bandwidth from other critical network processing functions such as routing, switching and packet filtering. Processing of secure packets involves three distinct operations: compression for bandwidth enhancement, encryption for data privacy, and data authentication to ensure data integrity.

     The traditional approach to the implementation of new network protocols has been to provide the new capabilities in software. The processing demands of security protocols, particularly the IPSec protocol, however, exceed the capabilities of today's general purpose microprocessors that support unsecured network routing and switching protocols. Software implementation of the IPSec protocol in a router, firewall or in other network equipment often results in a significant degradation in the performance of the equipment. These processing demands are driving network equipment vendors to develop new protocol processing architectures. One approach is to divide the security protocol processing elements of compression, encryption and data authentication into separate, interconnected processing elements where the processing for each function can be performed either by a general purpose microprocessor, a custom-designed Application Specific Integrated Circuit ("ASIC"), or other logic circuit. However, the use of separate processing elements for each function results in more complex system designs that require higher performance interconnections to support data movements in and out of each processing element.

     Networking equipment vendors are responding to the VPN opportunity by building a variety of products that integrate the IPSec protocol. The technological challenges and the significant time-to-market pressures such vendors face, however, have made it increasingly difficult for them to develop internally the semiconductor devices necessary to implement the IPSec protocol in their products. As a result, the Company expects a market to develop for high-performance, integrated, multi-protocol packet processors that perform the computation-intensive tasks of compression, encryption and data authentication, that comply with industry standard network security protocols and that can be easily integrated into vendors' systems.

  The Need for Efficient Storage of Corporate Data

     The increasing connectivity of the corporate workforce also has caused dramatic increases in the need to share data across locations, with the need for online data to be available at all times and at all locations. Network servers, based on the Unix and Microsoft Windows NT operating system platforms, are proliferating because of the need to distribute data throughout the enterprise for access and update at the lowest levels in the organizational hierarchy.

     The growth in hard disk storage on network servers and user workstations has stressed the capability of currently available back-up subsystems. While there are a number of approaches to providing back-up, particularly for servers, most revolve around the use of tape drives. Either stand-alone, or with multiple drives configured in tape libraries or jukeboxes, the demand for capacity and performance of these subsystems continues to increase. The opportunity to back up server disk storage, an administrative operation typically performed during "off hours," has dwindled. Thus, the suitability for a tape subsystem to back up server storage is increasingly dependent on the rate at which the tape subsystem can accept data from host systems and subsequently write it to the media.

     Today's mid- to high-end tape drive architectures consist of three key elements: (i) a host interface such as a Small Computer Systems Interface ("SCSI"), (ii) a processing element that typically includes a general-purpose microprocessor and an ASIC for tape formatting and memory management functions, and (iii) motor control and front-end head interface electronics. The performance requirements of mid- to high-end tape drives require that compression functions, which typically provide doubling of capacity and performance, be performed by dedicated semiconductor implementations within the tape drive electronics.

     Accordingly, the Company expects mid- to high-end tape back-up equipment vendors to continue to demand high-performance, standards-based, interoperable implementations of compression processors that can be easily integrated into their tape drive architectures.

THE HI/FN SOLUTION

     Hi/fn designs, develops and markets high-performance, multi-protocol packet processors -- semiconductor devices that enable secure, high-bandwidth network connectivity and efficient storage of business information. The Company's packet processor products perform the computation-intensive tasks of compression and encryption/compression, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. The Company believes that its patented compression technology comprises the fundamental know-how for the design and implementation of low-cost, high-performance implementations of lossless compression and gives its products a decisive competitive advantage. By offering a wide range of price-performance implementations of its patented, standards-compliant technology, the Company is able to sell products to network and storage equipment vendors that allow them to reduce development costs and time-to-market.

     The Company's patented Lempel-Ziv-Stac compression technology ("LZS") is incorporated into several networking protocol standards, including PPP and the frame relay protocol, allowing network equipment vendors to rapidly integrate proven solutions for mitigating the costs associated with traditional private leased-line network architectures. The Microsoft Point-to-Point ("MPPC") implementation of the Company's patents, developed by Microsoft, is incorporated into the PPP and PPTP implementations of the Windows 95, 98 and NT operating systems. The Company offers high-performance compression processors that implement LZS and MPPC. Software implementations of LZS and MPPC are licensed by industry-leading network equipment vendors for use in their networking products.

     In support of emerging VPN architectures, the Company has produced one of the industry's first network security processors, integrating the critical functions of compression, encryption and data authentication in compliance with the IPSec protocol. This integration allows network equipment vendors to add highly-integrated, high-performance VPN capabilities to their routers, remote access concentrators, switches, broadband access equipment and firewalls. The Company also licenses a complete, portable software implementation of the IPSec protocol, allowing network vendors to get to market quickly with their VPN implementations at a fraction of the cost of internal software development efforts.

     The Company's line of compression processors targeted at back-up storage applications provides storage equipment vendors high-performance implementations of the Company's patented compression technology, doubling the capacity and performance of mid- to high-end tape drive systems. Hi/fn's LZS implementation of the Company's patents is used in the market-leading DLT 4000 and DLT 7000 tape drive products from Quantum. The Adaptive Lossless Data Compression ("ALDC") implementation of the Company's patents, developed by IBM, is used in a variety of tape storage products, including the Travan style of quarter-inch cartridge tape drives.

BUSINESS STRATEGY

     Hi/fn's objective is to become a leading provider of high-performance, multi-protocol packet processor products that enable its customers to provide products with enhanced bandwidth and high-performance security capabilities. Key elements of the Company's strategy include the following:

     Focus on Network Equipment Markets. Hi/fn has targeted and intends to continue to target the network equipment market, including the markets for remote access concentrators, routers, switches, broadband access equipment, network interface cards and firewalls, which are characterized by intense time-to-market pressures, demanding performance requirements and demands for interoperable, standards-based solutions. The Company's 7711 encryption processor, which incorporates compression, encryption and data authentication capabilities, was designed specifically to allow the Company's network equipment customers to add high-performance VPN capabilities to their networking products.

     Leverage Proprietary Compression Technology. The Company intends to leverage its proprietary portfolio of compression technologies to establish a leadership position in the market for integrated processors that perform the task of compression, encryption, data authentication. The Company's core compression technology has been adopted throughout its target markets in a wide variety of networking and storage standards. The Company believes that its patents provide the fundamental know-how for the design of high-performance, cost-effective implementations of lossless compression of data.

     Emphasize Storage Equipment Market. The Company intends to continue to emphasize the development of high-performance packet processor products that serve the mid- to high-end back-up storage equipment market. In addition, the Company intends to continue to leverage technologies developed for storage applications in its products designed for network equipment markets because the performance requirements of the back-up storage equipment market often exceed the requirements of the network equipment market. For example, the Company is developing a compression packet processor expected to perform at 100Mbytes per second, faster than most networking products available today.

     Maintain Technology Leadership. Hi/fn has made and intends to continue to make substantial investments in the technologies that form the core of its packet processors, with the goal of providing price-performance product alternatives and enabling broad adoption and deployment of packet processing functionality. Hi/fn intends to continue to develop higher performance and more fully integrated packet processing functionality. The Company also intends to continue to leverage its engineering resources and intellectual property portfolio to develop additional products.

     Contribute to Industry Standards. Hi/fn has been and intends to continue to be an active contributor in the development of several industry standards in networking and storage applications. The Company has participated in a wide variety of standards groups, including American National Standards Institute, the IETF, the Frame Relay Forum, the ADSL Forum, Quarter-Inch Cartridge Drive Standards and others. Various implementations of the Company's patented compression technology have been specified in a variety of networking and storage protocols. The Company believes this is due to the wide range of price-performance options available for integrating the Company's compression technology into equipment vendors' products, including software implementations and high-performance semiconductor implementations. The Company's early involvement in these standards activities provides it with insight into and influence over the technical directions of emerging technologies. As a result, the Company is able to evaluate market and technical opportunities at early stages in the market development cycle.

     Leverage the Fabless Semiconductor Business Model. The Company intends to continue to subcontract all of its semiconductor manufacturing. The use of outside manufacturing partners, a "fabless" model, allows the Company to focus substantially all of its resources on the design, development and support of its products. The Company believes this approach lowers technology and production risks, reduces time-to-market and increases profitability.

     Strengthen and Expand Customer Relationships. Hi/fn intends to maintain a customer-oriented approach that stresses relationships with leading network and storage equipment vendors and emphasizes strong customer input in the product definition process. Hi/fn has developed relationships with several leading network and storage equipment vendors, enabling the Company to achieve design wins in new systems at the time of initial product definition. Beyond the design stage, Hi/fn's field applications engineering group offers full service technical support and training. By working with customers throughout the entire product life-cycle, the Company is able to gain insights into its customers' future plans and needs, identify emerging industry trends and consequently deliver high-performance, cost-effective products.

CUSTOMERS AND PRODUCTS

     A number of leading manufacturers of network and storage equipment have designed products that incorporate the Company's products. To date, the Company has secured over 50 design wins representing more than 30 networking and storage equipment vendors. To qualify as a design win, an equipment vendor must have ordered samples of the Company's packet processors or an evaluation board and initiated a product design that incorporates the Company's packet processors. During the design-in process, the Company works with each customer, providing training on the Company's products, assisting in resolving technical questions and providing price and delivery information to assist the customer in getting its products into volume production. There can be no assurance that any of the design wins secured by the Company will result in demand for the Company's products. See "RISK FACTORS -- Dependence Upon Development of the Market for Packet Processors" and "-- New Product Development and Evolving Industry Standards; Technological Change."

     The Company's products -- compression processors, encryption/compression processors and software -- provide a broad range of price/performance alternatives for the implementation of secure, high-performance networks and efficient, high-performance tape storage devices. Hi/fn also offers evaluation boards to assist customers in the evaluation of the Company's products.

     Network Bandwidth Enhancement Products. Hi/fn's 9710 and 9711 high-performance compression processors provide essential bandwidth-enhancement for network equipment such as routers, remote access concentrators, broadband access equipment and switches. These products provide flexible bus interfaces and a variety of memory configuration options to allow customers to tailor their uses to meet a variety of network system requirements. Hi/fn licenses a line of software compression libraries that provide similar functionality to its line of compression processor products for low-performance applications such as modems and ISDN links. The software products are offered in source and object code toolkits.

        PRODUCT                       DESCRIPTION              DATE OF INTRODUCTION
        -------                       -----------              --------------------
9710                      Compression processor,               September 1996
                          multi-history LZS, operating at 8
                          Mbytes/sec
9711                      Compression processor,               February 1997
                          multi-history LZS and MPPC,
                          operating at 8Mbytes/sec
LZS221                    Compression software,                November 1995
                          multi-history, LZS offered in C
                          source code and other
                          microprocessor-specific
                          implementations
MPPC                      Compression software,                July 1996
                          multi-history, MPPC, offered in C
                          source code

     Network Security Products. Hi/fn's 7711 high-performance encryption processor provides essential bandwidth-enhancement and security for network equipment such as routers, remote access concentrators, switches and firewalls. The 7711 provides a flexible bus interface and a variety of memory configuration options to allow adaptation to meet a variety of network system requirements. The 7711 is pin-compatible with the 9711 compression processor, providing customers with an easy upgrade path from compression to encryption/compression. Hi/fn also licenses a portable, source code implementation of the IPSec protocol.

        PRODUCT                       DESCRIPTION              DATE OF INTRODUCTION
        -------                       -----------              --------------------
7711                      Encryption processor, DES/Triple-    October 1997
                          DES/RC4 encryption, LZS/MPPC
                          compression, MD5/SHA1 data
                          authentication, operating at 8
                          Mbytes/sec
IPSECure IPSEC            Source code toolkit, providing       May 1998
                          packet processing functions of the
                          IPSec protocol
IPSECure ISAKMP           Source code toolkit, providing key   May 1998
                          management protocol functions of
                          the IPSec protocol

     Storage Enhancement Products. The Company's 9610 and 9732 high-performance compression processors provide a typical doubling of capacity and performance for mid- to high-end tape drive products.

        PRODUCT                       DESCRIPTION              DATE OF INTRODUCTION
        -------                       -----------              --------------------
9732                      Compression processor, single        June 1994
                          history LZS, operating at 32
                          Mbytes/sec
9610                      Compression processor, single        May 1997
                          history LZS, operating at 50
                          Mbytes/sec

     Evaluation Boards. To facilitate the adoption of its semiconductor devices, the Company designs system-level boards that resemble actual end-products or subsystems. The Company's evaluation boards include basic hardware and software that enable customers to expedite their designs by using the evaluation boards as a reference or by incorporating portions of them into their own designs. These boards are used as evaluation and development vehicles for each semiconductor device designed by the Company.

TECHNOLOGY

     Hi/fn's multi-protocol packet processors are high-performance compression and encryption/compression processors that have been designed to meet the needs of networking and storage equipment vendors. The Company believes that its patented compression technology, employed in all of its packet processors, gives it a substantial competitive advantage. In addition to core technologies developed by the Company, the Company has enhanced the features and functionality of its products through the licensing of certain technologies from third parties.

     Compression Algorithms and Architectures. The Company is the holder of key patents that cover a wide variety of lossless compression algorithms and their implementations. Specific implementations of the Company's compression patents include the following compression algorithms: LZS, developed by Stac; MPPC, developed by Microsoft; and ALDC, developed by IBM. The Company has continued to improve the performance, functionality and architectures of these compression techniques. For example, semiconductor implementations of the LZS algorithm have improved in performance by a factor of 40 in under four years. Through the use of various architectural implementations of its compression algorithms, the Company is able to provide compression solutions over a broad price-performance spectrum.

     Encryption and Data Authentication Algorithms. The Company develops high-performance implementations of industry standard encryption algorithms (e.g., DES, Triple-DES and RC4) and data authentication algorithms (e.g., MD5 and SHA1). Coupled with its patent position in compression, the Company is positioned to combine compression with encryption and data authentication as specified in the most widely used network security protocols, such as IPSec and PPTP. In addition, the Company has licensed the rights to implement three encryption algorithms of RSA Data Security in the Company's semiconductor products, including the Rivest Shamir Adelman ("RSA") public key encryption system and the Rivest Cipher 4 ("RC4") and Rivest Cipher 5 ("RC5") symmetric key encryption algorithms.

     Integrated, High-Performance Packet Processing. The Company is continuing to develop additional packet processing functionality, including the implementation of public key encryption algorithms and increased integration of computation-intensive security protocol processing functions. Performance improvements of the Company's packet processing functions are expected to support gigabit speeds in the future.

INTELLECTUAL PROPERTY

     The Company's future success and ability to compete are dependent, in part, upon its proprietary technology. The Company relies in part on patent, trade secret, trademark, maskwork and copyright law to protect its intellectual property. The Company owns 12 United States patents and 4 foreign patents. The Company also has 2 pending patent applications in Japan. The issued patents and patent applications primarily cover various aspects of the Company's compression technology and have expiration dates ranging from 2006 to 2013. There can be no assurance that any patents will issue pursuant to the Company's current or future patent applications or that the patents issued pursuant to such patent applications will not be invalidated, circumvented or challenged. There can be no assurance that any patents issued to the Company will be adequate to safeguard and maintain the Company's proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying the Company's technology, designing around the patents owned by the Company or otherwise obtaining and using the Company's products, designs or other information. In addition, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology.

     In addition, the Company claims copyright protection for certain proprietary software and documentation. The Company attempts to protect its trade secrets and other proprietary information through agreements with its customers, suppliers, employees and consultants, and through other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful. In addition, the laws of certain countries in which the Company's products are or may be manufactured or sold may not protect the Company's products and intellectual property.

     In 1996 and 1997, the Company entered into agreements with RSA Data Security, Inc., a subsidiary of Security Dynamics, Inc., granting the Company the rights to implement three encryption algorithms licensed by RSA, specifically the RSA public key encryption system and the RC4 and RC5 symmetric key encryption algorithms.

     In 1995, Stac entered into an agreement with Motorola, granting the Company the rights to sublicense two Motorola-owned patents to customers of the Company's products. Based on the terms of the agreement, the agreement may be, and has been, assigned to Hi/fn by Stac.

     In 1994, Stac entered into two patent cross license agreements with IBM, granting Stac the rights to practice certain patents in the IBM patent portfolio. Based on terms of the agreement, the Company, upon separation from Stac, expects to obtain certain continuing rights to those same IBM patents. In return, the Company is obligated to provide IBM with the licenses to certain patents owned, or licensable, by the Company.

     In 1996, Stac entered into a software license agreement with Microsoft, granting Stac and its subsidiaries non-exclusive distribution and derivative works rights to Microsoft's MPPC compression software. Based on the terms of the agreement, the agreement may be, and has been, assigned to Hi/fn by Stac. See "RISK FACTORS -- Protection and Enforcement of Intellectual Property."

EXPORT RESTRICTIONS ON ENCRYPTION ALGORITHMS

     A key element of the Company's packet processor architecture is the encryption algorithms embedded in its semiconductor and software products. These products are subject to export control restrictions adminis-tered by the U.S. Department of Commerce, which permit the Company's network equipment customers to export products incorporating encryption technology only with the appropriate export license. In addition, these U.S. export laws prohibit the export of encryption products to a number of countries deemed hostile by the U.S. government. U.S. export regulations regarding the export of encryption technology require either a transactional export license or the granting of Department of Commerce Commodity jurisdiction. As a result of this regulatory regime, foreign competitors facing less stringent controls on their products may be able to compete more effectively than the Company's network equipment customers in the global market. There can be no assurance that the U.S. government will approve any pending or future export license requests. Further, there can be no assurance that the list of products and countries for which export approval is required, or the regulatory policies with respect thereto, will not be revised from time to time, or that laws limiting the domestic use of encryption will not be enacted. Failure of the Company's network equipment customers to obtain the required licenses or the costs of compliance could inhibit the sale of the Company's packet processors.

COMPETITION

     The networking and storage equipment markets into which the Company sells its products are intensely competitive and are subject to frequent product introductions with improved price-performance characteristics, rapid technological change, unit price erosion and the continued emergence of new industry standards. The semiconductor industry is also intensely competitive and is characterized by rapid technological change, product obsolescence and unit price erosion. The Company expects competition to increase in the future from existing competitors and from companies that may enter the Company's existing or future markets, including certain customers, with similar or substitute solutions that may be less costly or provide better performance or features than the Company's products. To be successful in the future, Hi/fn must continue to respond promptly and effectively to changing customer performance, feature and pricing requirements, technological change and competitors' innovations. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business.

     The Company's products compete with products from companies such as IBM, VLSI, Rainbow, IRE and Analog Devices. In 1994, Stac entered into two license agreements with IBM pursuant to which Stac granted IBM the right to implement, but not sublicense, the Company's patented compression technology in IBM hardware and software products. Stac also entered into a license agreement with Microsoft in 1994 pursuant to which Stac granted Microsoft the right to create software implementations of the Company's patented compression technology in Microsoft's software products. Stac's license agreement with Microsoft, however, prohibits Microsoft from creating hardware implementations of the Company's patents. The Company also competes against software solutions that use general purpose microprocessors to run encryption algorithms and the Company's software compression libraries. Moreover, the Company's encryption/ compression processors are subject to export control restrictions administered by the U.S. Department of Commerce, which permit the Company's network equipment customers to export products incorporating encryption technology only with the appropriate export license. As a result of these restrictions, foreign competitors facing less stringent controls on their encryption products could inhibit the sale of the Company's encryption/compression processors to network equipment customers in the global market. In addition, the Company expects significant future competition from major domestic and international semiconductor suppliers. Several established electronics and semiconductor suppliers have recently entered or indicated an intent to enter the network equipment market. The Company may also face competition from suppliers of products based on new or emerging technologies. Furthermore, many of the Company's existing and potential customers internally develop ASICs, general purpose microprocessors and other devices which attempt to perform all or a portion of the functions performed by the Company's products.

     Many of Hi/fn's current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than the Company. In particular, companies such as Texas Instruments, National Semiconductor, Lucent, Intel and Motorola have proprietary semiconductor manufacturing ability, preferred vendor status with many of the Company's customers, extensive marketing power and name recognition, greater financial resources than the Company and other significant advantages over the Company. In addition, current and potential competitors may determine, for strategic reasons, to consolidate, to lower the price of their products substantially or to bundle their products with other products. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations.

     The Company believes that important competitive factors in its markets are performance, price, length of development cycle, design wins with major network and storage equipment vendors, support for new network and storage standards, features and functionality, adaptability of products to specific applications, support of product differentiation, reliability, technical service and support and protection of products by effective utilization of intellectual property laws. The failure of the Company to successfully develop products that compete successfully with those of other suppliers in the market would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company must compete for the services of qualified distributors and sales representatives. To the extent that the Company's competitors offer such distributors or sales representatives more favorable terms on a higher volume of business, such distributors or sales representatives may decline to carry, or discontinue carrying, the Company's products. The Company's business, financial condition and results of operations could be adversely effected by any failure to maintain and expand its distribution network. See "RISK FACTORS -- Competition."

RESEARCH AND DEVELOPMENT

     The Company's success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion new products and enhancements to its existing products that meet changing customer requirements and emerging industry standards. Hi/fn has made and plans to continue to make substantial investments in research and development. Extensive product development input is obtained from customers and through the Company's participation in industry organizations and standards setting bodies such as the IETF.

     As of June 30, 1998, the Company's research and development staff consisted of 27 employees. The Company's research and development expenditures totaled $4.0 million in the first 9 months of fiscal 1998 and $3.0 million in the fiscal year ended September 30, 1997, representing 24.6% and 21.0% of revenues for such periods, respectively. Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities, costs of fabricating chip mask sets and subcontracting costs. The Company performs its research and product development activities at its facilities in San Jose, California and Carlsbad, California. The Company is seeking to hire additional skilled development engineers.

     In April 1998, Hi/fn acquired a software implementation of the IPSec protocol from CyLAN Technologies, Inc. As part of the acquisition, the Company gained expertise in the development of software implementations of a wide range of networking protocol functions, including IPSec and TCP/IP.

     The Company's future performance depends on a number of factors, including its ability to identify emerging technological trends in its target markets, develop and maintain competitive products, enhance its products by adding innovative features that differentiate its products from those of its competitors, bring products to market on a timely basis at competitive prices, properly identify target markets and respond effectively to new technological changes or new product announcements by others. In evaluating new product decisions, the Company must anticipate well in advance the future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, industry standards and competitive product offerings. No assurance can be given that the Company's design and introduction schedules for any additions and enhancements to its existing and future products will be able to be sold at prices that are favorable to the Company.

     The Company must also continue to make significant investments in research and development in order to continue enhancing the performance and functionality of its products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for the Company to remain competitive are inherently complex and require long development cycles. Such innovations must be completed before developments in networking technologies or standards render them obsolete and must be sufficiently compelling to induce network and storage equipment vendors to favor them over alternative technologies. Moreover, the Company must generally incur substantial research and development costs before the technical feasibility and commercial viability of a product line can be ascertained.

     There can be no assurance that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements or that the Company will be able to secure the financial resources necessary to fund future development. The failure to successfully develop new products on a timely basis could have a material adverse affect on the Company's business, financial condition and results of operations. See "RISK FACTORS -- New Product Development and Evolving Industry Standards; Technological Change."

SALES, MARKETING & TECHNICAL SUPPORT

     The Company markets its products through a direct sales and marketing organization, to be headquartered in Los Gatos, California following the Distribution, with a sales office in Boston, and through independent contract sales representatives in the United States, Europe, Japan and other areas. Sales representatives are selected for their understanding of the marketplace and their ability to provide effective field sales support for Hi/fn's products. The Company's relationships with some of its sales representatives have been established within the last year, and the Company is unable to predict the extent to which some of these representatives will be successful in marketing and selling the Company's products.

     Sales to U.S. customers account for the substantial majority of Hi/fn's revenues. Due to the export controls imposed on encryption products by the U.S. government, the Company's shipments to international customers are limited to compression processors and compression software. The Company is actively working with its network equipment customers and the National Security Agency to comply with U.S. export controls to facilitate the export of the Company's customer's products which incorporate the Company's encryption products. There can be no assurance that the Company will be successful in these efforts and that competitors outside of the U.S. will not develop encryption products to meet the needs of the Company's customers, thereby reducing the opportunity for the Company to sell its products.

     The Company has a number of marketing programs designed to inform network and storage equipment vendors about the capabilities and benefits of the Company's products. The Company's marketing efforts include participation in industry trade shows, technical conferences, preparation of competitive analyses, sales training, publication of technical and educational articles in industry journals, maintenance of Hi/fn's world wide web site, advertising and direct mail distribution of Company literature.

     Technical support to customers is provided through field and factory applications engineers and, if necessary, product designers. Local field support is provided in person or by telephone. The Company believes that providing customers with comprehensive product service and support is critical to maintaining a competitive position in the market and is critical to shortening the time required to design in the Company's products. The Company works with its customers to monitor the performance of its product designs and to provide support at each stage of customer product development.

MANUFACTURING

     Currently, Hi/fn subcontracts all of its semiconductor manufacturing on a turnkey basis, with the Company's suppliers delivering fully assembled and tested products based on the Company's proprietary designs. The use of the fabless model allows the Company to focus substantially all of its resources on determining customer requirements and on the design and development and support of its products. This model allows the Company to have significantly reduced capital requirements.

     The Company subcontracts its semiconductor manufacturing to Toshiba Corporation, Atmel Corporation, and Motorola. The selection of these manufacturers was based on the breadth of available technology, quality, manufacturing capacity and support for design tools used by the Company. None of the Company's products is currently manufactured by more than one supplier.

     At any given time, Hi/fn uses mainstream processes for the manufacture of its products, avoiding dependence on the latest process technology available. This approach reduces the Company's technical risks and avoids the risks related to production capacity constraints typically associated with leading edge semiconductor processes. This approach allows the Company to focus on providing differentiated functionality, the primary value-added in the Company's products. The Company's current main products are manufactured using a .5 micron CMOS process. Products under development are being designed for .35 micron CMOS processes. The Company believes that transitioning its products to increasingly smaller semiconductor geometries will be important for the Company to remain competitive. No assurance can be given that future process migration will be achieved without difficulty.

     Hi/fn intends to continue for the foreseeable future to rely on its subcontract manufacturers and their subcontractors for substantially all of its manufacturing, assembly and testing requirements. All of the Company's subcontract manufacturers produce products for other companies. The Company does not have long-term manufacturing agreements with any of its subcontract manufacturers. The Company's subcontract manufacturers are not obligated to supply products to the Company for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of its subcontract manufacturers.

     The Company must place orders approximately 12 to 14 weeks in advance of expected delivery. As a result, the Company has only a limited ability to react to fluctuations in demand for its products, which could cause the Company to have an excess or a shortage of inventory of a particular product. Failure of worldwide semiconductor manufacturing capacity to rise along with a rise in demand could result in the Company's subcontract manufacturers to allocate available capacity to customers that are larger or have long-term supply contracts in place. The inability of the Company to obtain adequate foundry capacity at acceptable prices, or any delay or interruption in supply, could reduce the Company's product revenues or increase the Company's cost of revenues and could have a material adverse effect on the Company's business, financial condition and results of operations. See "RISK FACTORS -- Risks Associated with Independent Manufacturers and Sole-Source Supply."

EMPLOYEES

     As of June 30, 1998, Hi/fn employed a total of 53 full-time employees and 3 part-time contractors. Of the total number of employees, 27 were employed in research and development, 17 in sales and marketing, 7 in operations and 5 in finance and administration. The Company's employees are not represented by any collective bargaining agreement and the Company has never experienced a work stoppage. The Company believes its employee relations are good.

     The Company's future success is heavily dependent upon its ability to hire and retain qualified technical, marketing, sales and management personnel. The competition for such personnel is intense, particularly for engineering personnel with related security, networking and integrated circuit design expertise and for applications support personnel with networking product design expertise. See "RISK FACTORS -- Dependence on Key Personnel and Hiring of Additional Personnel."

FACILITIES

     The Company's corporate and technical headquarters are currently located in San Jose, California. The San Jose facility consists of an aggregate of approximately 6,000 square feet. The Company also leases two other facilities, a satellite design center in Carlsbad, California and a small field sales office in Westborough, Massachusetts. These facilities occupy an aggregate of approximately 7,000 square feet. The Company has entered into an agreement to lease approximately 27,000 square feet of space in Los Gatos, California for a period of seven years commencing on September 1, 1998, and intends to move its San Jose operations to that location.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

BOARD OF DIRECTORS

     The Company Board currently is comprised of two directors: Gary W. Clow and Douglas L. Whiting. Upon consummation of the Distribution, the Company Board is expected to be comprised of five directors, who will be elected prior to the Distribution. Such directors will serve until the next Annual Meeting of Stockholders of the Company and until their respective successors have been duly elected and qualified.

     The table below indicates the name, position with the Company and age of each director of the Company.

                 NAME                     POSITION WITH HI/FN       AGE
                 ----                     -------------------       ---
Gary W. Clow..........................  Chairman                    43
Douglas L. Whiting....................  Chief Technology Officer    42

     Gary W. Clow has been Chairman of the Board of Directors of the Company since November 1996. He also has served as Chairman of the Board of Directors and Chief Executive Officer of Stac since March 1992 and a director since 1983. Mr. Clow also served as President of Stac from 1986 through 1996. Mr. Clow received an M.A.S. in Computer Systems from Florida Atlantic University and an M.S. in Electrical Engineering from the California Institute of Technology.

     Douglas L. Whiting, Ph.D. has served as Chief Technology Officer since October 1997 and as a director of the Company since November 1996. He also has served as Vice President of Technology of Stac since 1985 and has served as a director of Stac since 1983. He was President of Stac from 1984 to 1986. Dr. Whiting received a Ph.D. in Computer Science from the California Institute of Technology.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT COMMITTEE. Prior to the Distribution, the Company Board will establish an Audit Committee of at least two non-employee directors. The Audit Committee will review the annual audits of the Company's independent public accountants, review and evaluate internal accounting controls, recommend the selection of the Company's independent public accountants, review and pass upon (or ratify) related party transactions, and conduct such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants.

     COMPENSATION COMMITTEE. Prior to the Distribution, the Company Board will establish a Compensation Committee of at least two non-employee directors. The Compensation Committee will review salaries, bonuses and stock options of senior officers of the Company, and administer the Company's executive compensation policies and stock option plans.

COMPENSATION OF THE BOARD OF DIRECTORS

     Each non-employee director of the Company will receive $     per year for
serving on the Company Board and an additional $          for each meeting
attended (other than committee meetings). An additional $          will be paid
to any non-employee director who serves on the Executive Committee. Each director is eligible to receive stock options pursuant to the 1996 Plan. See "-- Hi/fn Equity Plan." Directors also will receive reimbursement for travel expenses incurred in connection with their duties as directors.

EXECUTIVE OFFICERS

     Set forth below are the names, positions and ages of the individuals who will become executive officers of the Company upon consummation of the
Distribution:

               NAME                          POSITION WITH HI/FN              AGE
               ----                          -------------------              ---
William R. Walker.................  Vice President, Acting Chief Executive    57
                                    Officer, Acting President, Chief
                                    Financial Officer and Corporate
                                    Secretary
Stephen A. Farnow.................  Vice President of Operations              49
Thomas F. Griffin.................  Vice President of Sales                   41
Robert A. Monsour.................  Vice President of Marketing               43

     William R. Walker has served as Vice President and Chief Financial Officer of the Company since November 1997. He has been the Company's Acting Chief Executive Officer and Acting President since July 1998. From 1996 to 1997, Mr. Walker was Vice President, Chief Financial Officer and Secretary at MMC Networks, Inc., a networking Company. From 1984 to 1996, Mr. Walker held the position of Senior Vice President and Chief Financial Officer at Zilog, Inc., a semiconductor supplier. Mr. Walker has a B.S. in Economics from University of Wisconsin and an M.B.A. from University of Maryland, and he is a certified public accountant.

     Stephen A. Farnow has served as Vice President of Operations at the Company since 1996. From 1990 through 1996, he worked as an independent consultant in the area of general management with an emphasis on setting up or re-engineering operations functions. From 1986 through 1990, he was Vice President of Operations at Weitek Corp., a semiconductor supplier. He received a B.S. in Physics from UCLA and Ph.D. from Stanford University.

     Thomas F. Griffin has been Vice President of Sales since joining the Company in April 1998. From 1996 to 1998, he was Vice President of Sales and Marketing at Cartesian Data, Inc., a supplier of storage devices. From 1994 to 1996, Mr. Griffin was Business Development Manager at Quantum Corporation. Mr. Griffin holds a B.S. in Chemical Engineering from University of California, Berkeley.

     Robert A. Monsour has served as Vice President of Marketing of the Company since August 1997. He also served as Vice President of Sales from August 1997 through April 1998. From 1996 to 1997, he worked as an independent consultant in the area of high-technology marketing. From 1993 to 1996, Mr. Monsour, a co-founder of Stac, held the position of Vice President of Business Development there. He was also Vice President of Product Development from 1990 to 1993. From 1988 to 1990 he was Vice President of Marketing at Stac. Mr. Monsour has a B.A.S. and M.A.S. in Computer Systems from Florida Atlantic University and holds an M.B.A. from UCLA.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation for the fiscal year ended September 30, 1997 received by the Chief Executive Officer and the only other executive officer of the Company whose compensation exceeded $100,000 for that year (the "Named Executive Officers"). No other executive officer of the Company meets the definition of "highly compensated" within the meaning of the executive compensation disclosure rules of the Commission.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                 ANNUAL COMPENSATION            COMPENSATION AWARDS
                                           -------------------------------    ------------------------
                                                                                            NUMBER OF
                                                                              RESTRICTED    SECURITIES
                                           FISCAL                               STOCK       UNDERLYING
       NAME AND PRINCIPAL POSITION          YEAR     SALARY($)    BONUS($)    AWARDS($)     OPTIONS(#)
       ---------------------------         ------    ---------    --------    ----------    ----------
Arthur J. Collmeyer(1)...................   1997      150,000      30,000          0         300,000
Stephen A. Farnow,.......................   1997      100,000      12,600          0          72,000
  Vice President of Operations

---------------
(1) Mr. Collmeyer served as President and Chief Executive Officer of the Company until July 2, 1998.

                           STOCK OPTION GRANTS TABLE

     The following table sets forth certain information with respect to options to purchase Company Common Stock granted during the year ended September 30, 1997 to each of the Named Executive Officers. The Company does not have any outstanding stock appreciation rights.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                         NUMBER OF         % OF                                        ANNUAL RATES OF STOCK
                         SECURITIES   TOTAL OPTIONS                                   PRICE APPRECIATION FOR
                         UNDERLYING     GRANTED TO      EXERCISE OR                       OPTION TERM(1)
                          OPTIONS      EMPLOYEES IN    BASE PRICE PER   EXPIRATION    -----------------------
         NAME            GRANTED(#)   FISCAL YEAR(%)    SHARE($/SH)        DATE           5%          10%
         ----            ----------   --------------   --------------   ----------    ----------   ----------
Arthur J. Collmeyer....   300,000          19.6%           $0.60         11/22/06      $113,202     $286,866
Stephen A. Farnow......    72,000           4.7%           $0.60              (2)      $ 27,168     $ 68,848

---------------
(1) The potential realizable values are based on an assumption that the stock price of the Company Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth of the shares of the Company Common Stock.

(2) Mr. Farnow was granted an option to purchase 60,000 shares of Company Common Stock at a price of $0.60 each, which expires on November 22, 2006, and was granted an additional option to purchase 12,000 shares of Company Common Stock at a price of $0.60 each, which expires on May 22, 2007.

            OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information with respect to the exercise of options to purchase Company Common Stock during the year ended September 30, 1997, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

                                                                             NUMBER OF
                                                                            SECURITIES        VALUE OF
                                                                            UNDERLYING       UNEXERCISED
                                                                            UNEXERCISED     IN-THE-MONEY
                                                                            OPTIONS AT       OPTIONS AT
                                                                            FISCAL YEAR      FISCAL YEAR
                                                                              END(#)          END($)(1)
                                      SHARES ACQUIRED        VALUE         EXERCISABLE/     EXERCISABLE/
                NAME                  ON EXERCISE(#)     REALIZED($)(2)    UNEXERCISABLE    UNEXERCISABLE
                ----                  ---------------    --------------    -------------    -------------
Arthur J. Collmeyer.................      150,000            $0.00           0/150,000       $0/$210,000
Stephen A. Farnow...................       36,000            $0.00            0/36,000       $ 0/$50,400

---------------
(1) Calculated by determining the difference between the fair market value of the securities underlying the options at September 30, 1997 ($2.00 per share as determined by the Company Board) and the exercise price of the options.

(2) Mr. Collmeyer and Mr. Farnow exercised options pursuant to an early-exercise feature at an exercise price equal to fair market value.

HI/FN EQUITY PLAN

     The Company's Amended and Restated 1996 Equity Incentive Plan (the "1996 Plan") was adopted by the Company Board and approved by Stac as the sole stockholder in November 1996. The 1996 Plan was recently amended by the Company Board and stockholders to, among other things, increase the number of Company Common Stock shares reserved for issuance pursuant to the 1996 Plan to 1,949,900. As of August 1, 1998, 482,806 shares had been issued upon exercise of stock options granted under the 1996 Plan, 858,395 shares were subject to options granted under the 1996 Plan and 608,699 shares were available for future grants. Unless terminated sooner, the 1998 Plan will terminate automatically in November 2006.

     The 1996 Plan provides for the grant of (i) incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Section 422"), to employees of the Company, (ii) nonstatutory stock options,
(iii) stock bonuses, (iv) stock purchase rights ("SPRs"), and (v) stock appreciation rights (collectively, "Stock Awards") to employees, directors and consultants of the Company, provided that incentive stock options and stock appreciation rights appurtenant thereto may be granted to employees of the Company. Unless terminated sooner, the 1996 Plan will terminate automatically in November 2006.

     The 1996 Plan may be administered by the Company Board or a committee of the Company Board (as applicable, the "Administrator"). The Administrator has the power to determine the terms of Stock Awards granted, including the exercise price, the number of shares subject to each Stock Award, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1996 Plan, provided that no such action may affect any share of Company Common Stock previously issued and sold or any Stock Award previously granted under the 1996 Plan.

     In the case of options, the exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Company Common Stock on the date of grant and the term of such incentive stock option must not exceed ten years. The exercise price of nonstatutory stock options granted under the 1996 Plan is determined by the Administrator. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1996 Plan shall be stated in the option agreement. Options granted under the 1996 Plan must generally be exercised within three months after the end of optionee's continuous status as an employee, or consultant of the Company, or within 12 months after such optionee's termination by disability, or within 18 months after such optionee's termination by death, but in no event later than the expiration of the option's term. The Administrator may include a re-load option as part of any option agreement. The reload option shall be for the number of shares surrendered as part of an exercise price of the option, shall have an expiration date which is the same as the expiration date of the original option, and shall have an exercise price on the date of exercise of the original option as set forth above.

     In the case of stock bonuses and SPRs, the Administrator may provide that the Company be granted a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the repurchase option shall be determined by the Administrator. The repurchase option shall lapse at a rate determined by the Administrator.

     The 1996 Plan authorizes three types of stock appreciation rights: tandem stock appreciation rights, concurrent stock appreciation rights and independent stock appreciation rights. The Administrator has the sole discretion and authority to grant stock appreciation rights. Tandem stock appreciation rights are granted appurtenant to an option and require the holder to elect between the exercise of the option or the stock appreciation right. The appreciation of the tandem stock purchase right is payable in cash (or, if provided for in the agreement, in shares) in an amount not to exceed the fair market value on the date the option is surrendered over the aggregate exercise price payable. Concurrent stock appreciation rights are granted appurtenant to an option and are exercised automatically upon exercise of the option. The appreciation of the concurrent stock appreciation right is payable in cash (or, if provided for in the agreement, in shares) in an amount equal aggregate fair market value on the date of exercise of the option over the aggregate exercise price paid for the shares. Independent Stock Appreciation Rights are denominated in share equivalents. The appreciation of the independent stock appreciation right is payable in cash (or, if provided for in the agreement, in shares) in an amount not to exceed the fair market value on the date the stock appreciation right is surrendered over the fair market value on the date the stock appreciation right is granted.

     Stock Awards granted under the 1996 Plan are generally not transferable by the optionee, and each Stock Award is exercisable during the lifetime of the optionee only by such optionee. The 1996 Plan also provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each Stock Award shall be assumed or an equivalent award substituted for by the successor corporation. If the outstanding Stock Awards are not assumed or substituted for by the successor corporation, the Stock Award shall terminate.

INDEMNIFICATION AGREEMENTS

     The Company has entered, or will enter, into indemnification agreements with its directors and executive officers (each, an "Indemnified Person") prior to the Distribution. An Indemnified Person is specifically indemnified and held harmless under such agreements for costs and expenses, including without limitation, damages, judgments, amounts paid in settlement, reasonable costs of investigation, reasonable attorneys' fees, costs of investigative, judicial or administrative proceedings or appeals, costs or attachment of similar bonds, fines, penalties, and excise taxes assessed with respect to employee benefit plans actually and reasonably incurred in connection with a threatened, pending or completed claim, action, suit or proceeding by reason of the fact that (i) he is or was a director, officer, employee and/or agent of the Company, or (ii) he is or was serving as a director, officer, employee, trustee and/or agent of another corporation or entity at the request of the Company. To qualify for indemnification, the claim must not be (i) based solely upon an Indemnified Person's gaining in fact any personal profit or advantage to which he was not legally entitled, (ii) an accounting for profits made from the purchase or sale of securities pursuant to Section 16(b) of the Exchange Act or (iii) based solely upon knowingly fraudulent, deliberately dishonest, or willful misconduct on the part of the Indemnified Person. The Company will indemnify the Indemnified Person to the extent that (i) the Indemnified Person gives the Company prompt written notice of any claim, (ii) the Indemnified Person has not already received payment pursuant to collectible insurance policies and (iii) indemnification is not unlawful.

     Under such indemnification agreements, the Company will advance costs and expenses incurred by the Indemnified Person in advance of the final disposition of an action, suit or proceeding if he undertakes to repay amounts advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. The Company will advance costs and expenses related to defending or investigating an action, suit or proceeding unless a determination is made that (i) the Indemnified Person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, (ii) the Indemnified Person intentionally breached his duty to the Company or its stockholders or (iii) with respect to any criminal action or proceeding, the Indemnified Person had reasonable cause to believe his conduct was unlawful. Such determination will be made by a majority vote of a quorum of the Company Board consisting of directors not a party to the suit, action or proceeding, by a written opinion of independent legal counsel, by the stockholders or by a final, nonappealable adjudication in a court of competent jurisdiction. If the Company advances costs and expenses of any action, suit or proceeding, the Company reserves the right to assume the defense of such action, suit or proceeding upon written notice to the Indemnified Person of its intention to do so. After delivery of such notice, the Company shall not be liable for any costs or expenses incurred by the Indemnified Person in retaining separate counsel unless (i) the employment of separate counsel was previously authorized by the Company, (ii) the Indemnified Person reasonably concludes that joint representation would entail a conflict of interest or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding. The indemnification provisions and provisions for advancing expenses in such agreements are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the Delaware General Corporation Law (the "DGCL"), the Company Certificate or the Company Bylaws.

CHANGE OF CONTROL ARRANGEMENTS

     The Company has entered into a Change of Control Agreement with each of William R. Walker, the Company's Vice President and Chief Financial Officer, Stephen A. Farnow, the Company's Vice President of Operations, and Robert A. Monsour, the Company's Vice President of Marketing. Pursuant to each such agreement, if, within 12 months following a change of control, the executive officer is (i) terminated by the Company or successor Company, other than for acts of dishonesty, conviction of a felony or willful misconduct, or (ii) constructively terminated as a result of a material dimunition in salary, a material change in responsibility or a change in work location of more than 30 miles from the then current job location (each an "Involuntary Termination"), then he receives accelerated vesting (and/or a lapse of the Company's repurchase option) with respect to 50% of the options (and/or stock purchase rights) held at the time of the Involuntary Termination. For purposes of each such agreement, a change of control is defined as (i) a sale of all or substantially all of the assets of the Company or a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of transactions in which a third party acquires more than 50% of the voting equity securities of the Company outstanding immediately prior to such change of control, or (ii) a repurchase of the minority equity interest in the Company by Stac by way of any means which results in the Company becoming a wholly-owned subsidiary of Stac.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH STAC

     Stac incorporated Hi/fn as a wholly owned subsidiary of Stac on August 14, 1996. On November 21, 1996, Stac transferred its semiconductor business (along with the associated technology, assets and liabilities) to the Company pursuant to an Assignment, Assumption and License Agreement (the "Assignment Agreement") in exchange for 6,000,000 shares of Series A Preferred Stock and 100 shares of Company Common Stock issued by the Company to Stac pursuant to a Stock Purchase Agreement.

     The assets transferred to the Company pursuant to the Assignment Agreement included, without limitation, $1,000,000 of available cash, the accounts receivable and inventory of the semiconductor business, Stac's rights under certain sales and license agreements, and the fixed assets, trademarks, patents and proprietary technology specified on schedules attached to the Assignment Agreement. The Assignment

Agreement also provided for the assignment by Stac and the assumption by the Company of the accounts payable relating to the semiconductor business, the obligations under the sales and license agreements assigned to the Company, and current and unpaid payroll and related benefits expenses related to former employees of Stac who became employees of the Company.

     At the time of the transfer of the semiconductor business to the Company, Stac and the Company also entered into a Cross License Agreement pursuant to which the Company granted Stac a limited, worldwide, perpetual, non-exclusive, non-transferable, royalty-free license to the patents previously transferred by Stac to the Company pursuant to the Assignment Agreement. The Cross License Agreement permits Stac, among other things, to use, modify, create derivative works, reproduce, license and sublicense the technology to end users of Stac's products that incorporate the technology licensed to Stac by the Company. Stac, however, may not create hardware implementations of the technology subject to the Cross License Agreement or license or sell any of the software subject to the Cross License Agreement as a stand-alone product for a period of ten years after the date of the Cross License Agreement. Under the Cross License Agreement, Stac also sublicensed or assigned to the Company certain third-party licenses held by Stac. The parties further agreed that for a ten year period (i) Stac would transfer ownership to the Company of any derivative works created by Stac from the licensed technology and (ii) the Company would transfer ownership to Stac of all future commercial releases of software implementations of the licensed technology developed by the Company.

     Prior to the Distribution Date, the Company and Stac will enter into a Distribution Agreement, Employee Benefits Allocation Agreement, Tax Sharing Agreement and Transitional Services Agreement, which provide for, among other things, the Distribution and certain other agreements governing the relationship between the Company and Stac following the Distribution.

     Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to the Company, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with the Company's business. The Distribution Agreement also provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses incurred in connection with the Distribution will be charged to the party for whose benefit the expenses are incurred, with any expenses that cannot be allocated on such basis to be split equally between the parties.

     The Employee Benefits Allocation Agreement generally contemplates that the Company will assume and retain all obligations and liabilities with respect to Hi/fn employee plans and benefits and that Stac will retain all obligations and liabilities with respect to Stac employee plans and benefits. The Employee Benefits Allocation Agreement also provides that the Company will assume and retain, with respect to Hi/fn employees, all responsibility for liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans. Stac will retain, with respect to Stac employees, all responsibilities for all liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans.

     The Tax Sharing Agreement defines the parties' rights and obligations with respect to tax returns and tax liabilities, including, in particular, federal and state income tax returns and liabilities, for taxable years and other taxable periods ending on or before the Distribution date. In general, Stac will be responsible for (i) filing all federal and state income tax returns of Stac, the Company and any of their subsidiaries for all taxable years ending on or before the Distribution Date, and (ii) paying the taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities). For post-Distribution periods, Stac and the Company will each be responsible for filing its own returns and paying its own taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities).

     The Company and Stac will also enter into a Transitional Services Agreement pursuant to which Stac will provide certain accounting services to the Company, and each of Stac and the Company will provide certain other services to the other, on a transitional basis after the Distribution. The fees for such transitional services will be based on rates designed to reflect the actual costs (including indirect costs) of providing such services. The Company will be free to procure such services from outside vendors or to develop in-house capabilities in order to provide such services internally. The Transitional Services Agreement will terminate on December 31, 1999 unless extended in writing by the parties.

LOANS TO OFFICERS

     On December 31, 1997, the Company made a loan to William R. Walker, the Company's Vice President and Chief Financial Officer, in the aggregate principal amount of $100,000 and bearing interest at the rate of 6.00% per annum, in order to fund the exercise price of stock options held by him. The loan is evidenced by a full recourse promissory note, which matures on the earlier to occur of (i) December 31, 2001, or (ii) the date on which Mr. Walker ceases to be an employee, director or consultant of the Company. The promissory note is secured by a pledge of 50,000 shares of Company Common Stock owned by Mr. Walker and currently held in escrow. The entire principal amount and accrued interest on the loan to Mr. Walker remains outstanding as of the date of this Information Statement.

SALE OF SECURITIES

     Arthur J. Collmeyer purchased 75,000 shares of Company Common Stock at $.60 per share pursuant to an offer of employment with the Company dated October 16, 1996. The Company sold the shares to Mr. Collmeyer, an accredited investor, pursuant to an exemption from registration under Section 4(2) of the Securities Act.

INDEMNIFICATION AGREEMENTS

     The Company has entered, or will enter, into indemnification agreements with each of its directors and executive officers prior to the Distribution. See "MANAGEMENT -- Indemnification Agreements."

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Company Common Stock expected to be beneficially owned immediately following the Distribution by (i) the Named Executive Officers and directors of the Company, (ii) all of the Company's executive officers and directors as a group and (iii) all other stockholders known by Stac to own beneficially more than five percent of the Company Common Stock, based upon the expected beneficial ownership by such persons of Stac Common Stock, Company Common Stock and options to acquire Company Common Stock as of October 15, 1998. A list of the individuals who are expected to be executive officers of the Company immediately following the Distribution is set forth under the heading "MANAGEMENT." Except as otherwise indicated, each individual named is expected to have sole investment and voting power with respect to the securities shown.

                                               AMOUNT AND
                                               NATURE OF       PERCENT
                                               BENEFICIAL    BENEFICIALLY
             NAME AND ADDRESS(1)               OWNERSHIP        OWNED
             -------------------               ----------    ------------
Microsoft Corporation........................   611,872          9.5%
One Microsoft Way
Redmond, WA 98052-6399
Gary W. Clow(2)..............................   373,756          5.8%
Robert W. Johnson(3).........................   439,727          6.8%
Douglas L. Whiting(4)........................   344,042          5.3%
Arthur J. Collmeyer..........................
Stephen A. Farnow............................
Robert A. Monsour............................
William R. Walker............................

---------------
 *  Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property and marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Includes 437,736 shares held by the Robert W. Johnson Revocable Trust, of which Dr. Johnson is Trustee.

(3) Includes 4,504 shares held of record by Mr. Clow's minor daughter, of which Mr. Clow disclaims beneficial ownership.

(4) Includes 344,402 shares held by the Whiting Family Trust, of which Mr. Whiting serves as Trustee.

                 HI/FN CERTIFICATE OF INCORPORATION AND BYLAWS

     The following is a summary of the Company Certificate and the Company Bylaws, as each will be in effect following the Distribution, and is qualified in its entirety by reference to the complete text of the Company Certificate as set forth in Annex I hereto, and the Company Bylaws as set forth in Annex II hereto.

AUTHORIZED STOCK

     The Company Certificate provides that the Company is authorized to issue 110,000,000 shares of stock, consisting of 100,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock together with the Company Common Stock, "Company Stock"). Shares of Company Preferred Stock may be issued from time to time, in one or more series, each of which series shall have such voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions relating thereto, as shall be authorized by the Company Board. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK."

DIRECTORS

     The Company Certificate provides that the number of directors shall be fixed exclusively by one or more resolutions adopted by the Company Board. Presently, the Company Board has two members. At the time of the Distribution, the Company expects that the Company Board will be comprised of five members. The Company Bylaws provide that, except as otherwise provided by law or the Company Certificate, a quorum of the Company Board for the transaction of business shall consist of a majority of the entire Board of Directors, except with respect to indemnification of directors, officers and agents of the Company, for which a quorum shall be one-third of the number of directors comprising the Company Board. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. The Company Certificate do not provide for cumulative voting in the election of directors to the Company Board. The Company Bylaws will provide that vacancies and any newly-created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

LIABILITY FOR MONETARY DAMAGES

     The Company Certificate provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for breach of the duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, a knowing violation of law, certain unlawful dividends, stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. Any repeal or modification of such provision by the stockholders of the Company will not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ANTITAKEOVER EFFECT OF AUTHORIZED BUT UNDESIGNATED PREFERRED STOCK

     As described above, the Company Board is authorized to provide for the issuance of shares of Company Preferred Stock, in one or more series, and to fix by resolution of the Company Board and to the extent permitted by the DGCL, the terms and conditions of each such series. The Company believes that the availability of Company Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise from time to time. Authorized but unissued shares of Company Preferred Stock, as well as authorized but unissued shares of Company Common Stock, will be available for issuance without further action by Company stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which any class of Company Stock may then be listed for trading.

     Although the Company Board has no present intention of doing so, it will be able to issue a series of Company Preferred Stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For instance, such new shares might impede a business combination by including class voting rights which would enable the holder to block such transaction or facilitate a business combination by including voting rights which would provide a required percentage vote of stockholders. The Company Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its then existing stockholders. The Company Board, in so acting, will be able to issue Company Preferred Stock having terms which would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

     The Company Certificate and Bylaws will provide for the indemnification of present and former directors, officers, employees and agents of the Company and persons serving as directors, officers, employees or agents of another corporation or entity at the request of the Company (each, an "Indemnified Party") to the fullest extent permitted by the DGCL. Indemnified Parties are specifically indemnified in the Company Bylaws (the "Indemnification Provisions") for expenses, including attorneys' fees, court costs, witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnified Party in connection with a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director or officer of the Company or is or was serving as a director, officer, employee or agent of another corporation or entity at the request of the Company. Such Indemnified Party must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the subject corporation and, with respect to any criminal action or proceeding, must have had no reasonable cause to believe his conduct was unlawful.

     The Indemnification Provisions and provisions for advancing expenses in the Company Bylaws are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to any agreement, vote of the stockholders or disinterested directors or pursuant to judicial direction. The Company is authorized to purchase insurance on behalf of an Indemnified Party for liabilities incurred, whether or not the Company would have the power or obligation to indemnify him pursuant to the Company Certificate, the Company Bylaws or the DGCL.

     In addition, the Company has entered, or will enter, into indemnification agreements with each of its directors and executive officers pursuant to which such persons are indemnified for costs and expenses actually and reasonably incurred by such persons in connection with a threatened, pending or completed claim arising out of service as a director, officer, employee, trustee and/or agent of the Company or another entity at the request of the Company. See "MANAGEMENT -- Indemnification Agreements."

AMENDMENT OF THE COMPANY CERTIFICATE AND BYLAWS

     The DGCL provides that approval of a majority of the stockholders entitled to vote thereon is required to amend the Company Certificate. In addition, the Company Certificate requires the approval of at least 66 2/3% of the voting power of stockholders entitled to vote thereon to amend the provisions of the Company Certificate regarding management, directors, indemnification and amendments to the Company Certificate. A bylaw may be amended or repealed, or a new bylaw adopted, by (i) the affirmative vote of the holders of at least
66 2/3% of the stock entitled to vote thereon or (ii) a majority of the entire Company Board.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

     Following the Distribution, the authorized capital stock of the Company will consist of 100,000,000 shares of Company Common Stock, $.001 par value, and 10,000,000 shares of Company Preferred Stock, $.001 par value. The description set forth below is incomplete and is qualified by reference to the Company's Third Amended and Restated Certificate of Incorporation (the "Company Certificate") and Amended and Restated Bylaws (the "Company Bylaws"), which are set forth in Annex I and Annex II hereto, respectively.

COMMON STOCK

     The holders of Company Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as otherwise provided by law, the holders of Company Common Stock vote together with the holders of Company Preferred Stock as one class. Subject to the rights of holders of any shares of Company Preferred Stock which may at the time be outstanding, holders of Company Common Stock will be entitled to such dividends as the Company Board may declare out of funds legally available therefor. See "RISK FACTORS -- Dividend Policy." Subject to the prior rights of creditors and holders of any Company Preferred Stock which may be outstanding from time to time, the holders of Company Common Stock are entitled, in the event of liquidation, dissolution or winding up of the Company, to share pro rata in the distribution of all remaining assets. The Company Common Stock is not liable for any calls or assessments and is not convertible into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Company Common Stock.

PREFERRED STOCK

     The Company Certificate provides that the Company Board is authorized to provide for the issuance of shares of Company Preferred Stock, from time to time, in one or more series. Prior to the issuance of shares in each series, the Company Board is required by the Company Certificate and the DGCL to adopt resolutions and file a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation") with the Secretary of State of Delaware, fixing for each such series the designations, preferences and relative, participating, optional or other special rights applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Delaware law.

DISTRIBUTION AGENT; TRANSFER AGENT AND REGISTRAR

     The Distribution Agent and Transfer Agent and Registrar for the Company Common Stock and Company Preferred Stock is American Stock Transfer & Trust Company.

CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW

     After the Distribution, certain provisions of the Company Certificate and Company Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. The Company Certificate provides, among other things, for a classified Company Board and eliminates the right of stockholders to take action by written consent. The issuance of Company Preferred Stock authorized in the Company Certificate could have the effect of delaying or preventing a change in control of the Company. Such Company Preferred Stock could be utilized to implement, without stockholder approval, a stockholders' right plan that could be triggered by certain change in control transactions, which could delay or prevent a change in control of the Company or could impede a merger, consolidation, takeover or other business combination involving the Company. The issuance of Company Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Company Common Stock, including the loss of voting control to others. The Company has no current plans to issue shares of Company Preferred Stock.

     In addition, the Company Bylaws provide, among other things, that special meetings of the stockholders of the Company may be called only by the Company Board, the Chairman of the Company Board, the President of the Company or by any person or persons holding shares representing at least 10% of the outstanding capital stock of the Company. The Company Bylaws also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the Company Board, of candidates for election as directors.

     The Company is subject to the provisions of Section 203 of the DGCL, an antitakeover law. In general, the statute prohibits a publicly held Delaware corporation from entering into a "business combination" with an

"interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the Company's voting capital stock.

     The provisions of the Company Certificate, Company Bylaws and Delaware law are intended to encourage potential acquirors to negotiate with the Company and allow the Company Board the opportunity to consider alternative proposals in the interest of maximizing stockholder value. Such provisions, however, may also have the effect of discouraging acquisition proposals or delaying or preventing a change in control of the Company, which may have an adverse effect on the market price of the Company Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of hi/fn, inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of hi/fn, inc., a subsidiary of Stac, Inc., at September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Diego, California
June 5, 1998

                                  HI/FN, INC.

                                 BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                               SEPTEMBER 30,
                                                              ----------------     JUNE 30,
                                                               1996      1997        1998
                                                              ------    ------    -----------
                                                                                  (UNAUDITED)
Current assets:
  Cash......................................................  $   --    $  480      $   69
  Accounts receivable, net..................................   1,181     1,823       1,946
  Due from parent...........................................      --     1,507       3,792
  Inventories...............................................     708       409         255
  Deferred income taxes.....................................     333       385         526
  Prepaid expenses and other current assets.................       6       192         273
                                                              ------    ------      ------
          Total current assets..............................   2,228     4,796       6,861
  Property and equipment, net...............................     361       959       1,123
  Deferred income taxes.....................................      18        95         127
  Other assets..............................................       4        48         562
                                                              ------    ------      ------
                                                              $2,611    $5,898      $8,673
                                                              ======    ======      ======

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  600    $  660      $  947
  Due to parent.............................................   1,481        --          --
  Accrued expenses and other current liabilities............     530       616       1,144
                                                              ------    ------      ------
          Total current liabilities.........................   2,611     1,276       2,091
                                                              ------    ------      ------
Commitments (Note 7)
Stockholders' equity:
  Preferred stock, .001 par value; 10,000,000 shares
     authorized; 6,000,000 shares issued and outstanding....      --         6           6
  Common stock, .001 par value; 15,000,000 shares
     authorized; 280,799 and 478,507 shares issued and
     outstanding at September 30, 1997 and June 30, 1998,
     respectively...........................................      --        --          --
  Paid-in capital...........................................      --     2,783       2,991
  Note receivable from stockholder..........................      --        --        (100)
  Retained earnings.........................................      --     1,833       3,685
                                                              ------    ------      ------
Total stockholders' equity..................................      --     4,622       6,582
                                                              ------    ------      ------
                                                              $2,611    $5,898      $8,673
                                                              ======    ======      ======

                See accompanying notes to financial statements.

                                  HI/FN, INC.

                            STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             NINE MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30,          JUNE 30,
                                             ----------------------------    -----------------
                                              1995      1996       1997       1997      1998
                                             ------    -------    -------    ------    -------
                                                                                (UNAUDITED)
Revenues...................................  $7,342    $12,894    $14,226    $8,991    $16,513
Cost of revenues...........................   2,841      5,095      4,762     2,955      5,142
                                             ------    -------    -------    ------    -------
Gross margin...............................   4,501      7,799      9,464     6,036     11,371
                                             ------    -------    -------    ------    -------
Operating expenses:
Research and development...................     551      1,641      2,985     1,873      4,066
Sales and marketing........................   1,097      1,677      2,224     1,585      2,438
General and administrative.................     492        889      1,203       851      1,737
                                             ------    -------    -------    ------    -------
Total operating expenses...................   2,140      4,207      6,412     4,309      8,241
                                             ------    -------    -------    ------    -------
Operating income...........................   2,361      3,592      3,052     1,727      3,130
Interest income............................      --         --         16         7         14
                                             ------    -------    -------    ------    -------
Income before income taxes.................   2,361      3,592      3,068     1,734      3,144
Provision for income taxes.................     947      1,441      1,235       699      1,292
                                             ------    -------    -------    ------    -------
Net income.................................  $1,414    $ 2,151    $ 1,833    $1,035    $ 1,852
                                             ======    =======    =======    ======    =======

Net income per share, basic................  $  .24    $   .36    $   .30    $  .17    $   .29
                                             ======    =======    =======    ======    =======
Net income per share, diluted..............  $  .24    $   .36    $   .30    $  .17    $   .27
                                             ======    =======    =======    ======    =======
Weighted average shares outstanding,
  basic....................................   6,000      6,000      6,100     6,075      6,282
                                             ======    =======    =======    ======    =======
Weighted average shares outstanding,
  diluted..................................   6,000      6,000      6,174     6,075      6,782
                                             ======    =======    =======    ======    =======

                See accompanying notes to financial statements.

                                  HI/FN, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            NINE MONTHS ENDED
                                             YEAR ENDED SEPTEMBER 30,            JUNE 30,
                                           -----------------------------    ------------------
                                            1995       1996       1997       1997       1998
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income.............................  $ 1,414    $ 2,151    $ 1,833    $ 1,035    $ 1,852
  Adjustments required to reconcile net
     income to net cash provided by
     operating activities:
     Depreciation and amortization.......       43         68        303        124        560
     Provision (benefit) for deferred
       income taxes......................       68       (190)      (129)       192       (173)
     Changes in assets and liabilities:
     Accounts receivable.................     (920)       546       (642)    (1,172)      (123)
     Inventories.........................      195       (554)       299        384        154
     Prepaid expenses and other current
       assets............................        3         (5)      (186)      (310)       (81)
     Other assets........................        3          1        (44)        (7)      (854)
     Accounts payable....................      139        409         60       (402)       287
     Due to parent.......................      492        889        420        315        423
     Accrued expenses and other current
       liabilities.......................      (65)       446         86         85        528
                                           -------    -------    -------    -------    -------
          Net cash provided (used) by
            operating activities.........    1,372      3,761      2,000        244      2,573
                                           -------    -------    -------    -------    -------
Cash flows from investing activities:
  Purchases of property and equipment....      (63)      (223)      (901)      (612)      (484)
                                           -------    -------    -------    -------    -------
          Net cash used by investing
            activities...................      (63)      (223)      (901)      (612)      (484)
                                           -------    -------    -------    -------    -------
Cash flows from financing activities:
  Issuance of common stock...............       --         --        169         45        208
  Net transfer of funds to parent........       85     (1,542)      (788)       858     (2,708)
  Dividends to Parent Company............   (1,394)    (1,996)        --         --         --
                                           -------    -------    -------    -------    -------
          Net cash provided (used) by
            financing activities.........   (1,309)    (3,538)      (619)       903     (2,500)
                                           -------    -------    -------    -------    -------
Net increase (decrease) in cash and cash
  equivalents............................       --         --        480        535       (411)
Cash and cash equivalents at beginning of
  year...................................       --         --         --         --        480
                                           -------    -------    -------    -------    -------
Cash and cash equivalents at end of
  period.................................  $    --    $    --    $   480    $   535    $    69
                                           =======    =======    =======    =======    =======
Supplemental non-cash financing
  activities:
  Issuance of preferred stock for net
     assets contributed..................  $    --    $    --    $ 2,620    $ 2,620    $    --
                                           =======    =======    =======    =======    =======
  Settlement of interdivisional
     accounts............................  $   (20)   $  (155)   $    --    $    --    $    --
                                           =======    =======    =======    =======    =======

                See accompanying notes to financial statements.

                                  HI/FN, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                         COMMON STOCK     PREFERRED STOCK
                                       ----------------   ----------------   PAID-IN    RETAINED
                                       SHARES   AMOUNT    SHARES   AMOUNT    CAPITAL    EARNINGS    TOTAL
                                       ------   -------   ------   -------   --------   --------   -------
Balance at September 30, 1994........      --   $    --      --    $   --         --    $    --    $    --
Dividends to Parent Company..........      --        --      --        --         --     (1,414)    (1,414)
Net income...........................      --        --      --        --         --      1,414      1,414
                                       ------   -------   -----    ------     ------    -------    -------
Balance at September 30, 1995........      --        --      --        --         --         --         --
Dividends to Parent Company..........      --        --      --        --         --     (2,151)    (2,151)
Net income...........................      --        --      --        --         --      2,151      2,151
                                       ------   -------   -----    ------     ------    -------    -------
Balance at September 30, 1996........      --        --      --        --         --         --         --
Issuance of preferred stock..........      --        --   6,000         6      2,614         --      2,620
Issuance of common stock.............      75        --      --        --         45         --         45
Issuance of common stock upon
  exercise of options................     206        --      --        --        124         --        124
Net income...........................      --        --      --        --         --      1,833      1,833
                                       ------   -------   -----    ------     ------    -------    -------
Balance at September 30, 1997........     281        --   6,000         6      2,783      1,833      4,622
Issuance of common stock upon
  exercise of options (unaudited)....     197        --      --        --        208         --        208
Note receivable from stockholder
  (unaudited)........................      --        --      --        --       (100)        --       (100)
Net income (unaudited)...............      --        --      --        --         --      1,852      1,852
                                       ------   -------   -----    ------     ------    -------    -------
Balance at June 30, 1998
  (unaudited)........................     478   $    --   6,000    $    6     $2,891    $ 3,685    $ 6,582
                                       ======   =======   =====    ======     ======    =======    =======

                See accompanying notes to financial statements.

                                  HI/FN, INC.

                         NOTES TO FINANCIAL STATEMENTS
      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying financial statements present the carved-out balance sheet, statements of operations, of cash flows, and of changes in stockholders' equity for hi/fn, inc. ("Hi/fn" or "the Company"), a majority owned semiconductor products subsidiary of Stac, Inc. ("Stac" or "the Parent"). Management expects to separate Hi/fn and Stac into two independent, publicly-traded companies. In connection with the separation, Stac plans to distribute as a dividend to its stockholders the shares of Hi/fn common stock owned by the Parent (the "Distribution"). The Distribution is designed to separate two distinct businesses with significant differences in their markets, products, investment needs, employee retention and compensation plans and plans for growth. Stac's Board of Directors believes that the separation into two independent companies will enhance the ability of each to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and create incentives that are more attractive and appropriate for the recruitment and retention of key employees. As a consequence, Stac believes that investors will be able to evaluate better the merits of the two groups of businesses and their future prospects.

     For the fiscal years ended September 30, 1995 and 1996, Hi/fn conducted business as a division of Stac. For the fiscal year ended September 30, 1997 and for the nine month periods ended June 30, 1997 and 1998, Hi/fn conducted business as a majority-owned subsidiary of Stac. Financial statements have not been previously prepared for Hi/fn. These financial statements have been prepared from the historical accounting records of Stac.

     The balance sheet at September 30, 1996 reflects Hi/fn's structure prior to its formation as a subsidiary. Periods subsequent to September 30, 1996 reflect the net assets contributed by Stac in establishing the Hi/fn subsidiary. The transfer was recorded at the historical net book value of the transferred assets and liabilities of $2,620,000. In exchange for the net assets contributed to Hi/fn, Stac received 6,000,000 shares of Series A Preferred Stock and 100 shares of common stock (Note 5). For purposes of preparing these financial statements it was assumed that the net income generated from Hi/fn's operations was remitted in dividends back to Stac for all periods prior to fiscal 1997. Additionally, Hi/fn participates with Stac in centralized cash management. In general, the cash funding requirements of Hi/fn were met by, and all cash generated by the business was transferred to, Stac. Cash balances at September 30, 1997 and June 30, 1998 represent cash amounts in Hi/fn accounts that had yet to be liquidated by payment obligations, or transferred to Stac. Related party receivables and payables are a result of these cash management practices, as well as allocations of general and administrative costs as discussed below.

     Balance sheet amounts at September 30, 1996 for accounts receivable, inventory and accounts payable represent allocations based on specific identification of the underlying items. Property and equipment, deferred income taxes, other current and non-current assets, and accrued expenses and other current liabilities were primarily allocated based on specific identification and in other cases allocation methodologies influenced largely by proportioning head counts. At September 30, 1997 and June 30, 1998, all balance sheet amounts except the due from parent account are the result of specific identification.

     Amounts shown on the statement of operations are based on specific identification of the costs directly associated with Hi/fn's business for all components except for general and administrative costs and income tax expense. For all periods prior to fiscal 1997, allocations of general and administrative costs are based on management's estimates of the underlying level of effort required to manage and support Hi/fn's activity. For periods including and subsequent to fiscal 1997, general and administrative allocations are based on specific identification of costs directly associated with Hi/fn's business, in addition to allocations of (i) costs for administrative functions and services performed on behalf of the Company by staff groups within Stac (ii) a portion of Stac's management expense and (iii) certain general corporate expenses of Stac. For the year ended September 30, 1997 and nine month periods ended June 30, 1997 and 1998, general and administrative

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

allocations totaled $420,000, $315,000 and $423,000, respectively. As more fully described in Notes 2 and 4, current and deferred income taxes and related tax expense have been allocated to Hi/fn as if it were a separate taxpayer for all periods presented.

     All of the allocations and estimates in the financial statements are based on assumptions that the management of Stac and Hi/fn believe are reasonable under the circumstances; however, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if Hi/fn had been operated as a separate entity.

NOTE 2 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES:

OVERVIEW

     Hi/fn designs, develops and markets high-performance, multi-protocol packet processors -- semiconductor devices that enable secure, high-bandwidth network connectivity and efficient storage of business information. The Company's packet processor products perform the computation-intensive tasks of compression and encryption/compression, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. The Company's products are used in a variety of networking and storage equipment such as routers, remote access concentrators, firewalls and back-up storage devices.

  Financial Statement Preparation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Revenue from the sale of semiconductors and board products is recognized upon shipment, net of an allowance for estimated returns. Revenue from periodic software license and maintenance agreements is generally recognized ratably over the respective license periods.

  Inventories

     Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market. Inventories are comprised solely of finished goods, which are manufactured by third party foundries for resale by the Company.

  Property and Equipment

     Property and equipment are stated at cost. Additions to property and equipment, including significant betterments and renewals, are capitalized. Maintenance and repair costs are charged to expense as incurred. Depreciation is computed using the straight-line method over estimated useful lives of three to five years and totaled $43,000, $68,000, and $303,000 in fiscal 1995, 1996, and
1997, respectively, and $124,000 and $560,000 for the nine months ended June 30, 1997 and 1998, respectively. Leasehold improvements are amortized over the shorter of the asset life or lease term.

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

  Long-lived Assets

     The Company investigates potential impairments of long-lived assets on an exception basis, when events or changes in circumstances have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such impairment losses have been recorded by the Company.

  Research and Development

     Expenditures for research and development are charged to expense as incurred; however, development costs for software to be licensed or sold that are incurred from the time technological feasibility is established until the product is ready for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through June 30, 1998, no significant amounts were expended subsequent to reaching technological feasibility.

  Stock-based Compensation

     The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income and earnings per share as if the fair value-based method had been applied in measuring compensation expense.

  Income Taxes

     The taxable income of the Company is included in the consolidated tax return of the Parent. Income taxes are computed on a stand-alone basis as if the Company were a separate taxpayer for all periods presented. Income taxes currently payable are deemed to have been remitted by Stac on behalf of the Company in the period that the liability arose. Amounts due to Stac for income tax payments are included in the related party components of the balance sheet. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected more likely than not to be realized.

  Earnings Per Share

     Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding for the period, without consideration of the dilutive impact of potential common shares ("dilutive securities") that were outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period, increased by dilutive securities that were outstanding during the period. Shares subject to repurchase by the Company are considered contigently issuable based on continued employment and are therefore treated as potential common shares for the purposes of this calculation. Since the Company's Series A Preferred Stock (Note 5) represents a primary equity security, it is included in the calculation of basic earnings per share. Net income remains the same for the calculations of basic EPS and diluted EPS. A reconciliation of the numerators and denominators of the basic and diluted EPS calculations for the year ended September 30, 1997 and nine months ended June 30, 1998, respectively, is presented below. Earnings per share for the years ended September 30, 1995 and 1996 has been presented on a comparable basis to the capital structure that came into existence in fiscal 1997 in a manner similar to that as used for stock splits.

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

YEAR ENDED SEPTEMBER 30, 1997

                                                                        PER-SHARE
                                             NET INCOME     SHARES       AMOUNT
                                             ----------     ------      ---------
Net Income.................................    $1,833
Basic EPS..................................                6,100,000      $0.30
Dilutive Securities........................                   74,000
                                                           ---------
Diluted EPS................................                6,174,000      $0.30
                                                           =========

NINE MONTHS ENDED JUNE 30, 1998

                                                                        PER-SHARE
                                             NET INCOME     SHARES       AMOUNT
                                             ----------     ------      ---------
Net Income.................................    $1,852
Basic EPS..................................                6,282,000      $0.29
Dilutive Securities........................                  500,000
                                                           ---------
Diluted EPS................................                6,782,000      $0.27
                                                           =========

  Unaudited interim periods

     The interim financial data as of June 30, 1998 and for the nine months ended June 30, 1997 and June 30, 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

  New pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income," and Financial Accounting Standard (FAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," which will be required to be adopted by the Company in fiscal 1999. Adoption of these statements is not expected to have a significant impact on the Company's consolidated financial position, results of operations or cash flows.

NOTE 3 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS:

                                                    SEPTEMBER 30,
                                                   ----------------    JUNE 30,
                                                    1996      1997       1998
                                                   ------    ------    --------
Accounts receivable:
  Trade receivables..............................  $1,340    $1,873     $2,087
  Less allowance for doubtful accounts...........    (159)      (50)      (141)
                                                   ------    ------     ------
                                                   $1,181    $1,823     $1,946
                                                   ======    ======     ======

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

     Substantially all of the Company's customers are OEM's, which results in concentrated credit risk with respect to the Company's trade receivables. At September 30, 1996 and 1997 and at June 30, 1998, one customer accounted for 45%, 89% and 78%, respectively, of the accounts receivable balance. Management believes that its credit policies substantially mitigate such concentrated credit risk. Bad debt expenses were not significant in fiscal 1995, 1996, 1997 nor in the nine month periods ended June 30, 1997 and 1998.

                                                    SEPTEMBER 30,
                                                   ---------------    JUNE 30,
                                                   1996      1997       1998
                                                   -----    ------    --------
Property and equipment:
  Computer equipment.............................  $ 484    $1,093     $1,356
  Furniture and fixtures.........................     94       172        339
  Leasehold improvements.........................    132        81         87
  Office equipment...............................    113        43         92
                                                   -----    ------     ------
                                                     823     1,389      1,874
  Less accumulated depreciation..................   (462)     (430)      (751)
                                                   -----    ------     ------
                                                   $ 361    $  959     $1,123
                                                   =====    ======     ======
Accrued expenses and other current liabilities:
  Deferred revenue...............................  $ 256    $  323     $  575
  Compensation and employee benefits.............    171       288        326
  Other..........................................    103         5        243
                                                   -----    ------     ------
                                                   $ 530    $  616     $1,144
                                                   =====    ======     ======

NOTE 4 -- INCOME TAXES:

     The results of the Company's operations were included in Stac's consolidated tax returns. The allocation of tax items is discussed in Note 2.

     The provision (benefit) for income taxes is comprised of the following:

                                                     YEAR ENDED SEPTEMBER 30,
                                                     ------------------------
                                                     1995     1996      1997
                                                     ----    ------    ------
Current tax expense:
  Federal..........................................  $747    $1,386    $1,159
  State............................................   132       245       205
                                                     ----    ------    ------
                                                      879     1,631     1,364
                                                     ----    ------    ------
Deferred tax expense (benefit):
  Federal..........................................    59      (162)     (109)
  State............................................     9       (28)      (20)
                                                     ----    ------    ------
                                                       68      (190)     (129)
                                                     ----    ------    ------
                                                     $947    $1,441    $1,235
                                                     ====    ======    ======

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

     The principal components of deferred income tax assets are as follows:

                                                              SEPTEMBER 30,
                                                              --------------
                                                              1996     1997
                                                              -----    -----
Revenue recognition.........................................  $102     $260
Depreciation and amortization...............................    18       95
Inventory valuation accounts................................   155       82
Bad debts allowance.........................................    64       20
Other.......................................................    12       23
                                                              ----     ----
                                                              $351     $480
                                                              ====     ====

     A reconciliation of the amount computed by applying the statutory federal income tax rate to income before income taxes to the provision for income taxes follows:

                                                     YEAR ENDED SEPTEMBER 30,
                                                     ------------------------
                                                     1995     1996      1997
                                                     ----    ------    ------
Amount computed at statutory Federal rate of 34%...  $803    $1,221    $1,043
State income taxes, net of Federal benefit.........   141       216       184
Expenses not deductible for tax purposes...........     3         4         8
                                                     ----    ------    ------
                                                     $947    $1,441    $1,235
                                                     ====    ======    ======

NOTE 5 -- PREFERRED STOCK:

     The Company has issued 6,000,000 shares of voting, participating, convertible Series A Preferred Stock ("Series A Preferred Stock") and 100 shares of common stock to Stac in exchange for the net assets contributed. The transfer was recorded at the historical net book value of the transferred assets and liabilities of $2,620,000. Each share may be converted, at the option of the holder, into one share of common stock. The Series A Preferred Stock is entitled to dividends, if and when declared by the Board of Directors, of $0.12 per share, per annum. Series A Preferred Stock dividends must be declared prior to the declaration of dividends on the Company's common stock, and the Series A Preferred Stock participates fully thereafter with any common stock dividends. Through June 30, 1998, no such dividends have been declared.

NOTE 6 -- STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS:

  1996 Equity Incentive Plan

     During fiscal 1997, Hi/fn adopted the 1996 Equity Incentive Plan (the "1996 Plan") whereby 1,499,900 shares of Hi/fn common stock were reserved for issuance pursuant to nonqualified and incentive stock options and restricted stock awards. Shares reserved for under the 1996 Plan represent 20% of Hi/fn equity on a fully diluted basis. Subsequent to September 30, 1997, the number of shares authorized for issuance under the 1996 Plan was increased by 450,000, resulting in a total of 1,949,900 shares reserved for issuance. The 1996 Plan is administered by the Board of Directors of Hi/fn or its designees and provides generally that nonqualified stock options and restricted stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award, or 110% of fair market value for awards to more than 10% stockholders. Options granted under the 1996 Plan may have a term of up to 10 years. Options typically vest at a rate of 25% of the total grant per year over a four-year period. However, the Company may, at its discretion, implement a different vesting schedule with respect to any new stock option grant. As a result of early exercise

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

features as provided for by the 1996 Plan, options granted are immediately exercisable subject to the Company's repurchase rights which expire as options vest.

     Information for stock option activities is summarized below:

                                                          OPTIONS OUTSTANDING
                                                      ---------------------------
                                                                     WEIGHTED-
                                                                      AVERAGE
                                                       SHARES      EXERCISE PRICE
                                                      ---------    --------------
Balance at September 30, 1996.......................         --           --
  Options granted...................................  1,112,000        $0.69
  Options exercised.................................   (205,699)       $0.60
  Options canceled..................................    (29,438)       $0.60
                                                      ---------
Balance at September 30, 1997.......................    876,863        $0.81
  Options granted...................................    366,000        $2.19
  Options exercised.................................   (197,708)       $2.17
  Options canceled..................................    (32,517)       $0.60
                                                      ---------
Balance at June 30, 1998............................  1,012,638        $1.29
                                                      =========

     The following is a summary of stock options outstanding:

                                                     OPTIONS OUTSTANDING
                                            --------------------------------------
                                                          WEIGHTED-
                                                           AVERAGE       WEIGHTED-
                                                          REMAINING       AVERAGE
                                                         CONTRACTUAL     EXERCISE
                                             NUMBER      LIFE (YEARS)      PRICE
                                            ---------    ------------    ---------
AT SEPTEMBER 30, 1997
Price Range
$0.60.....................................    702,863        9.36          $0.60
$1.20.....................................     70,000        9.86          $1.20
$2.00.....................................    104,000        9.93          $2.00
                                            ---------
                                              876,863        9.47          $0.81
                                            =========
AT JUNE 30, 1998
Price Range
$0.60.....................................    557,638        8.57          $0.60
$1.20-$2.00...............................    235,500        9.24          $1.88
$2.25-$3.00...............................    219,500        9.73          $2.41
                                            ---------
                                            1,012,638        8.98          $1.29
                                            =========

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

     The following is a summary of stock options that are vested and exercisable, and are accordingly not subject to the Company's repurchase rights:

                                                         OPTIONS VESTED AND
                                                            EXERCISABLE
                                                        --------------------
                                                                   WEIGHTED-
                                                                    AVERAGE
                                                                   EXERCISE
                                                        NUMBER       PRICE
                                                        -------    ---------
AT SEPTEMBER 30, 1997
Price Range
$0.60.................................................  20,900       $0.60
                                                        =======
AT JUNE 30, 1998
Price Range
$0.60.................................................  140,520      $0.60
                                                        =======

  Pro Forma Disclosure

     The Company applies the intrinsic value method in accounting for its stock based compensation. No compensation expense has been recognized for stock option grants, which are fixed in nature, as the options have been granted at fair value as determined by the Company's Board of Directors. Had compensation cost for the Company's stock based compensation awards issued during fiscal 1997 and the nine months ended June 30, 1998 been determined based on the fair value at the grant date, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                      YEAR ENDED      NINE MONTHS
                                                     SEPTEMBER 30,   ENDED JUNE 30,
                                                         1997             1998
                                                     -------------   --------------
Net income:
As reported........................................     $1,833           $1,852
                                                        ======           ======
Pro forma..........................................     $1,683           $1,635
                                                        ======           ======
Net income per share, basic:
As reported........................................     $  .30           $  .29
                                                        ======           ======
Pro forma..........................................     $  .28           $  .26
                                                        ======           ======
Net income per share, diluted:
As reported........................................     $ 0.30           $  .27
                                                        ======           ======
Pro forma..........................................     $ 0.27           $  .24
                                                        ======           ======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the year ended September 30, 1997: dividend yield of 0.0%, risk free interest rate of 6.46%, expected volatility of 250%, and expected life of 1.5 years; for the nine months ended June 30, 1998: dividend yield of 0.0%, risk free interest rate of 5.70%, expected volatility of 250%, and expected life of 1.1 years

                                  HI/FN, INC.

      (TABLE AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS. INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED JUNE 30, 1997 AND 1998,
                     AND AS OF JUNE 30, 1998 IS UNAUDITED.)

NOTE 7 -- COMMITMENTS:

     The Company occupies its facilities under several non-cancelable operating leases that expire at various dates through August 2005, and which contain renewal options. Future minimum lease payments are as follows:

                                      AMOUNT
                                      ------
  1998..............................  $  327
  1999..............................     921
  2000..............................     820
  2001..............................     750
  2002..............................     750
Thereafter..........................   2,187
                                      ------
                                      $5,755
                                      ======

     Included in future minimum lease payments are amounts associated with a new facility lease entered into in November 1997. Rent expense under operating leases was approximately $40,000, $50,000, and $113,000, in fiscal 1995, 1996, and 1997, respectively, and $61,000 and $229,000 for the nine months ended June 30,1997 and 1998, respectively. Certain facility leases provide for scheduled rent increases. The total lease commitment for such leases is being charged ratably to operations.

NOTE 8 -- SIGNIFICANT CUSTOMERS:

     A significant portion of the Company's revenues has been derived from sales to major OEM's. Two customers accounted for 35% and 19% of fiscal 1995 revenues, respectively. Two customers accounted for 43% and 14% of fiscal 1996 revenues, respectively. One customer accounted for 70% of fiscal 1997 revenues. One customer accounted for 65% of revenues for the nine months ended June 30, 1997 and 64% of revenues for the nine months ended June 30, 1998.

NOTE 9 -- SUBSEQUENT EVENTS:

     In November 1997, the Company entered into a non-cancelable operating lease providing for current and expansion facilities for its corporate offices in Los Gatos, California. The term of this lease runs through August 2005, with an option for renewal through 2010. Future minimum lease payments associated with this lease are included in the schedule in Note 7.

     In April 1998, the Company acquired the outstanding stock of CyLAN Technologies, Inc., a software development company, for $340,000 in cash in a transaction accounted for under the purchase method. The purchase agreement calls for the Company to make royalty payments on sales made over a three-year period that incorporate the acquired technology. Minimum royalties over this term amount to $450,000, subject to the continued employment at Hi/fn of a former CyLAN shareholder. In conjunction with the acquisition, the Company recorded the purchase price as capitalized software, which is being amortized on a straight-line basis over a three year period. Pro forma data has not been presented as such results would not differ materially from the historical results presented.

                                  HI/FN, INC.

                                  SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  FOR THE THREE YEARS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                       ADDITIONS
                                          BALANCE AT   CHARGED TO     ADDITIONS
                                          BEGINNING    COSTS AND      CHARGED TO                   BALANCE AT
                                          OF PERIOD     EXPENSES    OTHER ACCOUNTS   DEDUCTIONS   END OF PERIOD
                                          ----------   ----------   --------------   ----------   -------------
DEDUCTED FROM ACCOUNTS RECEIVABLE
Allowance for doubtful accounts:
  Year ended September 30, 1995(a)......      60            --           133            --             193
  Year ended September 30, 1996(a)......     193            --           (34)           --             159
  Year ended September 30, 1997.........     159          (109)           --            --              50

DEDUCTED FROM INVENTORY
Reserve for inventory obsolescence:
  Year ended September 30, 1995(a)......     107            --            16            --             123
  Year ended September 30, 1996(a)......     123            --           265            --             388
  Year ended September 30, 1997.........     388          (183)           --            --             205

---------------
(a) Activity represents changes in period end allocations of consolidated balances.

                                    GLOSSARY

     ALDC (Adaptive Lossless Data Compression) -- A compression method invented by IBM, for which patents are owned by Hi/fn.

     Analog Modem -- A communications device used for sending and receiving data over "normal" telephone lines. These devices use analog signals to transmit and receive data.

     ASIC (Application Specific Integrated Circuit) -- A logic circuit designed for a specific usage and implemented in an integrated circuit.

     Broadband Access Products -- Network equipment that provides access to a network infrastructure using high-bandwidth network interfaces, for example cable modems and digital subscriber line products.

     Bus -- The set of wires used to interconnect the signals from one semiconductor device to one or more other devices, either on the same circuit board or through a connector to another circuit board.

     Cable Modem -- A device used typically in a home for connecting a computer system to the Internet via the cable television network. Such devices typically offer significantly higher data transmission rates than available from analog modems.

     Compression -- The process of eliminating redundant information from a set of data, while maintaining complete data integrity such that the compressed data can be decompressed and returned to its original form.

     Data Authentication -- A method of processing data prior to transmission over a communication link such that on receipt of the data, the recipient can detect whether or not the data was altered during transmission.

     DES (Data Encryption Standard) -- A standard promulgated by the Federal Information Processing Society (FIPS) that defines a method for processing data such that it becomes indecipherable to anyone other than the person who holds the digital data stream, or key, with which it was encrypted. The maximum key length supported by DES is 56 bits.

     Digital Subscriber Line (DSL) -- A type of communication link offered by telecommunications service providers that provides digital transmission for voice and data, typically between a home/office and a corporate network, where the data transmission rates available are significantly greater than those available from analog modems.

     DLT (Digital Linear Tape) -- A type of tape drive manufactured by Quantum Corporation that provides storage of digital data on magnetic tape. The data is stored on linear tracks on the tape.

     Encryption -- The process of making data indecipherable to anyone other than the holds the key with which it was enciphered.

     Firewall -- A technology used for preventing unwanted inbound or outbound data at the boundary of a computer network based on a set of rules programmed by the firewall administrator.

     IETF (Internet Engineering Task Force) -- A volunteer organization that develops architectures practices and protocols for the continued development of the Internet and its related technologies.

     IPSec (IP Security) -- A network security protocol developed by the IETF, which provides for confidentiality and integrity of data transmitted over a computer network using the Internet Protocol.

     IP (Internet Protocol) -- The fundamental communication protocol used by computers attached to the global information network known as the Internet. IP can also be referred to as the layer 3 protocol, or network layer protocol of the Internet.

     IPPCP (IP Payload Compression Protocol) -- An IETF-developed protocol used in conjunction with IP that allows the payload of each IP data packet to be compressed prior to transmission and decompressed upon receipt thereby enhancing network bandwidth.

     ISDN (Integrated Services Digital Network) -- A service offered by telecommunications service providers that provides digital transmission for voice and data, typically between a home/office and a corporate network.

     LAN (Local Area Network) -- Typically a network consisting of a set of computers at a common location (office, building, campus, etc.) interconnected using a common type of wiring and a common networking protocol.

     Lossless Data Compression -- A method of processing digital information to remove redundant data, thereby reducing it in size for subsequent transmission or storage. Such a method must also have a corresponding method of processing the "reduced" data in such a way as to return it to its original, uncompressed state without any loss of information.

     LZS (Lempel-Ziv-Stac) -- A compression method, invented and patented by Stac.

     Mbytes/sec (Megabytes per second) -- A rate of data transfer from one system to another.

     Megabyte -- Typically, one million bytes, but sometimes the quantity 1024 times 1024.

     MD5 (Message Digest 5) -- A data processing algorithm invented by Ron Rivest and designed to compute, with great probability, a unique "fingerprint" for a particular set of data. This type of algorithm is often used in networking protocols to ensure that transmitted data is not tampered with in transit. This is done by computing a "fingerprint" for a set of data, sending the data along with the "fingerprint", after which the receiver can recalculate and verify the received.

     MPPC (Microsoft Point-to-Point Compression) -- A compression method invented by Microsoft, for which patents are owned by Hi/fn.

     Network Interface Card -- A printed circuit card or semiconductor that provides for the connection of a computer system or other device to a local area network.

     PPP (Point-to-Point Protocol) -- An IETF-developed protocol operating at what is known as the data link layer, or layer 2, and used for the establishment of a connection from one computer to another over a wide area network.

     PPTP (Point-to-Point Tunneling Protocol) -- A Microsoft-developed protocol, based on certain aspects of PPP, that was designed to provide confidentiality of the data transmitted between two computers over a wide area network.

     RC4/RC5 (Rivest Cipher 4 and Rivest Cipher 5) -- Developed by Ron Rivest of the Massachusetts Institute of Technology (MIT), these are symmetric key encryption algorithms, meaning that the same key is used to encrypt a set of data as is used to decrypt it.

     Remote Access Concentrator -- A networking device, which aggregates, or concentrates, multiple bi-directional communication links into a single, larger link. These devices are typically used to provide dial-up access to a corporate network or to the Internet.

     Router -- A networking device that is responsible for processing incoming and outgoing data packets, typically Internet Protocol packets, and determining where to "route" the data packet on its journey to its final destination.

     RSA (Rivest Shamir Adelman) -- The initials of the 3 inventors of the RSA public key encryption system and co-founders of RSA Data Security.

     SCSI (Small Computer Systems Interface) -- An interface typically used for connecting storage devices such as tape drives and disk drives to computer systems.

     SHA1 (Secure Hash Algorithm) -- A data processing algorithm designed to compute, with great probability, a unique "fingerprint" for a particular set of data. This type of algorithm is often used in networking protocols to ensure that transmitted data is not tampered with in transit. This is done by computing a "fingerprint" for a set of data, sending the data along with the "fingerprint", after which the receiver can recalculate and verify the received.

     Tape Drive -- An electro-mechanical computer peripheral with integrated electronics that enables the storage of computer data on removable magnetic media.

     TCP (Transmission Control Protocol) -- Along with IP, the next most fundamental network protocol used for communication of data over the Internet. Internet applications such as web browsers are known as TCP applications.

     Travan -- A tape drive standard, developed by 3M, which uses tape media that is one quarter-inch in width.

     Triple-DES (Triple Data Encryption Standard) -- Based on the DES encryption algorithm, Triple-DES involves processing a set of data three times using DES. A method for processing data such that it becomes indecipherable to anyone other than the person who holds the digital data stream, or key, with which it was encrypted. The maximum key length supported by Triple-DES is 168 bits.

     VPN (Virtual Private Network) -- A network of interconnected computers, all sharing the same network infrastructure, where the privacy of the communication between any two computers on the network is maintained through the use of network security, or encryption, protocols.

     WAN (Wide Area Network) -- A network of interconnected computers or LANs where they are interconnected using a network infrastructure provided by a service provider such as an telecommunications company or an Internet Service Provider.

                                                                        ANNEX IV

                                 July 17, 1998

Board of Directors
Stac, Inc.
12636 High Bluff Drive
San Diego, CA 92130

Members of the Board of Directors:

     We have acted as financial advisor to Stac, Inc., a Delaware corporation ("Stac"), in connection with the proposed distribution (the "Distribution") to the holders of Stac common stock, par value $.001 per share (the "Stac Common Stock"), of all of the outstanding shares of common stock, par value $.001 per share ("Company Common Stock"), of hi/fn, inc., a Delaware corporation ("Hi/fn" or the "Company"), owned by Stac, pursuant to the terms of a Distribution Agreement to be entered into between Stac and Hi/fn (the "Distribution Agreement"). We are advised that Hi/fn was organized in August 1996 to own and operate Stac's semiconductor business, which previously was operated as a division of Stac. Stac transferred the semiconductor business (along with the associated technology, assets and liabilities) to Hi/fn on November 21, 1996. We have been advised that the purposes of the Distribution are as set forth in the Information Statement included in the Form 10 filed with the Securities and Exchange Commission (the "Information Statement") and to be sent to holders of Stac Common stock. The Distribution is described more fully in the Information Statement. You have requested our opinion as to whether the Distribution is fair, from a financial point of view, to the holders of Stac Common Stock.

     In connection with our review of the Distribution, and in arriving at our opinion, we have, among other things:

          (i) reviewed the publicly available consolidated financial statements of Stac for recent years and interim periods to date and certain other relevant financial and operating data of Stac available from public sources or provided to us by Stac;

          (ii) reviewed the consolidated pro forma financial statements of Hi/fn and Stac provided to us by Stac;

          (iii) reviewed certain internal financial and operating information, including certain projections, relating to Stac and Hi/fn, provided to us by Stac;

          (iv) discussed the business, financial condition and prospects of Stac and Hi/fn with certain officers of Stac and certain members of management of the business to be operated by Hi/fn;

          (v) reviewed the terms of the Distribution;

          (vi) reviewed certain publicly available transactions we deemed comparable to the Distribution;

          (vii) reviewed certain public information of certain companies we deemed appropriate in analyzing Stac and Hi/fn;

          (viii) reviewed the historical market prices and trading activity for the common shares of Stac;

          (ix) reviewed the historical market prices and trading activity for equity securities of publicly-traded companies engaged in businesses that we believed to be generally relevant to an analysis of those of Stac and Hi/fn;

          (x) reviewed Stac's financial and strategic objectives as described to us by the management of Stac;

          (xi) reviewed the Information Statement; and

          (xii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     We have not assumed responsibility for independent verification of any information, whether publicly available or furnished to us, concerning Stac or Hi/fn, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have assumed and relied upon the accuracy and completeness of all such information and we have not conducted a physical inspection of any of the properties or assets, and have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Stac or Hi/fn. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Stac as to the matters covered thereby and in rendering our opinion we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In connection with our opinion, we have assumed that the Distribution will be consummated on the terms and subject to the conditions described in the Information Statement. In addition, we have, with your consent, assumed that the Distribution will be tax free to Stac and the holders of Stac Common Stock. We have also assumed that all necessary governmental and regulatory approvals and consents of third parties will be obtained on terms and conditions that will not have a material adverse effect on Stac or Hi/fn. Finally, we make no forecast and render no opinion as to the trading price of the securities of Stac or Hi/fn following announcement of the completion of the Distribution, or at any time thereafter.

     Warburg Dillon Read LLC ("WDR") will receive a fee for its financial advisory services rendered in connection with the currently contemplated Distribution, which fee is payable upon completion of the Distribution. In addition, Stac has agreed to reimburse WDR for its reasonable expenses incurred in connection with its engagement and to indemnify WDR and certain related persons for certain liabilities that may arise out of its engagement by Stac and the rendering of the WDR Opinion. It is understood that this letter is solely for the benefit and use of the Board of Directors of Stac in its consideration of the transaction, and may not be relied upon by any other person, used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, which shall not be unreasonably withheld.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Distribution is fair, from a financial point of view, to the holders of Stac Common Stock.

                                          Very truly yours,

                                          WARBURG DILLON READ LLC

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          HI/FN, INC.

Dated: August 7, 1998                     By:     /s/ WILLIAM R. WALKER
                                            ------------------------------------

                                          Name: William R. Walker
                                          Its:    Vice President, Acting Chief
                                                  Executive
                                              Officer, Acting President, Chief
                                                  Financial
                                              Officer and Corporate Secretary